Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.,

THIRD POINT REINSURANCE LTD.

and

YOGA MERGER SUB LIMITED

Dated as of August 6, 2020

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Exhibit A	Statutory Merger Agreement
Exhibit B	Form of Memorandum of Association of the Surviving Company
Exhibit C	Form of CVR Agreement
Exhibit D	Form of Parent Certificate of Designation
Exhibit E	Form of Parent Warrant Agreement
Exhibit F	Form of Upside Right
Exhibit G	Form of Investor Rights Agreement
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Waiver Agreement

Schedule 5.21	Parent Board
Schedule 6.01(b)	Governmental Approvals
Schedule 8.11(a)	Independent Shareholder Representatives
Schedule 8.11(b)	Original SRC Members

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 6, 2020, among Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (the “Company”), Third Point Reinsurance Ltd., a Bermuda exempted company limited by shares (“Parent”), and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS the Board of Directors of each of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have (i) unanimously by those voting approved (x) the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be a wholly owned Subsidiary of Parent, (y) this Agreement and (z) the Statutory Merger Agreement, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, are in the best interests of and fair to Parent or Merger Sub, as applicable, (iii) resolved to recommend the approval by the holders of the Parent Shares of the issuance of the Parent Shares pursuant to the terms and conditions of this Agreement and (iv) declared the advisability of this Agreement, the Statutory Merger Agreement and the Transactions;

WHEREAS the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, are in the best interests of and fair to the Company, (iii) approved the Merger, this Agreement and the Statutory Merger Agreement and (iv) resolved to recommend the approval of the Merger, the Statutory Merger Agreement and this Agreement to the holders of Company Shares;

WHEREAS Parent, as the sole shareholder of Merger Sub, shall approve this Agreement immediately following the execution of this Agreement;

WHEREAS concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent, the Company and one of the Company’s shareholders (the “Existing Shareholder”) are entering into an agreement (the “Company Voting Agreement”), pursuant to which the Existing Shareholder has agreed, subject to the terms and conditions set forth in the Company Voting Agreement, to vote or cause to be voted any Company Shares beneficially owned by it in favor of the Merger, approving this Agreement and the Statutory Merger Agreement and any other actions contemplated hereby and thereby in respect of which approval of holders of Company Shares is requested;

WHEREAS concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent, the Company and certain of Parent’s shareholders (the “Parent Shareholders”) are entering into an agreement (the “Parent Voting Agreement”), pursuant to which the Parent Shareholders have agreed, subject to the terms and conditions set forth in the Parent Voting Agreement, to vote or cause to be voted any Parent Shares beneficially owned by them in favor of the Merger, approving this Agreement and the Statutory Merger Agreement and any other actions contemplated hereby and thereby in respect of which approval of holders of Parent Shares in requested;

WHEREAS concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Exiting Shareholder to enter into this Agreement, Parent, the Company, the Existing Shareholder and the parent of the Existing Shareholder are entering into an agreement (the “Transaction Matters Agreement”), pursuant to which the Company and Parent have made certain commitments regarding, among other things, reimbursement of legal expenses;

WHEREAS concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and Third Point LLC are entering into an investment management agreement (the “Investment Management Agreement”) to be effective at the Closing; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

Article I

The Merger

Section 1.01. Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).

Section 1.02. Merger Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub shall (a) concurrently with the Closing, execute and deliver the Statutory Merger Agreement, (b) prior to or concurrently with the Closing, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be 10:00 a.m., Bermuda time (or such other time mutually agreed upon by the Company and Parent) on the Closing Date (such time, the “Effective Time”).

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Section 1.03. Effects of Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Statutory Merger Agreement and Section 109(2) of the Bermuda Companies Act.

Section 1.04. Memorandum of Association and Bye-Laws of the Surviving Company. The memorandum of association of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the memorandum of association of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The bye-laws of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to be in the form of the bye-laws of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company (in each case, subject to Section 5.09).

Section 1.05. Board of Directors and Officers of Surviving Company. The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the bye-laws of the Surviving Company. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the bye-laws of the Surviving Company.

Section 1.06. Closing. The closing (the “Closing”) of the Merger and the other Transactions shall take place at the offices of Conyers Dill & Pearman Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda at 10:00 a.m., Bermuda time, on a date to be specified by the Company and Parent, which date shall be as soon as reasonably practicable (but in any event no later than the third (3rd) Business Day) following the satisfaction or (to the extent permitted herein and by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Article II

Effect on the Share Capital of the Constituent Entities; Payment of Consideration

Section 2.01. Effect of Merger on the Share Capital of Merger Sub and the Company. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any common shares, par value $0.01 per share, of the Company (“Company Shares”) or Series B preference shares, par value $0.01 per share, of the Company (“Company Preference Shares”) or any shares, par value $1.00 per share, of Merger Sub (“Merger Sub Shares”):

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(a)  Share Capital of Merger Sub. Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Surviving Company (the “Surviving Company Shares”), and such converted shares shall constitute the only issued and outstanding shares of the Surviving Company. The Surviving Company Shares shall constitute the only class of authorized share capital of the Surviving Company.

(b)  Cancelation of Treasury Shares and Parent-Owned Shares; Treatment of Shares Held by Company Subsidiaries. All Company Shares that are owned by the Company as treasury shares and any Company Shares issued and outstanding immediately prior to the Effective Time and owned by the Company, Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time (in each case, other than those held on behalf of any third party) shall automatically be canceled and shall cease to exist and be outstanding, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Company Shares.

(i)  Subject to Sections 2.01(b), 2.06 and 2.07, each Company Share, including each Company Share subject to a Company Restricted Share Award, that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into, and shall thereafter represent the right to receive, the following consideration, in each case, without interest:

(A)  Each Company Share with respect to which an election to receive only cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.03 (each, a “Cash Electing Company Share”) shall be converted into the right to receive $9.50 in cash.

(B)  Each Company Share with respect to which an election to receive a combination of Parent Shares and CVR consideration (a “Share & CVR Election”) has been effectively made and not revoked or lost pursuant to Section 2.03 (each, a “Share & CVR Electing Company Share”) and each Non-Electing Company Share shall be converted into the right to receive the combination of (1) subject to adjustment in accordance with Section 2.07, 0.743 of a share of duly authorized, validly issued, fully paid and non-assessable Parent Shares (such fraction of a Parent Share, the “Share & CVR Election Exchange Ratio”) and (2) one (1) contractual contingent value right (each, a “CVR”), which shall represent the right to receive a contingent cash payment as set forth in, and subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement substantially in the form attached hereto as Exhibit C, but subject to the review and comment of the Rights Agent (the “CVR Agreement”), to be entered into by and between Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), if any, at the times provided for in the CVR Agreement.

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(C)  Each Company Share with respect to which an election to receive a combination of cash, Parent Shares, Merger Consideration Preference Shares, Merger Consideration Warrants and Upside Rights (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.03 shall be converted into the right to receive the combination of (1) $0.905 in cash, (2) a number of duly authorized, validly issued, fully paid and non-assessable Parent Shares, subject to adjustment in accordance with Section 2.07, equal to the Mixed Election Common Shares Exchange Ratio, (3) subject to adjustment in accordance with Section 2.07, a number of duly authorized, validly issued, fully paid and non-assessable Series A preference shares, par value $0.10 per share, of Parent (the “Merger Consideration Preference Shares”), having the terms and conditions set forth in the certificate of designation of Parent substantially in the form attached hereto as Exhibit D (the “Parent Certificate of Designation”) equal to the Mixed Election Preference Shares Exchange Ratio, (4) subject to adjustment in accordance with Section 2.07, 0.190 of a warrant (each, a “Merger Consideration Warrant”) in the form of and subject to and in accordance with the terms and conditions of the warrant agreement substantially in the form attached hereto as Exhibit E, but subject to the review and comment of the Paying Agent (the “Parent Warrant Agreement”) to be entered into by and between Parent and the Paying Agent and (5) $0.905 aggregate principal amount of a right issued by Parent (collectively, the “Upside Rights”) in the form of and subject to and in accordance with the terms and conditions of the form of Upside Right (the “Upside Right Instrument”) substantially in the form attached hereto as Exhibit F, but subject to the review and comment of the Rights Agent; provided that an Upside Right may be issued in an applicable aggregate principal amount to any holder of Company Shares making a Mixed Election.

(ii)  The consideration payable pursuant to this Section 2.01(c), together with cash in lieu of fractional Parent Shares and Merger Consideration Preference Shares, as the case may be, as contemplated by Section 2.2(e), is collectively referred to herein, as the “Merger Consideration.”

(iii)  Subject to Section 2.06, as of the Effective Time, all Company Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time evidenced any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book entry immediately prior to the Effective Time (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in respect of the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 2.02(b), and the right to receive dividends and other distributions in accordance with Section 2.02(f), in each case, without interest.

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Section 2.02. Exchange Fund.

(a)  Paying Agent. Not less than thirty (30) days prior to the anticipated Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) in connection with the payment and delivery of the aggregate Merger Consideration payable to holders of Company Shares in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent on or prior to the Closing Date in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent (i) a number of Parent Shares represented by book entry sufficient to pay the full number of Parent Shares issuable pursuant to Section 2.01 in exchange for outstanding Company Shares based on a good faith estimate thereof, (ii) a number of Merger Consideration Preference Shares represented by book entry sufficient to pay the full number of Merger Consideration Preference Shares issuable pursuant to Section 2.01 in exchange for outstanding Company Shares based on a good faith estimate thereof, (iii) a number of Merger Consideration Warrants represented by book entry sufficient to pay the full number of Merger Consideration Warrants issuable pursuant to Section 2.01 in exchange for outstanding Company Shares based on a good faith estimate thereof and (iv) an amount in cash sufficient to pay the aggregate cash portion of the Merger Consideration payable to holders of Company Shares, assuming that there will not be any fractional Parent Shares or Merger Consideration Preference Shares (such shares, warrants and cash described in the foregoing clauses (i) through (iv), and the shares, warrants and cash referred to in the following two sentences, being hereinafter referred to as the “Exchange Fund”). From time to time as necessary, Parent shall promptly deposit, or cause to be deposited with the Paying Agent, additional cash sufficient to pay the aggregate cash payable in lieu of fractional Parent Shares and Merger Consideration Preference Shares to holders of Company Shares pursuant to Section 2.02(e) and any dividends or other distributions payable to holders of Company Shares pursuant to Section 2.02(f) and Section 2.02(h). In the event that the Exchange Fund shall at any time be insufficient to make the payments contemplated by this Section 2.02, Parent shall promptly deposit, or cause to be deposited, additional cash, Parent Shares, Merger Consideration Preference Shares and Merger Consideration Warrants with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Company Shares that are entitled to receive the Merger Consideration. Pending its disbursement in accordance with this Section 2.02, any cash included in the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (A) short-term direct obligations of the United States of America, (B) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (C) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (D) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion; provided that no investment of such deposited funds shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent, to be held in trust by the Paying Agent for the benefit of the holders of Company Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this Article II. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Company Shares to receive the Merger Consideration as provided herein. The Exchange Fund shall not be used for any purpose other than the payment to holders of Company Shares of the Merger Consideration and of any dividends and other distributions payable pursuant to Section 2.02(f) and Section 2.02(h).

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(b)  Letter of Transmittal; Exchange of Company Shares. As soon as practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Company Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement (other than a holder of Dissenting Shares or any holder of a Certificate who properly made and did not revoke a Mixed Election, a Cash Election or a Share & CVR Election) a form of letter of transmittal (which shall (i) specify that delivery of a Certificate shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Paying Agent and (ii) be in such form and have such other customary provisions as the Surviving Company may specify, subject to the Company’s reasonable approval (to be obtained prior to the Effective Time)), together with instructions thereto, setting forth, among other things, the procedures by which holders of Certificates may effect the surrender of the Certificates in exchange for payment of the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to this Article II. Each holder of a Certificate who properly made and did not revoke a Mixed Election, a Cash Election or a Share & CVR Election pursuant to Section 2.01(c) shall be entitled to receive in exchange therefor the applicable Merger Consideration in accordance with Section 2.01(c) for each Company Share formerly represented by such Certificate, and cash in lieu of fractional Parent Shares or Merger Consideration Preference Shares, as the case may be, as set forth in Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(c)) representing Non-Electing Company Shares for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the number of whole Parent Shares (which shall be in non-certificated book-entry form) and CVRs which the aggregate number of Company Shares previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive and cash in lieu of fractional Parent Shares as set forth in Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to CVRs, Merger Consideration Preference Shares, Merger Consideration Warrants or Upside Rights) is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be accompanied by all documents evidencing transfer to such Person and (y) the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Company that any transfer, stamp or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder either has been paid or is not applicable. Notwithstanding anything herein to the contrary, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant hereto. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically, upon the delivery of a Form of Election (and, in the case of Book-Entry Shares held via a depository, upon receipt by the Paying Agent of any customary transmission or materials required by the Paying Agent), be entitled to receive the Merger Consideration. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. Until satisfaction of the applicable procedures contemplated by this Section 2.02 and subject to Section 2.06, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions pertaining to Company Shares formerly represented by such Certificate or Book-Entry Share as contemplated by Section 2.02(f). No interest shall be paid or shall accrue on the cash payable with respect to Company Shares pursuant to this Article II. For Federal, State and local income Tax purposes, Parent shall be treated as owning the Exchange Fund and all income and loss related thereto, and no party shall file any tax return inconsistent with such treatment, unless otherwise required by a determination (as defined in Section 1313 of the Code) and any other applicable State and local tax Law.

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(c)  Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent or the Surviving Company shall pay, or cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration and any dividends or other distributions to be paid in respect of Company Shares formerly represented by such Certificate as contemplated by this Article II.

(d)  Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been delivered to the Paying Agent and which has not been disbursed to former holders of Company Shares, and thereafter such former holders shall be entitled to look only to Parent and the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claims of the Merger Consideration and any dividends or other distributions pertaining to their former Company Shares that such former holders have the right to receive pursuant to the provisions of Section 2.02(f). Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e)  No Fractional Shares. Notwithstanding any provision of this Agreement to the contrary, no fraction of a Parent Share or Merger Consideration Preference Share may be issued in connection with the Merger and no dividends or other distributions with respect to Parent Shares or Merger Consideration Preference Shares shall be payable on or with respect to any such fractional share and no such fractional share will entitle the owner thereof to vote or to any rights of a shareholder of Parent or the Surviving Company. In lieu of the issuance of any such fractional Parent Share or Merger Consideration Preference Share, as the case may be, any holder of Company Shares or Company Awards who would otherwise have been entitled to a fraction of a Parent Share or Merger Consideration Preference Share shall be paid cash, without interest, in an amount equal to the product of (i) the fractional interest in a Parent Share or Merger Consideration Preference Share, as the case may be, to which such holder would otherwise be entitled under this Article II but for this Section 2.02(e) multiplied by (ii) the applicable Measurement Price.

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(f)  Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Parent Shares that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate or Book-Entry Share shall surrender such Certificate, or (in the case of a Book-Entry Share) deliver a Form of Election (and, in the case of Book-Entry Shares held via a depository, the Paying Agent shall have received any customary transmission or materials required by the Paying Agent), in accordance with this Article II. Subject to any applicable state, federal or other abandoned property, escheat or similar Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender or delivery, as the case may be, in addition to all other amounts to which such holder is entitled under this Article II, the amount of dividends or other distributions payable with respect to the number of Parent Shares that such holder is entitled to pursuant to this Article II (rounded down to the nearest whole Parent Share) with a record date after the Effective Time and paid with respect to Parent Shares prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or delivery, as the case may be, and a payment date subsequent to such surrender or delivery, as the case may be, payable with respect to such whole shares of Parent Shares that such holder is entitled to pursuant to this Article II.

(g)  No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any Parent Shares, Merger Consideration Preference Shares, Merger Consideration Warrants, CVRs (or, in each case, dividends or distributions with respect thereto) or cash from the Exchange Fund or provided by the Rights Agent, as applicable, to the extent delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(h)  Transfer Books; No Further Ownership Rights in Company Shares. The Merger Consideration paid and any payments, if any, made pursuant to Section 2.02(f) in respect of each Company Share in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to (i) Section 2.06 and (ii) the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

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(i)  Withholding Taxes. Parent, the Company, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement and any Redemption Price under Section 2.04 such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of other applicable Tax Law. Parent shall notify the Company at least five (5) Business Days prior to the Closing (or, if such time is unreasonable under the circumstances, as soon as practicable thereafter) of any Tax that Parent, Merger Sub or the Paying Agent intends to withhold. Parent, Merger Sub and the Company shall cooperate to reduce or eliminate any withholding tax, and shall each provide to the other party any forms it is eligible to provide to reduce or eliminate such withholding tax. To the extent amounts are so deducted or withheld by Parent, Merger Sub or the Paying Agent, Parent shall promptly remit (or cause to be remitted) such deduction or withholding to the appropriate Governmental Authority and shall promptly provide the Person in respect of which such deduction and withholding was made with the appropriate documentation for such payments. To the extent amounts of Tax are deducted or withheld and paid over to the appropriate Governmental Authority, the deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.03. Company Election Procedures.

(a)  Each Person who, on or prior to the Election Deadline, is a record holder of Company Shares (which shall include, for purposes of this Section 2.03 and as contemplated by Section 2.04(b), any holder of Private Warrants who shall exercise such Private Warrants for Company Shares), other than Dissenting Shares and Company Shares to be cancelled in accordance with Section 2.01(b), shall be entitled to specify the number of such holder’s Company Shares with respect to which such holder makes a Cash Election, a Share & CVR Election or a Mixed Election in accordance with the terms hereof.

(b)  Parent shall prepare and file as an exhibit to the registration statement on Form S-4 pursuant to which each of the Parent Shares, CVRs, Merger Consideration Preference Shares, Merger Consideration Warrants and Upside Rights issued as the Merger Share Consideration will be registered under the Securities Act (the “Registration Statement”) a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon proper delivery of the Form of Election and any Certificates to the Paying Agent. The Company shall mail the Form of Election with the proxy statement relating to the Company Shareholders Meeting (such proxy statement, together with the proxy statement relating to the Parent Shareholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) to all Persons who are record holders of Company Shares as of the record date for the Company Shareholders Meeting. The Form of Election shall be used by each record holder of Company Shares (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Share & CVR Election or a Mixed Election. In the event that a holder fails to make a Cash Election, a Share & CVR Election or a Mixed Election with respect to any Company Shares held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Share & CVR Election with respect to those Company Shares (each such Company Share, a “Non-Electing Company Share”). The Company shall use its reasonable best efforts to make the Form of Election available to all Persons who become record holders of Company Shares during the period between the record date for the Company Shareholder Meeting and the Election Deadline.

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(c)  Any such holder’s election shall have been properly made only if the Paying Agent shall have received at its designated office by 5:00 p.m., Bermuda time, on the date that is ten (10) Business Days preceding the Closing Date (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the Company Shares represented by Certificates to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act)) provided that such Certificates are in fact delivered to the Paying Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Book-Entry Shares, any documents required by the procedures set forth in the Form of Election. After a Cash Election, a Share & CVR Election or a Mixed Election is validly made with respect to any Company Shares, no further registration of transfers of such Company Shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Share & CVR Election or Mixed Election is properly revoked.

(d)  Parent and the Company shall publicly announce the anticipated Election Deadline at least three (3) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall, as promptly as reasonably practicable, announce any such delay and, when determined, the rescheduled Election Deadline.

(e)  Any Cash Election, Share & CVR Election or Mixed Election may be revoked with respect to all or a portion of the Company Shares subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Paying Agent prior to the Election Deadline. All Cash Elections, Share & CVR Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Mixed Election is revoked, the Company Shares as to which such election previously applied shall be treated as Share & CVR Electing Shares in accordance with Section 2.01(c)(i)(B) unless a contrary election is submitted by the holder prior to the Election Deadline. Certificates will not be returned to holders unless the holder so requests.

(f)  The determination of the Paying Agent (or the joint determination of Parent and the Company, in the event that the Paying Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections, Share & CVR Elections or Mixed Elections shall have been properly made or revoked pursuant to this Section 2.03 and as to when Cash Elections, Share & CVR Elections, Mixed Elections and revocations were received by the Paying Agent. The Paying Agent (or Parent and the Company jointly, in the event that the Paying Agent declines to make the following computation) shall also make all computations contemplated by Section 2.01(c), and absent manifest error, such computation shall be conclusive and binding. The Paying Agent may, with the written agreement of Parent (subject to the consent of the Company, not to be unreasonably withheld, conditioned or delayed), make any rules as are consistent with this Section 2.03 for the implementation of the Cash Elections, Share & CVR Elections and Mixed Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections, Share & CVR Elections and Mixed Elections.

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Section 2.04. Redemption of Company Preference Shares; Treatment of Warrants.

(a)  At the Closing, Parent shall pay or cause to be paid to each of the holders of Company Preference Shares, by wire transfer of same-day funds, the Redemption Price (as such term is defined in the Company Certificate of Designation) to which such holder is entitled in accordance with the Company Certificate of Designation. The Company shall use its reasonable best efforts to provide for the redemption of the Company Preference Shares at the Closing, including delivering a Redemption Notice (as such term is defined in the Company Certificate of Designation) at least twenty (20) calendar days prior to the anticipated Closing Date in accordance with the Company Certificate of Designation.

(b)  At the Closing, subject to the terms and conditions set forth in the Private Warrants or the Public Warrants, as applicable, (collectively, the “Company Warrants”), automatically and without any action on the part of the holder thereof, the Company Warrants shall be converted into the right to purchase and receive upon exercise thereof, upon the basis and upon the terms and conditions specified in such Company Warrant and in lieu of the Company Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, (i) in the case of a Public Warrant, the Merger Consideration that the holder of such Public Warrant is entitled to receive pursuant to the terms of such Public Warrant, if any, or (ii) in the case of a Private Warrant, the Merger Consideration that the holder of such Private Warrant would have received if such holder had exercised such Private Warrant immediately prior to the Closing, and each holder of Private Warrants shall be entitled to deliver a Form of Election in respect of the Merger Consideration such holder is entitled to receive, if any, in accordance with Section 2.03 as if such holder was a holder of a corresponding number of Company Shares. Prior to the Effective Time, Parent shall assume, by written instrument, all of the Company’s obligations under the terms of the Private Warrants in respect of the rights of the holders thereof to receive the Merger Consideration as set forth in the foregoing clause (ii) of this Section 2.04(b).

Section 2.05. Company Equity Awards.

(a)  Company Options. Each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire Company Shares and shall be converted at the Effective Time, without any action on the part of any holder of any Company Option, into a right and option to acquire Parent Shares (each, an “Assumed Option”), on the same terms and conditions as were applicable under such Company Option (including applicable vesting, exercise and expiration provisions and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger). The number of Parent Shares subject to each such Company Option shall be equal to the number of Company Shares subject to each such Company Option multiplied by the Equity Award Exchange Ratio (subject to adjustment in accordance with Section 2.07), rounded down to the nearest whole number of Parent Shares, and such Parent Option shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in such Company Option divided by the Equity Award Exchange Ratio (subject to adjustment in accordance with Section 2.07); provided that the Equity Award Exchange Ratio, exercise price, number of Parent Shares subject to such Assumed Option, and terms and conditions of exercise of each such option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

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(b)  Company RSU Awards. At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and shall be converted into a restricted stock unit award (each, an “Assumed RSU Award”) relating to (and that is settled by the delivery of) a number of Parent Shares equal to the number of Company Shares underlying the Company RSU Award multiplied by the Equity Award Exchange Ratio (subject to adjustment in accordance with Section 2.07), rounded down to the nearest whole number of shares. Each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger).

(c)  Reservation of Shares. To the extent necessary to give effect to this Section 2.05, not later than the Effective Time, Parent shall reserve for future issuance under the 2013 Omnibus Incentive Plan a number of Parent Shares at least equal to the number of Parent Shares that will be subject to the Assumed Options, the Assumed RSU Awards and the CVR Restricted Shares as a result of the actions contemplated by this Section 2.05 and the Waiver Agreements entered into as of immediately prior to the Effective Time. Not later than the Effective Time, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Shares subject to such Assumed Options, Assumed RSU Awards and CVR Restricted Shares and shall distribute a prospectus relating to such Form S-8, and Parent shall maintain the effectiveness of such registration statement or registration statements for so long as such Assumed Options, Assumed RSU Awards and CVR Restricted Shares remain outstanding.

(d)  Actions of Company and Parent. Prior to the Effective Time, the Company Board (or applicable committee thereof) shall and the Parent Board (or applicable committee thereof) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.05. Without limiting the generality of the immediately preceding sentence, not later than thirty (30) days following the date hereof, (i) the Company Board (or applicable committee thereof) shall adopt such resolutions as are necessary to give effect to the treatment of Company Performance Share Awards and Company LTIP Awards set forth on Section 2.05(d)(i) of the Company Disclosure Letter, (ii) the Company shall use its reasonable best efforts to cause the employees of the Company and its Subsidiaries who hold Company Performance Share Awards or Company LTIP Awards to execute an agreement, in the form prescribed by the Company, to give effect to such treatment and (iii) the Company shall request that, and shall use commercially reasonable efforts to cause, the employees of the Company and its Subsidiaries set forth on Section 2.05(d)(ii) of the Company Disclosure Letter to execute the Waiver Agreement substantially in the form attached hereto as Exhibit I.

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Section 2.06. Shares of Dissenting Holders.

(a)  At the Effective Time, all Dissenting Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, be entitled to receive such difference from the Surviving Company by payment in cash made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b)  In the event that a holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder’s Dissenting Shares shall be deemed to be Cash Electing Company Shares that have been converted as of the Effective Time into, and be deemed to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.01(c)(i)(A), without interest and subject to any required withholding of Taxes.

(c)  The Company shall give Parent (i) written notice of (A) any demands for appraisal or payment of the fair value of any Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communications received by the Company in connection with the foregoing, in each case, pursuant to the provisions of the Bermuda Companies Act concerning the rights of holders of Company Shares to require appraisal of such Company Shares in accordance with this Section 2.06 and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act, and the Company shall consider in good faith any requests made by Parent in connection therewith. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications or take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

Section 2.07. Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration, the Share & CVR Exchange Ratio, the Mixed Election Exchange Ratio, the Equity Award Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

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Article III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the corresponding section of the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) or (B) disclosed or reserved for in any Company SEC Documents filed prior to the third Business Day prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings and any other disclosures in any such filings that are cautionary, predictive or forward-looking in nature (it being agreed and understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Sections 3.01, 3.02, 3.03, 3.14 and 3.21)):

Section 3.01. Organization; Standing.

(a)  Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (ii) has full corporate or similar power and authority to own, lease and operate its properties, rights and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case of clause (iii), where such failure would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b)  A true and correct copy of each of the Company Organizational Documents is included in the Company SEC Documents. The Company is not in violation of any provisions of the Company Organizational Documents. The Company has made available to Parent true and correct copies of the organizational documents of each Subsidiary of the Company that conducts the business of insurance or reinsurance or is licensed as a Lloyd’s corporate member or Lloyd’s managing agent (each, a “Company Insurance Subsidiary”), in each case, as amended and in effect as of the date of this Agreement.

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Section 3.02. Capitalization.

(a)  The authorized share capital of the Company consists of 500,000,000 Company Shares and 100,000,000 preference shares, par value $0.01 per share, of the Company. At the close of business on August 3, 2020 (the “Company Capitalization Date”), (i) 115,299,341 Company Shares were issued and outstanding, (ii) 11,901,670 Company Preference Shares were issued and outstanding, (iii) 6,088,535 Public Warrants were issued and outstanding, (iv) 5,418,434 Private Warrants were issued and outstanding, and (v) zero Company Shares were held by the Company as treasury shares. Since the Company Capitalization Date through the date of this Agreement, other than in connection with the vesting or settlement of Company Awards, neither the Company nor any of its Subsidiaries has issued any Company Shares or any securities that are convertible into or exchangeable or exercisable for Company Shares. All of the issued and outstanding Company Shares and Company Preference Shares and the Public Warrants and the Private Warrants have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable securities Laws.

(b)  As of the close of business on the Company Capitalization Date, the Company had no Company Shares or Company Preference Shares reserved for issuance, except for 13,940,688 Company Shares reserved for issuance pursuant to the Company Share Plans (including 4,416,553 Company Shares subject to outstanding Company Awards at target), 6,088,535 Company Shares reserved for issuance pursuant to the Public Warrants, 5,418,434 Company Shares reserved for issuance pursuant to the Private Warrants and 15,000,000 Company Shares reserved for issuance pursuant to the terms of the Company Preference Shares.

(c)  Section 3.02(c) of the Company Disclosure Letter contains a true and correct list as of the Company Capitalization Date of outstanding Company Awards, including for each such award (as applicable) the holder (the specific identity of whom may be redacted to the extent required by applicable Law), type of award, the number of Company Shares subject to each award (for the avoidance of doubt, for performance-based awards, the target number of Company Shares is the number at target level of performance), the applicable Company Share Plan under which such awards were granted, grant date, vesting schedule, expiration date, exercise price and performance period. There are no outstanding compensatory share options, restricted shares, restricted share units or other equity-related securities or awards other than the Company Awards. No Company Option is an “incentive stock option” within the meaning of Section 421 of the Code.

(d)  Except as set forth in Section 3.02(d) of the Company Disclosure Letter: as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares, Company Preference Shares or Company Rights or to pay any dividend or make any other distribution in respect thereof, and, as of the date of this Agreement, no such obligations have been asserted by any holders of Company Shares, Company Preference Shares or Company Rights. All dividends required to be paid in respect of the Company Preference Shares have been timely paid and there are no accrued and unpaid dividends with respect to the Company Preference Shares. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of shares of the Company. There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company. Except as set forth above in Section 3.02(d) of the Company Disclosure Letter, other than the outstanding Company Awards and the outstanding Company Warrants, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Subsidiary of the Company, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

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(e)  A true and correct list of all the Subsidiaries of the Company including any branch offices of such Subsidiaries, as of the date of this Agreement, is set forth in Section 3.02(e) of the Company Disclosure Letter. Except as set forth in Section 3.02(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into a written contract that provides for the right to acquire at any time by any means, directly or indirectly, an equity interest in any other Person. The Company or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Liens, except for Permitted Liens. There are no outstanding Company Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Company Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

Section 3.03. Authority; Noncontravention; Voting Requirements.

(a)  The Company has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and, subject to obtaining the Company Shareholder Approval and any required Governmental Approvals, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement, and the consummation by the Company of the Transactions, have been duly authorized and approved by the Company Board, and, except for obtaining the Company Shareholder Approval, executing and delivering the Statutory Merger Agreement, filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining any required Governmental Approvals as set forth in Section 3.04 or Sections 3.04(e) or 3.04(g) of the Company Disclosure Letter, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

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(b)  The Company Board has (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company, (iii) approved this Agreement, the Statutory Merger Agreement and the Transactions and (iv) resolved, subject to Section 5.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the holders of Company Shares (such recommendation, the “Company Board Recommendation”), and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of (A) the Company Organizational Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries in any material respect or (ii) assuming (A) compliance with the matters set forth in Section 4.03(c) (other than Section 4.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(c)), (B) that the actions described in Section 3.03(a) have been completed, (C) that the Consents referred to in Section 3.04 and the Company Shareholder Approval are obtained and (D) that the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to the Company or any of its Subsidiaries in any material respect, (y) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (z) result in the creation of any Lien other than a Permitted Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (ii)(y) and (ii)(z), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(d)  The affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the Company Shares and the Company Preference Shares, voting together as a single class, that are present (in person or by proxy) at the Company Shareholders Meeting at which at least two Persons holding or representing by proxy more than fifty percent (50%) of the voting power represented by the Company Shares that are entitled to vote thereat (the “Company Shareholder Approval”), in each case, in favor of the approval of this Agreement, the Merger and the Statutory Merger Agreement, are the only votes or approvals of the holders of any class or series of share capital of the Company or any of its Subsidiaries that are necessary to approve this Agreement, the Statutory Merger Agreement and the Merger. The Company Preference Shares entitled the holders thereof to an aggregate of 11,901,670 votes, representing 9.36% of the aggregate vote required to obtain the Company Shareholder Approval.

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Section 3.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement and such filings under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Merger and the Transactions, (b) compliance with the rules and regulations of NASDAQ, (c) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and the other Consents, filings, declarations or registrations required to be made or obtained under the Antitrust Laws set forth in Section 3.04(e) of the Company Disclosure Letter, (f) compliance with any applicable state securities or blue sky laws, (g) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 3.04(g) of the Company Disclosure Letter (the “Company Insurance Approvals”), (h) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.04(k) and the completeness of Section 4.04 of the Parent Disclosure Letter), no Consent of, or filing, declaration or registration with, any Governmental Authority by the Company is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or would not reasonably be likely to prevent, impede, interfere with, hinder or delay in any material respect the ability of the Company to consummate the Transactions.

Section 3.05. Company SEC Documents; Undisclosed Liabilities; Controls.

(a)  Since January 1, 2019, the Company has filed with or furnished to (as applicable) the SEC all reports, schedules, forms, statements, registration statements, prospectuses, proxy statements or other documents required to be filed or furnished by the Company with the SEC on a timely basis pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act (collectively with any reports, schedules, forms, certifications, statements, registration statements, prospectuses, proxy statements and other documents (including the exhibits and other information incorporated therein) filed or furnished by the Company with the SEC after the date of this Agreement, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Company SEC Documents), or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and NASDAQ, as the case may be, applicable to such Company SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from the SEC staff with respect to any Company SEC Document. Since January 1, 2019, the Company has been in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) that are applicable to the Company.

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(b)  The Joint Proxy Statement and the Registration Statement will not, on the date of filing with the SEC, on the date of any amendment or supplement thereto, and, with respect to the Joint Proxy Statement, at the time the Joint Proxy Statement is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law, including the provisions of the Securities Act, the Exchange Act and any other applicable Law governing the preparation, distribution or dissemination of such documents. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement based on information supplied by Parent or Merger Sub or any of their Representatives specifically for inclusion (or incorporation by reference) therein.

(c)  Each of the consolidated financial statements of the Company and its consolidated Subsidiaries (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) (i) complied as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC, (ii) were prepared in accordance with GAAP (as in effect on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (iii) fairly present, in all material respects, the financial position of the Company and the Company’s consolidated Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein, in each case, except as may be indicated in the notes thereto, and, in the case of interim financial statements, for normal year-end adjustments that were or will be made in the ordinary course of business and none of which were material to the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)  Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2019, included in the Company SEC Documents, (ii) incurred after December 31, 2019, in the ordinary course of business, (iii) as contemplated or permitted to be incurred by this Agreement or otherwise incurred in connection with the Transactions or otherwise disclosed in Section 3.05(d) of the Company Disclosure Letter or (iv) as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

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(e)  The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (each as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act and designed as necessary to permit the preparation of financial statements in conformity with GAAP. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Company’s financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, has not identified any significant deficiencies and material weaknesses or any fraud with respect to its financial reporting.

(f)  The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(g)  As of the date of this Agreement, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents or in Section 3.05(g) of the Company Disclosure Letter, within the last twelve (12) months no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 3.06. Absence of Certain Changes. From January 1, 2020 through the date of this Agreement, (a) except in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to alternative transactions to the Transactions, and other than in connection with the Transactions, or as set forth in Section 3.06 of the Company Disclosure Letter, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) there has been no event or condition that has had, or would reasonably likely to have, a Company Material Adverse Effect.

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Section 3.07. Legal Proceedings.

(a)  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, or as set forth in Section 3.07(a) of the Company Disclosure Letter, there is no (i) pending or, to the Knowledge of the Company, threatened in writing, Action against the Company or any of its Subsidiaries (other than Actions under or in connection with any Company Insurance Policies) or (ii) outstanding Order imposed upon the Company or any of its Subsidiaries.

(b)  Prior to the date of this Agreement, the Company has made available to Parent all information in its possession that would reasonably be expected to be considered material to an evaluation by Parent of any claims brought or threatened by the holders of the Company Preference Shares (the “Series B Preferred Shareholders”) relating to Section 6(a)(ii) of the Company Certificate of Designation (the “Series B Claims”), including all written correspondence in its possession relating to the Series B Claims since November 5, 2018 received by, or delivered by, the Company and its Representatives from or to the Series B Preferred Shareholders and their Representatives, and none of the statements made by the Company in such information contains an untrue statement of material fact or omits to state a material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)  This Section 3.07 does not relate to Intellectual Property matters, which are the subject of Section 3.13.

Section 3.08. Compliance with Laws; Permits.

(a)  The Company, each of its Subsidiaries and any branch offices of such Subsidiaries are, and since January 1, 2019 have been, in compliance with all federal, national, provincial, state, local or multinational laws, statutes, codes, rules and regulations (collectively, “Laws”) and Orders, in each case, applicable to the Company, any of its Subsidiaries or any branch offices thereof, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company, any of its Subsidiaries or any branch offices thereof is pending or, to the Knowledge of the Company, threatened in writing, the outcome of which is reasonably likely to have a Company Material Adverse Effect.

(b)  The Company, each of its Subsidiaries and any branch offices of such Subsidiaries hold, and since January 1, 2019 have held, all Permits, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened in writing, that seek the revocation, cancellation or adverse modification of any Permit, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

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(c)  None of the Company and its Subsidiaries nor, to the Knowledge of the Company, any director, officer or employee or anyone in a position to exercise a senior management function or other key function of the Company or any of its Subsidiaries is, or has been, (i) ineligible or unfit to act in such role or (ii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the authorization of any UK-regulated Subsidiary of the Company, by the PRA or FCA, for the conduct of regulated activities except, in the case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(d)  This Section 3.08 does not relate to the Company SEC Documents, financial statements or compliance with the Sarbanes-Oxley Act, which are the subject of Section 3.05, Tax matters, which are the subject of Section 3.09, employee benefits and labor matters, which are the subject of Sections 3.10 and 3.11, or insurance or reinsurance matters, which are the subject of Sections 3.16 through 3.19.

Section 3.09. Tax Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect:

(a)  The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by the Company and each of its Subsidiaries that are due have been timely paid or have been reserved against in accordance with GAAP.

(b)  All Taxes which the Company or any of its Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority. The Company and its Subsidiaries have reported such withheld amounts to the appropriate taxing or Governmental Authority and to any such payee, as required by Law.

(c)  The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries have recorded items on their respective books, and since the end of the last period for which the Company and its Subsidiaries have recorded items on their respective books, neither the Company nor any of its Subsidiaries has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business.

(d)  Neither the Company nor any of its Subsidiaries is, or during the past 12-month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code).

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(e)  Neither the Company nor any of its Subsidiaries is, or during the past 12-month period has been, a controlled foreign corporation (within the meaning of Section 957 of the Code), except, in each case, for a controlled foreign corporation solely as a result of the application of Section 318(a)(3)(C) of the Code.

(f)  Neither the Company nor any of its Subsidiaries is (immediately before the Merger based on a closing of the book approach), or has been, a passive foreign investment company (within the meaning of Section 1297 of the Code).

(g)  Neither the Company nor any of its Subsidiaries is (i) a domestic corporation as a result of the application of Section 7874(b) of the Code, or (ii) a surrogate foreign corporation (within the meaning of Section 7874(a) of the Code).

(h)  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Tax authority of any pending or threatened audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries. No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn, or that have been adequately reserved for in accordance with GAAP.

(i)  There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(j)  Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(k)  Neither the Company nor any of its Subsidiaries is subject to a particular Tax or is required to file in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns (or files a tax return showing no tax) or has been notified by any Governmental Authority that it is or may be subject to Tax by that jurisdiction.

(l)  Neither the Company nor any of its Subsidiaries (i) has any income that is effectively connected with a United States trade or business (within the meaning of Section 864(c) of the Code) or (ii) is engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code.

(m)  Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (ii) since May, 2016, applied for a ruling from a taxing authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending or (iii) entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority, in each case that is binding on the Company or its Subsidiaries (as applicable) for any post-Closing Tax period.

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(n)  Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course contracts or leases or contracts solely among or between any of the Company and its Subsidiaries) or has any liability for Taxes of another Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than any contract that does not relate principally to Taxes) that will require any payment by the Company or any of its Subsidiaries after the Closing Date.

(o)  Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(p)  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has a permanent establishment in a jurisdiction outside of the jurisdiction in which the Company or its Subsidiaries, respectively, are organized.

(q)  The Company and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with applicable transfer pricing requirements (including, with respect to the United States, the principles of Sections 482 and 845 of the Code) (or any similar provision of applicable Law). The Company and each of its Subsidiaries has complied in all respects with applicable rules relating to transfer pricing (including the filing of all required transfer pricing reports) and has maintained in all respects all necessary documentation in connection with any intercompany reinsurance transactions in accordance with applicable Law.

(r)  Neither the Company nor any of its Subsidiaries organized outside of the United States has made an election under Section 953(d) of the Code to be treated as a domestic corporation.

(s)  All excise Tax Returns and excise Taxes under Section 4371 of the Code with respect to any reinsurance or retrocession agreement to which the Company or any of its Subsidiaries is a party have been duly and timely filed and paid.

(t)  The representations and warranties made in this Section 3.09 and Section 3.10 are the only representations and warranties under Article III made by the Company with respect to matters relating to Taxes and, notwithstanding anything else to the contrary in this Agreement, no representation or warranty is provided with respect to any current or deferred Tax asset of the Company or any of its Subsidiaries (including any reserves or offsetting assets with respect thereto).

Section 3.10. Employee Benefits.

(a)  Section 3.10(a) of the Company Disclosure Letter contains a true and correct list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and correct copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description for each material Company Plan for which such summary plan description is required by applicable Law, (iii) each applicable trust agreement, insurance or group annuity contract or other funding vehicle, including any amendments thereto, (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto or any similar reports filed with any comparable Governmental Authority in any non-U.S. jurisdiction having jurisdiction over any Company Plan (if any) and (v) any material correspondence with any Governmental Authority regarding any Company Plan sent or received in the preceding twelve (12) months. Neither the Company nor any of its Subsidiaries has announced any intention or commitment to amend or modify or enter into any material Company Plan or to take any action with respect to a Company Plan that in any such case would reasonably be likely to result in a material increase to the costs of providing compensation or employee benefits to employees, directors, officers or other service providers.

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(b)  Each Company Plan is in compliance with its terms and applicable Laws and has been administered in accordance with its terms and applicable Laws, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company or any of its Subsidiaries. Each Company Pension Plan that, as of the date of this Agreement, is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be likely to cause the loss of any such qualification status of any such Company Pension Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company or any of its Subsidiaries. Except as would not reasonably be likely to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims, actions, suits, investigations, audits or examinations with respect to any Company Plan or its assets (other than routine claims for benefits).

(c)  The Company does not maintain or contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA).

(d)  Except as required under applicable Laws, or during any applicable severance period of not more than three (3) years, no Company Plan provides or has promised to provide health, medical, dental or life insurance benefits following retirement or other termination of employment the cost of which would be material to the Company or any of its Subsidiaries.

(e)  Except as would not reasonably be likely to have a Company Material Adverse Effect, each Company Plan subject to the laws of any jurisdiction outside of the U.S. (each, a “Non-U.S. Company Plan”) (i) complies in all material respects with applicable Laws, (ii) is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Company Plan is intended or required to be funded and/or book reserved, (iii) has been registered to the extent required, and has been maintained in good standing with each applicable Governmental Authority and (iv) if intended to qualify for special Tax treatment, meets all requirements for such treatment.

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(f)  Except as otherwise contemplated under this Agreement or as set forth in Section 3.10(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries to severance pay or any other payment or benefit under any Company Plan, (ii) accelerate the time of payment or vesting of compensation or benefits, or increase the amount of compensation due to any director, officer, employee or individual service provider of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defied in section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up, indemnification or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

Section 3.11. Labor Matters.

(a)  Except as has not had and would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or similar organization, (iii) there is no pending or, to the Knowledge of the Company, threatened labor strike, lockout, slowdown, work stoppage, picketing or other labor dispute by or with respect to the employees of the Company or any of its Subsidiaries and (iv) no material unfair labor practice charges, grievances, arbitrations, administrative charges or complaints are pending or, to the Knowledge of the Company, threatened against it or any of its Subsidiaries.

(b)  Except as has not had and would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable Laws (and, to the extent applicable, the terms of all applicable internal policies, procedures and contracts between the Company or any of its Subsidiaries and the effected Person(s)) relating to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, wages and hours, employee and worker classification, disability rights or benefits, immigration and Form I-9 compliance, withholding of taxes, employment discrimination, whistleblower and retaliation, equal opportunity, labor relations, employee leave, termination pay, layoffs, furloughs, reductions in hours, compensation and/or benefits, unemployment insurance and related matters (collectively, “Employee Matters”). Except as set forth on Section 3.11 of the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened action or proceeding involving any Employee Matters (including actions or proceedings involving allegations of sexual harassment or misconduct) that would reasonably be likely to have a Company Material Adverse Effect.

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Section 3.12. Investments.

(a)  The Company has made available to Parent a true and correct list of all investment assets that are beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Company or a Subsidiary of the Company and carried on the books and records of the Company and its Subsidiaries (“Company Investment Assets”) as of and for the twelve-month period ended December 31, 2019. The Company, or its applicable Subsidiary, has, as of the date of this Agreement, and will have (except for such Company Investment Assets that are sold or otherwise transferred not in violation of this Agreement), as of the Closing Date, valid title to all Company Investment Assets, free and clear of any Liens other than Permitted Liens.

(b)  The Company has made available to Parent a true and correct copy of the Company Investment Guidelines and, to the Knowledge of the Company, the Company Investment Assets comply, and the acquisition thereof complied, in all respects with any and all investment restrictions under applicable Law and the Company Investment Guidelines, except where such non-compliance would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  To the Knowledge of the Company, as of the date of this Agreement, none of the Company Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, “gates,” “side-pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  Each material agreement providing for investment management services to the Company or any of its Subsidiaries was entered into, and the performance of each investment manager is evaluated, in a commercially reasonable, arm’s length manner and complies with the Investment Advisers Act of 1940 in all material respects.

Section 3.13. Intellectual Property; IT Systems; Data Security; Privacy Laws.

(a)  Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, registered copyrights, issued patents, registered domain names and pending applications for any of the foregoing that are material Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or a Subsidiary exclusively owns all Company Intellectual Property and the Company and its Subsidiaries own, or are licensed to use, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (in each case, free and clear of all Liens other than Permitted Liens).

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(b)  No claims are pending or, to the Knowledge of the Company, threatened in writing (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.

(c)  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) no Person is misappropriating, violating, diluting or infringing the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate, dilute or infringe the Intellectual Property rights of any other Person.

(d)  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no software included in the Company Intellectual Property contains or is derived from any software code that is subject to the provisions of any open source software license that (i) requires, or conditions the use or distribution of any such software in the manner currently used or distributed by the Company or any of its Subsidiaries on the disclosure, licensing or distribution of any source code for any portion of such software or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company and its Subsidiaries to use or distribute any such software in the manner currently used or distributed by the Company or any of its Subsidiaries.

(e)  Since January 1, 2019, there has been no failure or malfunction of any Company IT Systems that caused any material disruption to the business of the Company or any of its Subsidiaries and, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company IT Systems that are owned, leased or under the control of the Company or any of its Subsidiaries do not, to the Knowledge of the Company, contain any Malware that would reasonably be expected to disrupt in any material respect the ability of the Company or any of its Subsidiaries to conduct their businesses or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or other non-public information.

(f)  Except as would not reasonably be likely to have a Company Material Adverse Effect, the Company and all of its Subsidiaries have (i) implemented and materially complied with written information security (including cybersecurity), business continuity and backup and infrastructure disaster recovery plans and procedures that are materially consistent with applicable Privacy Laws and (ii) have tested such plans and procedures on a periodic basis, and such plans and procedures have proven reasonably effective upon such testing in all material respects or the Company and its Subsidiaries have remediated or have developed plans to remediate any material issues identified. Since January 1, 2019, to the Knowledge of the Company, there has been no material unauthorized disclosure, use of or access to (1) any Personal Information or other non-public information held by or on behalf of any of the Company or any of its Subsidiaries (other than as would not need to be notified to a data protection authority under applicable Privacy Laws) or (2) the Company IT Systems.

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(g)  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since January 1, 2019, the Company and all of its Subsidiaries have implemented and complied with internal privacy policies and procedures that are consistent with applicable Privacy Laws. To the Knowledge of the Company, since January 1, 2019, neither the Company nor any of its Subsidiaries has received a written complaint from any Person in relation to the Processing of Personal Information or a written communication from any Governmental Authority that the Company or any of its Subsidiaries is acting or has acted in material breach of or is otherwise being investigated or is the subject of enforcement action in respect of a breach of any Privacy Laws.

Section 3.14. Anti-Takeover Provisions. Assuming the accuracy of the representations contained in Section 4.24, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Merger.

Section 3.15. Contracts.

(a)  All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act since January 1, 2019 of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed with the SEC. All such filed Contracts shall be deemed to have been made available to Parent and to Merger Sub.

(b)  Except for this Agreement and Contracts described in Section 3.15(a), Section 3.15(b) of the Company Disclosure Letter sets forth a list of all the Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement (other than any Company Plans, Company Reinsurance Contracts, Company Insurance Policies, and any contracts, agreements, instruments or commitments that relate to the acquisition, disposition or custody of any Company Investment Assets) (the Contracts required to be listed in Section 3.15(b) of the Company Disclosure Letter, together with the Contracts described in Section 3.15(a), collectively, “Company Material Contracts”) that:

(i)  are with an affiliate that would be required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act;

(ii)  relate to the formation or management of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)  provide for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $2,000,000, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit;

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(iv)  have been entered into since January 1, 2019, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $2,000,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the investment policies and guidelines of the Company (the “Company Investment Guidelines”), or of supplies, products, properties or other assets in the ordinary course of business);

(v)  impose material exclusivity (other than non-competition covenants) or non-solicitation obligations on the Company or any of its Subsidiaries (including Parent or any of its Subsidiaries following the Effective Time), except for confidentiality or commercial agreements entered into in the ordinary course of business;

(vi)  contain provisions that prohibit the Company or any of its Subsidiaries from competing in any material line of business or grant a right of exclusivity to any Person which prevents the Company or any Subsidiary of the Company from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(vii)  involve or would reasonably be likely to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $2,000,000 in any twelve (12)-month period, other than (x) Contracts that can be terminated by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty or (y) commercial agreements entered into in the ordinary course of business;

(viii)  include an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $5,000,000;

(ix)  are investment advisory or investment management agreements or arrangements to which the Company or any of its Subsidiaries is a party pursuant to which assets valued at $35,000,000 or greater are managed;

(x)  are suretyship contracts, performance bonds, working capital maintenance agreements or other forms of guaranty agreements pursuant to which $1,000,000 or more is guaranteed, other than insurance or reinsurance contracts, letters of credit, surety bonds or other forms of security entered into in the ordinary course of business;

(xi)  prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibit the pledging of the capital stock of the Company or any of its Subsidiaries or prohibit the issuance of any guarantee by the Company or any of its Subsidiaries; or

(xii)  related to (A) development, assignment or licensing of Intellectual Property or (B) information technology services (including support, maintenance and hosting agreements), in each case involving or reasonably likely to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $1,000,000 in any twelve (12)-month period.

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(c)  Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect (subject to the Bankruptcy and Equity Exception), except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There is no breach or default under any Company Material Contract by the Company or any of its Subsidiaries and to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as would not reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew, or renegotiate the terms of any such Company Material Contract (except in accordance with the terms thereof).

Section 3.16. Insurance Business.

(a)  Section 3.16(a) of the Company Disclosure Letter contains a true and complete list of the Company Insurance Subsidiaries and any branch offices thereof, together with the jurisdiction of domicile thereof. None of the Company Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. Each of the Company Insurance Subsidiaries is duly licensed or authorized as an insurance company or, where applicable, reinsurance company, Lloyd’s corporate member or Lloyd’s managing agent in its jurisdiction of incorporation or organization. Each of the Company Insurance Subsidiaries and each branch offices thereof is duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance or participate in Lloyd’s, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

(b)  Except as required by Insurance Laws of general applicability and the insurance or reinsurance licenses maintained by the Company Insurance Subsidiaries, or as set forth in Section 3.16(b) of the Company Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Authority, nor has the Company nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Authority, in each case specifically with respect to it or any of its Subsidiaries, which (i) limit the ability of the Company or any of the Company Insurance Subsidiaries to issue Company Insurance Policies or enter into reinsurance agreements, (ii) require any divestiture of any investment of any Subsidiary, (iii) in any manner relate to the ability of any of the Company’s Subsidiaries to pay dividends, or (iv) otherwise restrict the conduct of business of the Company or any of its Subsidiaries, except, in each of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

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(c)  All insurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto that are issued by a Company Insurance Subsidiary (the “Company Insurance Policies”) and in effect as of the date of this Agreement are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(d)  The Company Insurance Subsidiaries, and, to the Knowledge of the Company, their respective agents and administrators that wrote, sold, produced, managed or marketed the Company Insurance Policies for any of the Company Insurance Subsidiaries, have issued, sold, produced, managed and marketed such Company Insurance Policies in compliance with applicable Law in the respective jurisdictions in which such products have been sold, except such non-compliance as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, each agent or administrator (i) was duly licensed as required by Law in the particular jurisdiction in which such agent or administrator wrote, sold, produced, managed or marketed the Company Insurance Policies (for the type of business wrote, sold, produced, managed or marketed on behalf of the Company Insurance Subsidiary) except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations and which have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) if required by applicable Law, was duly appointed by the applicable Company Insurance Subsidiary, except such omissions as have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since January 1, 2019, each Subsidiary of the Company that participates in Lloyd’s: (i) has not participated in any Lloyd’s syndicate other than Syndicate 1945, (ii) has not agreed to sell, transfer or “drop” any of its rights to participate in a Lloyd’s syndicate or offered to acquire rights to participate in a Lloyd’s syndicate, and (iii) has complied with the franchise standards (including principles and minimum standards, guidance and advice) issued by Lloyd’s. Additionally, no Person is, or has the right to participate as, a member of Syndicate 1945 other than Sirius International Corporate Member Limited.

(f)  Since January 1, 2019: (i) all funds held on behalf of Lloyd’s Syndicate 1945 have been held in accordance with the terms of the relevant premiums trust deed or other deposit arrangement as required by the bye-laws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement or undertaking executed, made or given for compliance with Lloyd’s requirements from time to time (“Lloyd’s Regulations”) and (ii) the Company and/or any of its Subsidiaries required to do so have complied in all material respects with all relevant regulations, directions, notices and requirements in relation to the maintenance of Funds at Lloyd’s (as defined in the Lloyd's Membership Byelaw (No. 5 of 2005)) in accordance with Lloyd’s Regulations and any directions imposed on the Company or any of its Subsidiaries by Lloyd’s, except, in each of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company and its Subsidiaries, taken as a whole.

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(g)  The Company has taken commercially reasonable steps and implemented a framework so that the Company and its Subsidiaries be able to continue to conduct their respective businesses, in each case as conducted on or prior to the date of this Agreement, in the same manner and in the ordinary course following the end of the United Kingdom’s “transition period” in connection with the United Kingdom’s exit from the European Union.

(h)  Since January 1, 2019, neither the Company nor any of its Subsidiaries has been subject to or received any pending or threatened investigations, complaints, information requests, censures, fines, enforcements, civil or criminal proceedings by any European Insurance Regulator or other European regulatory or governmental body with authority or jurisdiction over the Company or its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company and its Subsidiaries, taken as a whole.

Section 3.17. Statutory Statements; Examinations.

(a)  Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2019, each of the Company Insurance Subsidiaries has filed or submitted all material annual and quarterly statutory financial statements, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b)  The Company has made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator on or prior to the date of this Agreement, true and correct copies of all material (i) Company Statutory Statements as of December 31, 2019 and December 31, 2018, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator and (ii) examination reports of any insurance regulatory authorities received by the Company relating to the Company Insurance Subsidiaries since January 1, 2019. The financial statements included in such Company Statutory Statements were prepared in all material respects in accordance with Applicable SAP, applied on a consistent basis, except as may have been noted therein, during the periods involved, and fairly present in all material respects, to the extent required by and in conformity with Applicable SAP, the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof and the results of operations of such Company Insurance Subsidiary for the respective periods then ended, and no material deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved prior to the date hereof. Except as indicated therein, (x) all assets that are reflected on the Company Statutory Statements comply with all applicable Insurance Laws regulating the investments of the Company Insurance Subsidiaries and (y) all applicable Insurance Laws with respect to admitted assets and are in amount at least equal to the minimum amount required by applicable Insurance Laws except, in the case of clauses (x) and (y), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The financial statements included in the Company Statutory Statements accurately reflect in all material respects the extent to which, under applicable Law and Applicable SAP, the applicable Company Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept). The Company has made available to Parent, to the extent permitted by applicable Law, true and correct copies of all material correspondence with any applicable Insurance Regulator on or prior to the date of this Agreement since January 1, 2019.

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(c)  Since January 1, 2019 through the date of this Agreement, each of the Company’s Subsidiaries that are members of Lloyd’s has prepared audited accounts for each syndicate managed by it for all applicable years ended December 31 in all material respects in accordance with the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2008 and the Syndicate Accounting Byelaw (No. 8 of 2005).

(d)  Since January 1, 2019, no material fine or penalty has been imposed on any Company Insurance Subsidiary by any Insurance Regulator. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any material adverse remarks, comments or responses on any of the reporting, visits, reviews, questionnaires or surveys, or any other matter from the relevant Insurance Regulator.

Section 3.18. Reinsurance.

(a)  As of the date of this Agreement, each reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Insurance Subsidiary is the cedent or reinsurer (the “Company Reinsurance Contracts”) is a legal, valid and binding obligation of the applicable Company Insurance Subsidiary and, to the Knowledge of the Company, each other party thereto, and is enforceable against the applicable Company Insurance Subsidiary, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms (except in each case as may be limited by the Bankruptcy and Equity Exception), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the applicable Company Insurance Subsidiary nor, to the Knowledge of the Company, any of the other parties to any Company Reinsurance Contract is in material default or material breach or has failed to perform any material obligation under any such Company Reinsurance Contract, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. None of the Company Insurance Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Insurance Subsidiary under any Company Reinsurance Contract, except where such default would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened Actions with respect to any material Company Reinsurance Contract.

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(b)  To the Knowledge of the Company, (i) no party to a Company Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (ii) there are no, and since January 1, 2019 there have been no, disputes under any Company Reinsurance Contract other than disputes in the ordinary course of business for which adequate loss reserves have been established and (iii) the applicable Company Insurance Subsidiary is entitled to take credit for reinsurance in the Company Statutory Statements for all such Company Reinsurance Contracts with respect to which credit for reinsurance is available and all such amounts recoverable, receivable or payable have been properly recorded in the books and records of account (if so accounted therefor) of the applicable Company Insurance Subsidiary and are properly reflected in the Company Statutory Statements and in the Company’s financial statements prepared in accordance with GAAP except, in each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c)  With respect to any Company Reinsurance Contract for which any Company Insurance Subsidiary is taking credit on its most recent Company Statutory Statements, from and after January 1, 2019: (i) there has been no separate written or oral agreement between the Company or any of its Subsidiaries and the assuming reinsurer that would adversely reduce, limit, mitigate or otherwise affect any actual or potential loss to the applicable Company Insurance Subsidiary that is a party thereto under any such Company Reinsurance Contract, other than inuring contracts that are explicitly defined in any such Company Reinsurance Contract; and (ii) the Company Insurance Subsidiary party thereto complies and has complied with any applicable requirements set forth in Applicable SAP, except, in each of clauses (i) through (ii), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 3.19. Reserves. The statutory policy reserves with respect to the Company Insurance Policies (the “Company Reserves”) of each Company Insurance Subsidiary contained in the Company Statutory Statements (a) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with Applicable SAP and (b) satisfied the requirements of Applicable SAP and all applicable Law in all material respects, except as otherwise noted in such statutory statements and notes thereto included in such statutory statements. The Company has made available to Parent a true and correct copy of all material actuarial analyses of the Company and its Subsidiaries that were prepared since January 1, 2019 by third-party actuaries (or the Company’s internal actuaries if such actuarial analyses were shared with any Governmental Authorities) and are available as of the date of this Agreement. Any information and data furnished by the Company or any of its Subsidiaries to actuaries, independent or otherwise, in connection with the preparation of such actuarial analyses were derived, in all material respects, from the books and records of the Company and its Subsidiaries. Each such actuarial analysis was based upon, in all material respects, a complete and accurate inventory of Company Insurance Policies in force at the relevant time of preparation and was prepared in all material respects in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).

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Section 3.20. Opinion of Financial Advisor. On or prior to the date of this Agreement, the Company Board has received the opinion of Barclays Capital Inc., to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration, in the aggregate, to be offered to the holders of Company Shares in the Merger is fair, from a financial point of view, to the holders of Company Shares, collectively. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub for any purpose.

Section 3.21. Brokers and Other Advisors. Except for Barclays Capital Inc., the fees and expenses of which will be paid by the Company pursuant to an engagement letter, a copy of which has been provided to Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.22. Anti-Corruption; Trade Compliance.

(a)  In the past five (5) years, the Company and its Subsidiaries and, to the Knowledge of the Company, each of their respective officers, directors, employees, and agents (collectively, the “Company Relevant Persons”) have not directly or indirectly violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other applicable anti-corruption or anti-bribery laws or regulations except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b)  In the past five (5) years, the Company Relevant Persons have not in the course of their actions for, or on behalf of, the Company or any of its Subsidiaries engaged directly or indirectly in transactions: (i) with any of Crimea, Cuba, Iran, North Korea, or Syria; (ii) with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), or the target of any applicable sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC; or (iii) prohibited by any law administered by OFAC, or by any other applicable economic or trade sanctions law applicable to the jurisdictions in which the Company and its Subsidiaries are domiciled or operate, except, in each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 3.23. Real Property. Except as would not constitute a Company Material Adverse Effect, (a) the Company or one of its Subsidiaries has fee simple title to each parcel of real property owned by the Company or any of its Subsidiaries, and a good and valid leasehold interest in each Company Lease, in each case free and clear of all Liens (other than Permitted Liens) and (b) none of the Company or any of its Subsidiaries has received or given notice of any default under any Company Lease, which default continues on the date of this Agreement.

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Section 3.24. No Other Representations or Warranties. The Company acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Parent and its Subsidiaries and that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of Parent and its Subsidiaries that it and its Representatives have desired or requested to review for such purpose and that it and its Representatives have had full opportunity to meet with the management of Parent and its Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Parent and its Subsidiaries. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding any delivery or disclosure to Parent, Merger Sub or any of their respective Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption, (c) except for the representations and warranties made by the Company in this Article III, the adequacy or sufficiency of the Company Reserves or its effect on any “line item” or asset, liability or equity amount on any financial or other document, (d) the future profitability of the business of the Company or its Subsidiaries or (e) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives or Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Neither the Company, its Subsidiaries nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article III.

Article IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as (A) set forth in the corresponding section of the disclosure letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) or (B) disclosed or reserved for in any Parent SEC Documents filed prior to the third Business Day prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings and any other disclosures in any such filings that are cautionary, predictive or forward-looking in nature (it being agreed and understood that any matter disclosed in such Parent SEC Documents shall not be deemed disclosed for purposes of Sections 4.01, 4.02, 4.03, 4.14 and 4.23):

Section 4.01. Organization; Standing.

(a)  Each of Parent and its Subsidiaries (including Merger Sub) (i) is a corporation or other legal entity, duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (ii) has full corporate or similar power and authority to own, lease and operate its properties, rights and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in the case of clause (iii), where such failure would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b)  A true and correct copy of each of the Parent Organizational Documents is included in the Parent SEC Documents

(c)  Parent has made available to the Company true and correct copies of Merger Sub’s certificate of incorporation, memorandum of association, bye-laws or other comparable charter or organizational documents, each as amended to the date of this Agreement. Parent is not in violation of any provisions of the Parent Organizational Documents. Parent has made available to the Company true and correct copies of the organizational documents of Parent’s material U.S. domiciled Subsidiaries, in each case, as amended and in effect as of the date of this Agreement.

Section 4.02. Capitalization.

(a)  The authorized share capital of Parent consists of 300,000,000 common shares, par value $0.10 per share, of Parent (the “Parent Shares”) and 30,000,000 preference shares, par value $0.10 per share, of Parent (the “Parent Preference Shares”). At the close of business on August 5, 2020 (the “Parent Capitalization Date”), (i) 94,950,373 Parent Shares were issued and outstanding, (ii) no Parent Preference Shares were issued and outstanding, (iii) 3,494,979 Parent Warrants were issued and outstanding, and (iv) no Parent Shares were held by Parent as treasury shares. Since the Parent Capitalization Date through the date of this Agreement, other than in connection with the vesting or settlement of Parent Awards, neither Parent nor any of its Subsidiaries has issued any Parent Shares or any securities that are convertible into or exchangeable or exercisable for Parent Shares. All of the issued and outstanding Parent Shares have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable securities Laws.

(b)  As of the close of business on the Parent Capitalization Date, Parent had no Parent Shares or Parent Preference Shares reserved for issuance, except for 22,252,206 Parent Shares reserved for issuance pursuant to the Parent Share Plans and 3,494,979 shares reserved for issuance pursuant to the Parent Warrants, and there were vested but unexercised Parent Options outstanding for 8,306,658 Parent Shares.

(c)  Section 4.02(c) of the Parent Disclosure Letter contains a true and correct list as of the Parent Capitalization Date of outstanding Parent Awards, including for each such award (as applicable) the holder (the specific identity of whom may be redacted to the extent required by applicable Law), type of award, the number of Parent Shares subject to each award (for the avoidance of doubt, for performance-based awards, the target number of Parent shares is the number at target level of performance), the applicable Parent Share Plan under which such awards were granted, grant date, vesting schedule, expiration date, exercise price and performance period. There are no outstanding compensatory share options, restricted shares, restricted share units or other equity-related securities or awards other than the Parent Awards. No Parent Option is an “incentive stock option” within the meaning of Section 421 of the Code.

(d)  Except as set forth in Section 4.02(d) of the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Shares, Parent Preference Shares or Parent Rights or to pay any dividend or make any other distribution in respect thereof, and, as of the date of this Agreement, no such obligations have been asserted by any holders of Parent Shares, Parent Preference Shares or Parent Rights. There are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of shares of Parent. There are no preemptive or similar rights granted by Parent or any Subsidiary of Parent on the part of any holders of any class of securities of Parent or any Subsidiary of Parent. Except as set forth above in Section 4.02(d) of the Parent Disclosure Letter, other than the outstanding Parent Awards and the outstanding Parent Warrants, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Parent or any of the Subsidiaries of Parent is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, Parent or any Subsidiary of Parent, (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Parent or any of its Subsidiaries.

(e)  A true and correct list of all the Subsidiaries of Parent, as of the date of this Agreement, is set forth in Section 4.02(e) of the Parent Disclosure Letter. Except as set forth in Section 4.02(e) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has entered into a written contract that provides for the right to acquire at any time by any means, directly or indirectly, an equity interest in any other Person. Parent or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of Parent and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of Parent are owned by Parent free and clear of all Liens, except for Permitted Liens. There are no outstanding Parent Subsidiary Stock Rights. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of Parent or any Parent Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

(f)  The authorized share capital of Merger Sub consists of 100 shares, par value $1.00 per share, all of which are validly issued and outstanding. Parent owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens. Merger Sub has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

Section 4.03. Authority; Noncontravention; Voting Requirements.

(a)  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and, subject to the Merger Sub Shareholder Approval, the Parent Shareholders Approval and any required Governmental Approvals, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by each of the Parent Board and the Merger Sub Board, as applicable, and, except for executing and delivering the Statutory Merger Agreement, filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining the Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement), the Parent Shareholder Approval and any required Governmental Approvals as set forth in Section 4.04 or Sections 4.04(e) or 4.04(k) of the Parent Disclosure Letter, no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

(b)  The Parent Board has (i) determined that the Merger, the Share Issuance and the other Transactions contemplated hereby, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent, (ii) approved this Agreement, the Statutory Merger Agreement and the Transactions and (iii) resolved, subject to Section 5.03, to recommend approval by the holders of the Parent Shares of the issuance of Parent Shares in the Merger as contemplated by this Agreement, including the issuance of Parent Shares upon the exercise or exchange of the Merger Consideration Preference Shares, the Merger Consideration Warrants and the Upside Rights (the “Share Issuance”), to the holders of Parent Shares (such recommendation, the “Parent Board Recommendation”), and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of (A) the Parent Organizational Documents or (B) subject to obtaining the Merger Sub Shareholder Approval, the similar organizational documents of Merger Sub or any of Parent’s other Subsidiaries in any material respect or (ii) assuming (A) compliance with the matters set forth in Section 3.03(c) (other than Section 3.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 3.03(c)), (B) that the actions described in Section 4.03(a) have been completed, (C) that the Consents referred to in Section 4.04, the Merger Sub Shareholder Approval and the Parent Shareholder Approval are obtained and (D) that the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to Parent or any of its Subsidiaries in any material respect, (y) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Parent Material Contract or (z) result in the creation of any Lien other than a Permitted Lien on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (ii)(y) and (ii)(z), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(d)  Other than the Merger Sub Shareholder Approval, the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the Parent Shares that are present (in person or by proxy) at the Parent Shareholders Meeting at which at least two Persons holding or representing by proxy more than fifty percent (50%) of the voting power represented by the Parent Shares that are entitled to vote thereat (the “Parent Shareholder Approval”) in favor of the Share Issuance, are the only votes or approvals of the holders of any class or series of share capital of Parent or any of its Subsidiaries that are necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

Section 4.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Joint Proxy Statement, the Registration Statement and such filings under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Merger and the Transactions, (b) compliance with the rules and regulations of the NYSE, (c) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (d) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company (the “BMA Filing”), (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and the other Consents, filings, declarations or registrations required to be made or obtained under the Antitrust Laws set forth in Section 4.04(e) of the Parent Disclosure Letter, (f) compliance with any applicable state securities or blue sky laws, (g) the filing of ownership and ownership management assessment forms FFFS 2015:8; appendix 1a (natural person)(as applicable), appendix 1b (legal person) and appendix 1c (senior management in a firm that owns an insurance entity) with the Swedish Financial Supervisory Authority (the “SFSA Filings”), (h) notification under Section 178 of the Financial Services and Markets Act 2000 to the U.K. Prudential Regulation Authority and the U.K. Financial Conduct Authority for approval or non-objection in respect of the proposed change in control of Sirius International Managing Agency Limited (i) notification under Section 178 of the Financial Services and Markets Act 2000 to the U.K. Financial Conduct Authority for approval or non-objection in respect of the proposed change in control of Sirius International Managing Agency Limited, IMG Europe Ltd and A La Carte Healthcare Limited (j) such pre-acquisition change of control notifications to Lloyd’s as are required in respect of the acquisition of Sirius International Corporate Member Limited, Sirius International Managing Agency Limited and Sirius International Underwriting Division (Lloyd’s China Platform) (the filings, approvals or notifications in clauses (h) through (j), the “U.K. Filings”); (k) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 4.04 of the Parent Disclosure Letter (the “Parent Insurance Approvals”) and (l) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 3.04(g) and the completeness of Section 3.04 of the Company Disclosure Letter), no Consent of, or filing, declaration or registration with, any Governmental Authority by Parent is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or would not reasonably be likely to prevent, impede, interfere with, hinder or delay in any material respect the ability of Parent and Merger Sub to consummate the Transactions. Parent has no reason to believe that any facts or circumstances related to its or its Affiliates’ identity, financial condition, jurisdiction or domicile or regulatory status will impair or delay its ability to promptly obtain the consents, approvals, authorizations and waivers set forth in Section 4.03 and 4.03 of the Parent Disclosure Letter.

Section 4.05. Parent SEC Documents; Undisclosed Liabilities

(a)  Since January 1, 2019, Parent has filed with or furnished to (as applicable) the SEC all reports, schedules, forms, statements, registration statements, prospectuses, proxy statements or other documents required to be filed or furnished by Parent with the SEC on a timely basis pursuant to the Securities Act or the Exchange Act (collectively with any reports, schedules, forms, certifications, statements, registration statements, prospectuses, proxy statements and other documents (including the exhibits and other information incorporated therein) filed or furnished by Parent with the SEC after the date of this Agreement, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Parent SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the NYSE, as the case may be, applicable to such Parent SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from the SEC staff with respect to any Parent SEC Document. Since January 1, 2019, Parent has been in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to Parent.

(b)  The Joint Proxy Statement and the Registration Statement will not, on the date of filing with the SEC, on the date of any amendment or supplement thereto, and, with respect to the Joint Proxy Statement, at the time the Joint Proxy Statement is first mailed to the shareholders of Parent and at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law, including the provisions of the Securities Act, the Exchange Act and any other applicable Law governing the preparation, distribution or dissemination of such documents. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement based on information supplied by the Company or any of its Representatives specifically for inclusion (or incorporation by reference) therein.

(c)  Each of the consolidated financial statements of Parent and its consolidated Subsidiaries (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”) (i) complied as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC, (ii) were prepared in accordance with GAAP (as in effect on the date of such Parent Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (iii) fairly present, in all material respects, the financial position of Parent and Parent’s consolidated Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein, in each case, except as may be indicated in the notes thereto, and, in the case of interim financial statements, for normal year-end adjustments that were or will be made in the ordinary course of business and none of which were material to Parent and its Subsidiaries, taken as a whole. None of Parent or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)  Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of Parent and its Subsidiaries as of December 31, 2019, included in the Parent SEC Documents, (ii) incurred after December 31, 2019, in the ordinary course of business, (iii) as contemplated or permitted to be incurred by this Agreement or otherwise incurred in connection with the Transactions or otherwise disclosed in Section 4.05(d) of the Parent Disclosure Letter, or (iv) as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(e)  Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (each as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act and designed as necessary to permit the preparation of financial statements in conformity with GAAP. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP, and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of Parent’s financial statements in accordance with GAAP and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, has not identified any significant deficiencies and material weaknesses or any fraud with respect to its financial reporting.

(f)   Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(g)  As of the date of this Agreement, except as disclosed in Parent’s definitive proxy statements included in the Parent SEC Documents or in Section 4.05(g) of the Parent Disclosure Letter, within the last twelve (12) months no event has occurred and no relationship exists that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.

Section 4.06. Absence of Certain Changes. From January 1, 2020 through the date of this Agreement, (a) except in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to alternative transactions to the Transactions, and other than in connection with the Transactions, or as set forth in Section 4.06 of the Parent Disclosure Letter, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) there has been no event or condition that has had, or would reasonably be likely to have, a Parent Material Adverse Effect.

Section 4.07. Legal Proceedings.

(a)  Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, or as set forth in Section 4.07 of the Parent Disclosure Letter, as there is no (i) pending or, to the Knowledge of Parent, threatened in writing, Action against Parent or any of its Subsidiaries (other than Actions under or in connection with any Parent Insurance Policies) or (ii) outstanding Order imposed upon Parent or any of its Subsidiaries.

(b)  Prior to the date of this Agreement, Parent has made available to the Company all written correspondence received by Parent from the Series B Preferred Shareholders and their Representatives with respect to the Series B Claims.

(c)  This Section 4.07 does not relate to Intellectual Property matters, which are the subject of Section 4.13.

Section 4.08. Compliance with Laws; Permits

(a)  Parent and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Laws and Orders, in each case, applicable to Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened in writing, the outcome of which is reasonably likely to have a Parent Material Adverse Effect.

(b)  Parent and each of its Subsidiaries hold, and since January 1, 2019 have held, all Permits, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There are no Actions pending or, to the Knowledge of Parent, threatened in writing, that seek the revocation, cancellation or adverse modification of any Permit, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(c)  None of Parent and its Subsidiaries nor, to the Knowledge of Parent, any director, officer or employee or anyone in a position to exercise a senior management function or other key function of Parent or any of its Subsidiaries is, or has been, (i) ineligible or unfit to act in such role or (ii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the authorization of any UK-regulated Subsidiary of Parent, by the PRA or FCA, for the conduct of regulated activities except, in the case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(d)  This Section 4.08 does not relate to the Parent SEC Documents, financial statements or compliance with the Sarbanes-Oxley Act, which are the subject of Section 4.05, Tax matters, which are the subject of Section 4.09, employee benefits and labor matters, which are the subject of Sections 4.10 and 4.11, or insurance or reinsurance matters, which are the subject of Sections 4.16 through 4.19.

Section 4.09. Tax Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect:

(a)  Parent and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by Parent and each of its Subsidiaries that are due have been timely paid or have been reserved against in accordance with GAAP.

(b)  All Taxes which Parent or any of its Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority. Parent and its Subsidiaries have reported such withheld amounts to the appropriate taxing or Governmental Authority and to any such payee, as required by Law.

(c)  The charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected on the books of Parent and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover tax liabilities accruing through the end of the last period for which Parent and its Subsidiaries have recorded items on their respective books, and since the end of the last period for which Parent and its Subsidiaries have recorded items on their respective books, neither Parent nor any of its Subsidiaries has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business.

(d)  Neither Parent nor any of its Subsidiaries is, or during the past 12-month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code).

(e)  Neither Parent nor any of its Subsidiaries is, or during the past 12-month period has been, a controlled foreign corporation (within the meaning of Section 957 of the Code); except, in each case, for a controlled foreign corporation solely as a result of the application of Section 318(a)(3)(C) of the Code.

(f)  Neither Parent nor any of its Subsidiaries is (immediately before the Merger based on a closing of the book approach), or has been, a passive foreign investment company (within the meaning of Section 1297 of the Code).

(g)  Neither Parent nor any of its Subsidiaries is (i) a domestic corporation as a result of the application of Section 7874(b) of the Code, or (ii) a surrogate foreign corporation (within the meaning of Section 7874(a) of the Code).

(h)  As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice from any Tax authority of any pending or threatened audits, examinations, investigations, claims or other proceedings in respect of any Taxes of Parent or any of its Subsidiaries. No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against Parent or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn, or that have been adequately reserved for in accordance with GAAP.

(i)  There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(j)  Neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(k)  Neither Parent nor any of its Subsidiaries is subject to a particular Tax or is required to file in a jurisdiction where Parent or its Subsidiaries does not file Tax Returns (or files a tax return showing no tax) or has been notified by any Governmental Authority that it is or may be subject to Tax by that jurisdiction.

(l)  Neither Parent nor any of its Subsidiaries (i) has any income that is effectively connected with a United States trade or business (within the meaning of Section 864(c) of the Code) or (ii) is engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code.

(m)  Neither Parent nor any of its Subsidiaries has (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (ii) applied for a ruling from a taxing authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending or (iii) entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority, in each case that is binding on Parent or its Subsidiaries (as applicable) for any post-Closing Tax period.

(n)  Neither Parent nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course contracts or leases or contracts solely among or between any of Parent and its Subsidiaries) or has any liability for Taxes of another Person (other than Parent or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than any contract that does not relate principally to Taxes) that will require any payment by Parent or any of its Subsidiaries after the Closing Date.

(o)  Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(p)  As of the date of this Agreement, neither Parent nor any of its Subsidiaries has a permanent establishment in a jurisdiction outside of the jurisdiction in which Parent or its Subsidiaries, respectively, are organized.

(q)  Parent and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with applicable transfer pricing requirements (including, with respect to the United States, the principles of Sections 482 and 845 of the Code) (or any similar provision of applicable Law). Parent and each of its Subsidiaries has complied in all respects with applicable rules relating to transfer pricing (including the filing of all required transfer pricing reports) and has maintained in all respects all necessary documentation in connection with any intercompany reinsurance transactions in accordance with applicable Law.

(r)  Except for Third Point Reinsurance (USA) Ltd., neither Parent nor any of its Subsidiaries organized outside of the United States has made an election under Section 953(d) of the Code to be treated as a domestic corporation. Third Point Reinsurance (USA) Ltd. (i) has in effect, and has had in effect since its formation, a valid election under Section 953(d) of the Code to be treated as a domestic corporation and (ii) has complied in all material respects with the terms and conditions of the closing agreement with the IRS regarding Section 953(d) of the Code, dated August 2016.

(s)  All excise Tax Returns and excise Taxes under Section 4371 of the Code with respect to any reinsurance or retrocession agreement to which Parent or any of its Subsidiaries is a party have been duly and timely filed and paid.

(t)  The representations and warranties made in this Section 4.09 and Section 4.10 are the only representations and warranties under Article IV made by Parent and Merger Sub with respect to matters relating to Taxes and, notwithstanding anything else to the contrary in this Agreement, no representation or warranty is provided with respect to any current or deferred Tax asset Parent or any of its Subsidiaries (including any reserves or offsetting assets with respect thereto).

Section 4.10. Employee Benefits.

(a)  Section 4.10(a) of the Parent Disclosure Letter contains a true and correct list, as of the date of this Agreement, of each material Parent Plan. With respect to each material Parent Plan, Parent has made available to the Company true and correct copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any document that Parent or any of its Subsidiaries is prohibited from making available to the Company as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description for each material Parent Plan for which such summary plan description is required by applicable Law, (iii) each applicable trust agreement, insurance or group annuity contract or other funding vehicle, including any amendments thereto, (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto or any similar reports filed with any comparable Governmental Authority in any non-U.S. jurisdiction having jurisdiction over any Parent Plan (if any) and (v) any material correspondence with any Governmental Authority regarding any Parent Plan sent or received in the preceding twelve (12) months. Neither Parent nor any of its Subsidiaries has announced any intention or commitment to amend or modify or enter into any material Parent Plan or to take any action with respect to a Parent Plan that in any such case would reasonably be likely to result in a material increase to the costs of providing compensation or employee benefits to employees, directors, officers or other service providers.

(b)  Each Parent Plan is in compliance with its terms and applicable Laws and has been administered in accordance with its terms and applicable Laws, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be likely to result in a material liability to Parent or any of its Subsidiaries. Each Parent Pension Plan that, as of the date of this Agreement, is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of Parent, there are no existing circumstances or any events that have occurred that would reasonably be likely to cause the loss of any such qualification status of any such Parent Pension Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be likely to result in a material liability to Parent or any of its Subsidiaries. Except as would not reasonably be likely to have a Parent Material Adverse Effect, there are no pending or, to the Knowledge of Parent, threatened or anticipated claims, actions, suits, investigations, audits or examinations with respect to any Parent Plan or its assets (other than routine claims for benefits).

(c)  Parent does not maintain or contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA).

(d)  Except as required under applicable Laws or during any applicable severance period of not more than three (3) years, no Parent Plan provides or has promised to provide health, medical, dental or life insurance benefits following retirement or other termination of employment the cost of which would be material to Parent or any of its Subsidiaries.

(e)  Except as would not reasonably be likely to have a Parent Material Adverse Effect, each Parent Plan subject to the laws of any jurisdiction outside of the U.S. (each, a “Non-U.S. Parent Plan”) (i) complies in all material respects with applicable Laws, (ii) is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Parent Plan is intended or required to be funded and/or book reserved, (iii) has been registered to the extent required, and has been maintained in good standing with each applicable Governmental Authority and (iv) if intended to qualify for special Tax treatment, meets all requirements for such treatment.

(f)  Except as otherwise contemplated under this Agreement or as set forth in Section 4.10(f) of the Parent Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or other individual service provider of Parent or any of its Subsidiaries to severance pay or any other payment or benefit under any Parent Plan, (ii) accelerate the time of payment or vesting of compensation or benefits, or increase the amount of compensation due to any director, officer, employee or individual service provider of Parent or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (iii) cause Parent to transfer or set aside any assets to fund any benefits under any Parent Plan, (iv) result in any forgiveness of indebtedness, trigger any funding obligation under any Parent Plan or impose any restrictions or limitations on Parent’s rights to administer, amend or terminate any Parent Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any tax gross-up, indemnification or other payment) from Parent or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

Section 4.11. Labor Matters.

(a)  Except as has not had and would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, as of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (ii) to the Knowledge of Parent, there are no activities or proceedings of any labor organization to organize any employees of Parent or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or similar organization, (iii) there is no pending or, to the Knowledge of Parent, threatened labor strike, lockout, slowdown, work stoppage, picketing or other labor dispute by or with respect to the employees of Parent or any of its Subsidiaries and (iv) no material unfair labor practice charges, grievances, arbitrations, administrative charges or complaints are pending or, to the Knowledge of Parent, threatened against it or any of its Subsidiaries.

(b)  Except as has not had and would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries are in compliance with all applicable Laws (and, to the extent applicable, the terms of all applicable internal policies, procedures and contracts between Parent or any of its Subsidiaries and the effected Person(s)) relating to Employee Matters. Except as set forth on Section 4.11 of the Parent Disclosure Letter, there is no pending or, to the Knowledge of Parent, threatened action or proceeding involving any Employee Matters (including actions or proceedings involving allegations of sexual harassment or misconduct) that would reasonably be likely to have a Parent Material Adverse Effect.

Section 4.12. Investments.

(a)  Parent has made available to the Company a true and correct list of all investment assets that are beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Parent or a Subsidiary of Parent and carried on the books and records of Parent and its Subsidiaries (“Parent Investment Assets”) as of and for the twelve-month period ended December 31, 2019. Except as set forth in Section 4.12 of the Parent Disclosure Letter, Parent, or its applicable Subsidiary, has, as of the date of this agreement, and will have (except for such Parent Investment Assets that are sold or otherwise transferred not in violation of this Agreement), as of the Closing Date, valid title to all Parent Investment Assets, free and clear of any Liens other than Permitted Liens.

(b)  Parent has made available to the Company a true and correct copy of the Parent Investment Guidelines and, to the Knowledge of Parent, the Parent Investment Assets comply, and the acquisition thereof complied, in all respects with any and all investment restrictions under applicable Law and the Parent Investment Guidelines, except where such non-compliance would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)  To the Knowledge of Parent, as of the date of this Agreement, none of the Parent Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, “gates,” “side-pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)  Each material agreement providing for investment management services to Parent or any of its Subsidiaries was entered into, and the performance of each investment manager is evaluated, in a commercially reasonable, arm’s length manner and complies with the Investment Advisers Act of 1940 in all material respects.

Section 4.13. Intellectual Property; IT Systems; Data Security; Privacy Laws.

(a)  Section 4.13(a) of the Parent Disclosure Letter sets forth a true and complete list of all registered trademarks, registered copyrights, issued patents, registered domain names and pending applications for any of the foregoing that are material Parent Intellectual Property. Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent or a Subsidiary exclusively owns all Parent Intellectual Property and Parent and its Subsidiaries own, or are licensed to use, all Intellectual Property used in the conduct of the business of Parent and its Subsidiaries as currently conducted (in each case, free and clear of all Liens other than Permitted Liens).

(b)  No claims are pending or, to the Knowledge of Parent, threatened in writing (i) challenging the ownership, enforceability, scope, validity or use by Parent or any of its Subsidiaries of any Parent Intellectual Property or (ii) alleging that Parent or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.

(c)  Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (i) no Person is misappropriating, violating, diluting or infringing the rights of Parent or any of its Subsidiaries with respect to any Parent Intellectual Property and (ii) the operation of the business of Parent and its Subsidiaries as currently conducted does not violate, misappropriate, dilute or infringe the Intellectual Property rights of any other Person.

(d)  Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, no software included in the Parent Intellectual Property contains or is derived from any software code that is subject to the provisions of any open source software license that (i) requires, or conditions the use or distribution of any such software in the manner currently used or distributed by Parent or any of its Subsidiaries on the disclosure, licensing or distribution of any source code for any portion of such software or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of Parent and its Subsidiaries to use or distribute any such software in the manner currently used or distributed by Parent or any of its Subsidiaries.

(e)  Since January 1, 2019, there has been no failure or malfunction of any Parent IT Systems that caused any material disruption to the business of Parent or any of its Subsidiaries and, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, the Parent IT Systems that are owned, leased or under the control of Parent or any of its Subsidiaries do not, to the Knowledge of Parent, contain any Malware that would reasonably be expected to disrupt in any material respect the ability of the Parent or any of its Subsidiaries to conduct their businesses or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or other non-public information.

(f)  Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent and all of its Subsidiaries have (i) implemented and complied with written information security (including cybersecurity), business continuity and backup and infrastructure disaster recovery plans and procedures that are materially consistent with applicable Privacy Laws and (ii) have tested such plans and procedures on a periodic basis, and such plans and procedures have proven reasonably effective upon such testing in all material respects or Parent and its Subsidiaries have remediated or have developed plans to remediate any material issues identified. Since January 1, 2019, to the Knowledge of Parent, there has been no material unauthorized disclosure, use of or access to (1) any Personal Information or other non-public information held by or on behalf of any of Parent or any of its Subsidiaries (other than as would not need to be notified to a data protection authority under applicable Privacy Laws) or (2) the Parent IT Systems.

(g)  Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, since January 1, 2019, Parent and all of its Subsidiaries have implemented and complied with internal privacy policies and procedures that are consistent with applicable Privacy Laws. To the Knowledge of Parent, since January 1, 2019, neither Parent nor any of its Subsidiaries has received a written complaint from any Person in relation to the Processing of Personal Information or a written communication from any Governmental Authority that Parent or any of its Subsidiaries is acting or has acted in material breach of or is otherwise being investigated or is the subject of enforcement action in respect of a breach of any Privacy Laws.

Section 4.14. Anti-Takeover Provisions. No Takeover Law applies to Parent with respect to this Agreement or the Merger.

Section 4.15. Contracts.

(a)  All Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act since January 1, 2019 of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to the Company.

(b)  Except for this Agreement and Contracts described in Section 4.15(a), Section 4.15(b) of the Parent Disclosure Letter sets forth a list of all the Contracts to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement (other than any Parent Plans, Parent Reinsurance Contracts, Parent Insurance Policies, and any contracts, agreements, instruments or commitments that relate to the acquisition, disposition or custody of any Parent Investment Assets) (the Contracts required to be listed in Section 4.15(b) of the Parent Disclosure Letter, together with the Contracts described in Section 4.15(a), collectively, “Parent Material Contracts”) that:

(i)  are with an affiliate that would be required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act;

(ii)  relate to the formation or management of any joint venture or partnership that is material to the business of Parent and its Subsidiaries, taken as a whole;

(iii)  provide for Indebtedness of Parent or any of its Subsidiaries having an outstanding or committed amount in excess of $2,000,000, other than any Indebtedness between or among any of Parent and any of its Subsidiaries and other than any letters of credit;

(iv)  have been entered into since January 1, 2019, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $2,000,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the investment policies and guidelines of Parent (the “Parent Investment Guidelines”), or of supplies, products, properties or other assets in the ordinary course of business;

(v)  impose material exclusivity (other than non-competition covenants) or non-solicitation obligations on Parent or any of its Subsidiaries (including the Company or any of its Subsidiaries following the Effective Time), except for confidentiality or commercial agreements entered into in the ordinary course of business;

(vi)  contain provisions that prohibit Parent or any of its Subsidiaries from competing in any material line of business or grant a right of exclusivity to any Person which prevents Parent or any Subsidiary of Parent from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by Parent or any of its Subsidiaries on less than ninety (90) days’ notice without payment by Parent or any Subsidiary of Parent of any material penalty;

(vii)  involve or would reasonably be likely to involve aggregate payments by or to Parent and/or its Subsidiaries in excess of $2,000,000 in any twelve (12)-month period, other than (x) Contracts that can be terminated by Parent or any of its Subsidiaries on less than ninety (90) days’ notice without payment by Parent or any Subsidiary of Parent of any material penalty or (y) commercial agreements entered into in the ordinary course of business;

(viii)  include an indemnification obligation of Parent or any of its Subsidiaries with a maximum potential liability in excess of $5,000,000;

(ix)  are an investment advisory or investment management agreements or arrangements to which Parent or any of its Subsidiaries is a party pursuant to which assets valued at $35,000,000 or greater are managed;

(x)  are suretyship contracts, performance bonds, working capital maintenance agreements or other forms of guaranty agreements pursuant to which $1,000,000 or more is guaranteed, other than insurance or reinsurance contracts, letters of credit, surety bonds or other forms of security entered into in the ordinary course of business;

(xi)  prohibit the payment of dividends or distributions in respect of the capital stock of Parent or any of its Subsidiaries, prohibit the pledging of the capital stock of Parent or any of its Subsidiaries or prohibit the issuance of any guarantee by Parent or any of its Subsidiaries; or

(xii)  related to (A) development, assignment, or licensing of Intellectual Property or (B) information technology services (including support, maintenance and hosting agreements), in each case involving or reasonably likely to involve aggregate payments by or to Parent and/or its Subsidiaries in excess of $1,000,000 in any twelve (12)-month period.

(c)  Each of the Material Contracts is valid and binding on Parent and each of its Subsidiaries to the extent Parent or such Subsidiary is a party thereto and, to the Knowledge of Parent, each other party thereto and is in full force and effect (subject to the Bankruptcy and Equity Exception), except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There is no breach or default under any Parent Material Contract by Parent or any of its Subsidiaries and, to the Knowledge of Parent, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Except as would not reasonably be likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received written notice from any other party to a Parent Material Contract that such other party intends to terminate, not renew, or renegotiate the terms of any such Parent Material Contract (except in accordance with the terms thereof).

Section 4.16. Insurance Business.

(a)  Section 4.16(a) of the Parent Disclosure Letter contains a true and complete list of each Subsidiary of Parent that conducts the business of insurance or reinsurance (each, a “Parent Insurance Subsidiary”), together with the jurisdiction of domicile thereof. None of the Parent Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. Each of the Parent Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company or, where applicable, reinsurance company, in its jurisdiction of incorporation or organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

(b)  Except as required by Insurance Laws of general applicability and the insurance or reinsurance licenses maintained by the Parent Insurance Subsidiaries, or as set forth in Section 4.16(b) of the Parent Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Authority, nor has Parent nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Authority, in each case specifically with respect to it or any of its Subsidiaries, which (i) limit the ability of Parent or any of the Parent Insurance Subsidiaries to issue Parent Insurance Policies or enter into reinsurance agreements, (ii) require any divestiture of any investment of any Subsidiary, (iii) in any manner relate to the ability of any of Parent’s Subsidiaries to pay dividends, or (iv) otherwise restrict the conduct of business of Parent or any of its Subsidiaries, except, in each of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent has made available to the Company, to the extent permitted by applicable Law, true and correct copies of all material correspondence with any applicable Insurance Regulator on or prior to the date of this Agreement since January 1, 2019.

(c)  All insurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto that are issued by a Parent Insurance Subsidiary (the “Parent Insurance Policies”) and in effect as of the date of this Agreement are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(d)  The Parent Insurance Subsidiaries, and, to the Knowledge of Parent, their respective agents and administrators that wrote, sold, produced, managed or marketed the Parent Insurance Policies for any of the Parent Insurance Subsidiaries, have issued, sold, produced, managed and marketed such Parent Insurance Policies in compliance with applicable Law in the respective jurisdictions in which such products have been sold, except such non-compliance as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, each agent or administrator (i) was duly licensed as required by Law in the particular jurisdiction in which such agent or administrator wrote, sold, produced, managed or marketed the Parent Insurance Policies (for the type of business wrote, sold, produced, managed or marketed on behalf of the Parent Insurance Subsidiary) except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations and which have not had and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) if required by applicable Law, was duly appointed by the applicable Parent Insurance Subsidiary, except such omissions as have not had and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.17. Statutory Statements; Examinations.

(a)  Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2019, each of the Parent Insurance Subsidiaries has filed or submitted all material annual and quarterly statutory financial statements, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Parent Statutory Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b)  Parent has made available to the Company, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator on or prior to the date of this Agreement, true and correct copies of all material (i) Parent Statutory Statements as of December 31, 2019 and December 31, 2018, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator and (ii) examination reports of any insurance regulatory authorities received by Parent relating to the Parent Insurance Subsidiaries since January 1, 2019. The financial statements included in such Parent Statutory Statements were prepared in all material respects in accordance with Applicable SAP, applied on a consistent basis, except as may have been noted therein, during the periods involved, and fairly present in all material respects, to the extent required by and in conformity with Applicable SAP, the statutory financial position of the relevant Parent Insurance Subsidiary as of the respective dates thereof and the results of operations of such Parent Insurance Subsidiary for the respective periods then ended, and no material deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Parent Statutory Statements that has not been cured or otherwise resolved prior to the date hereof. Except as indicated therein, (x) all assets that are reflected on the Parent Statutory Statements comply with all applicable Insurance Laws regulating the investments of the Parent Insurance Subsidiaries and (y) all applicable Insurance Laws with respect to admitted assets and are in amount at least equal to the minimum amount required by applicable Insurance Laws except, in the case of clauses (x) and (y), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. The financial statements included in the Parent Statutory Statements accurately reflect in all material respects the extent to which, under applicable Law and Applicable SAP, the applicable Parent Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept).

(c)  Since January 1, 2019, no material fine or penalty has been imposed on any Parent Insurance Subsidiary by any Insurance Regulator. Since January 1, 2019, neither Parent nor any of its Subsidiaries has received any material adverse remarks, comments or responses on any of the reporting, visits, reviews, questionnaires or surveys, or any other matter from the relevant Insurance Regulator.

Section 4.18. Reinsurance.

(a)  As of the date of this Agreement, each reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Parent Insurance Subsidiary is the cedent or reinsurer (the “Parent Reinsurance Contracts”) is a legal, valid and binding obligation of the applicable Parent Insurance Subsidiary and, to the Knowledge of Parent, each other party thereto, and is enforceable against the applicable Parent Insurance Subsidiary, and, to the Knowledge of Parent, each other party thereto, in accordance with its terms (except in each case as may be limited by the Bankruptcy and Equity Exception), except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Neither the applicable Parent Insurance Subsidiary nor, to the Knowledge of Parent, any of the other parties to any Parent Reinsurance Contract is in material default or material breach or has failed to perform any material obligation under any such Parent Reinsurance Contract, and, to the Knowledge of Parent, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both), except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. None of the Parent Insurance Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Parent Insurance Subsidiary under any Parent Reinsurance Contract, except where such default would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There are no pending or, to the Knowledge of Parent, threatened Actions with respect to any material Parent Reinsurance Contract.

(b)  To the Knowledge of Parent, (i) no party to a Parent Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (ii) there are no, and since January 1, 2019 there have been no, disputes under any Parent Reinsurance Contract other than disputes in the ordinary course of business for which adequate loss reserves have been established and (iii) the applicable Parent Insurance Subsidiary is entitled to take credit for reinsurance in the Parent Statutory Statements for all such Parent Reinsurance Contracts with respect to which credit for reinsurance is available and all such amounts recoverable, receivable or payable have been properly recorded in the books and records of account (if so accounted therefor) of the applicable Parent Insurance Subsidiary and are properly reflected in the Parent Statutory Statements and in Parent’s financial statements prepared in accordance with GAAP except, in each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(c)  With respect to any Parent Reinsurance Contract for which any Parent Insurance Subsidiary is taking credit on its most recent Parent Statutory Statements, from and after January 1, 2019: (i) there has been no separate written or oral agreement between Parent or any of its Subsidiaries and the assuming reinsurer that would adversely reduce, limit, mitigate or otherwise affect any actual or potential loss to the applicable Parent Insurance Subsidiary that is a party thereto under any such Parent Reinsurance Contract, other than inuring contracts that are explicitly defined in any such Parent Reinsurance Contract; and (ii) the Parent Insurance Subsidiary party thereto complies, and has complied with any applicable requirements set forth in Applicable SAP, except, in each of clauses (i) through (ii), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 4.19. Reserves. The statutory policy reserves with respect to the Parent Insurance Policies (the “Parent Reserves”) of each Parent Insurance Subsidiary contained in the Parent Statutory Statements (a) were, except as otherwise noted in the applicable Parent Statutory Statement, determined in all material respects in accordance with Applicable SAP and (b) satisfied the requirements of Applicable SAP and all applicable Law in all material respects, except as otherwise noted in such statutory statements and notes thereto included in such statutory statements. Parent has made available to the Company a true and correct copy of all material actuarial analyses of Parent and its Subsidiaries that were prepared since January 1, 2019 by third-party actuaries (or Parent’s internal actuaries if such actuarial analyses were shared with any Governmental Authorities) and are available as of the date of this Agreement. Any information and data furnished by Parent or any of its Subsidiaries to actuaries, independent or otherwise, in connection with the preparation of such actuarial analyses were derived, in all material respects, from the books and records of Parent and its Subsidiaries. Each such actuarial analysis was based upon, in all material respects, a complete and accurate inventory of Parent Insurance Policies in force at the relevant time of preparation and was prepared in all material respects in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).

Section 4.20. Opinion of Financial Advisor. On or prior to the date of this Agreement, the Parent Board has received the opinion of J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the aggregate Merger Consideration to be paid by Parent with respect to the Company Shares, the Company Options and the Company’s restricted stock, performance stock awards and restricted stock awards is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied on by the Company for any purpose.

Section 4.21. Financing.

(a)  Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and correct copy of a fully executed debt commitment letter (as amended from time to time after the date hereof in compliance with Section 5.14, the “Debt Commitment Letter”) providing the terms and conditions upon which JPMorgan Chase Bank, N.A. (together with any other person that becomes party to such letter as an arranger or a lender after the date hereof, collectively, the “Lenders”) have committed to provide the full amount of financing described therein (the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letter is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, and the Debt Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect and no waiver has been granted thereunder, no such amendment, supplement, waiver or modification is contemplated except as expressly set forth therein, and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated (it being understood that the exercise of “market flex” provisions under the Fee Letter (as defined below) shall not be deemed an amendment, supplement, waiver or modification). The obligations to fund the full amount of the commitments under the Debt Commitment Letter are not subject to any conditions or contingencies other than as set forth in the Debt Commitment Letter delivered to the Company on the date hereof. As of the date hereof, assuming the satisfaction of the conditions precedent set forth in Section 6.01 and Section 6.02, there is no fact or occurrence existing as of the date of this Agreement that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate in any material respect or that causes the Debt Commitment Letter to be ineffective with respect to Parent, that in each case could reasonably be expected to constitute a material breach by Parent under the terms and conditions of the Debt Commitment Letter, that precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in the Debt Commitment Letter or that, subject to the consummation of any Other Financing Arrangement (as defined in Section 5.14), could otherwise result in the Debt Financing not being available at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement. All commitment and other fees required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid. As of the date of this Agreement, Parent has provided the Company with a complete copy of all fee letters (collectively, the “Fee Letter”) relating to the Debt Commitment Letter, subject to redactions solely of fee amounts and economic and other commercially sensitive terms, none of which redacted provisions could reasonably be expected to affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing.

(b)  Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and correct copy of a fully executed equity commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”) providing the terms and conditions upon which the counterparty thereto (the “Equity Investor”) has committed to provide the full amount of financing described therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date of this Agreement, the Equity Commitment Letter is a legal, valid and binding obligation of Parent and the Equity Investor, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect, and the Equity Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect and no waiver has been granted thereunder, no such amendment, supplement, waiver or modification is contemplated except as expressly set forth therein, and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated. The obligation to fund the full amount of the commitment under the Equity Commitment Letter is not subject to any conditions or contingencies other than as set forth in the Equity Commitment Letter delivered to the Company on the date hereof. As of the date hereof, assuming the satisfaction of the conditions precedent set forth in Section 6.01 and Section 6.02, there is no fact or occurrence existing as of the date of this Agreement that makes any of the assumptions or statements set forth in the Equity Commitment Letter inaccurate in any material respect or that causes the Equity Commitment Letter to be ineffective with respect to Parent, that could reasonably be expected to constitute a material breach by Parent under the terms and conditions of the Equity Commitment Letter, that precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in the Equity Commitment Letter or that could otherwise result in the Equity Financing not being available on a timely basis at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement. All commitment and other fees required to be paid under the Equity Commitment Letter on or prior to the date hereof have been paid.

(c)  Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters as in effect on the date hereof, together with the proceeds of any Other Financing Arrangements, will provide Parent with sufficient funds to pay the aggregate amount of Merger Consideration required to be paid in cash, cash consideration payable to holders of Company Awards pursuant to Section 2.03 and any other amount required to be paid in cash in connection with the consummation of the Transactions, including any obligations of the Surviving Company or its Subsidiaries that become due or payable by the Surviving Company or its Subsidiaries in connection with, or as a result of, the Merger, and to pay all related fees and expenses of Parent and Merger Sub (such amount, the “Required Cash Amount”).

(d)  For the avoidance of doubt, in no event shall the receipt or availability of any funds or Financing by or to Parent or any Affiliate of Parent be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 4.22. Solvency. Assuming that (a) the representations and warranties of the Company set forth in Article III are true and correct in all material respects, (b) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (c) all estimates, projections and forecasts of the Company provided to Parent by the Company or its Representatives have been prepared in good faith based upon assumptions that were and are reasonable and (d) immediately prior to the Effective Time, the Company and its Subsidiaries, on a consolidated basis, are Solvent, then at and immediately following the Effective Time and after giving effect to all of the Transactions, including the funding of the Financing and any payment of all or part of the Required Cash Amount, Parent, the Surviving Company and each Subsidiary of the Surviving Company will be, on a consolidated basis, Solvent. Parent and Merger Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors.

Section 4.23. Certain Arrangements. Other than the Company Voting Agreement and the Waiver Agreements, as of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Company Superior Proposal or (c) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any holder of Company Awards, on the other hand, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 2.03.

Section 4.24. Brokers and Other Advisors. Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent pursuant to an engagement letter, a copy of which has been provided to the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.25. Ownership of Company Shares. None of Parent, Merger Sub or any of their Affiliates beneficially owns (within the meaning of Section 13d-3 of the Exchange Act), or will prior to the Closing Date beneficially own, any Company Shares or any securities that are convertible into or exchangeable or exercisable for Company Shares, or is a party, or will prior to the Closing Date become a party, to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement and the Company Voting Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Shares.

Section 4.26. Investment Intention. Parent is acquiring through the Merger the shares of the Surviving Company for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of the Surviving Company have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 4.27. Anti-Corruption; Trade Compliance.

(a)  In the past five (5) years, Parent and its Subsidiaries and, to the Knowledge of Parent, each of their respective officers, directors, employees, and agents (collectively, the “Parent Relevant Persons”) have not directly or indirectly violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other applicable anti-corruption or anti-bribery laws or regulations except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b)  In the past five (5) years, the Parent Relevant Persons have not in the course of their actions for, or on behalf of, Parent or any of its Subsidiaries engaged directly or indirectly in transactions: (i) with any of Crimea, Cuba, Iran, North Korea, or Syria; (ii) with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by OFAC, or the target of any applicable sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC; or (iii) prohibited by any law administered by OFAC, or by any other applicable economic or trade sanctions law applicable to the jurisdictions in which Parent and its Subsidiaries are domiciled or operate, except, in each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 4.28. Real Property. Except as would not constitute a Parent Material Adverse Effect, (a) Parent or one of its Subsidiaries has fee simple title to each parcel of real property owned by Parent or any of its Subsidiaries, and a good and valid leasehold interest in each Parent Lease, in each case free and clear of all Liens (other than Permitted Liens) and (b) none of Parent or any of its Subsidiaries has received or given notice of any default under any Parent Lease, which default continues on the date of this Agreement.

Section 4.29. No Other Representations or Warranties. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries and that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have desired or requested to review for such purpose and that it and its Representatives have had full opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries. Except for the representations and warranties made by Parent and the Merger Sub in this Article IV, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding any delivery or disclosure to the Company or any of its Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, none of Parent, Merger Sub or any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives or Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption, (c) the adequacy or sufficiency of the Parent Reserves or its effect on any “line item” or asset, liability or equity amount on any financial or other document, (d) the future profitability of the business of Parent or its Subsidiaries or (e) except for the representations and warranties made by Parent and Merger Sub in this Article IV, any oral or written information presented to the Company or any of its Representatives or Affiliates in the course of their due diligence investigation of Parent or Merger Sub, the negotiation of this Agreement or the course of the Transactions. None of Parent, Merger Sub, their respective Subsidiaries nor any other Person will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company or its Representatives or Affiliates, or the Company’s or its Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to the Company or its Representatives or Affiliates in certain “data rooms” or management presentations in connection with the Company’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article IV. Parent acknowledges that a Contagion Event has had, is having and is likely to continue to have, an impact on the Company, its Subsidiaries and their business and, to the extent that any representation or warranty of the Company herein is or becomes inaccurate or breached as a result of the impact of a Contagion Event or any action or inaction by the Company or any of its Subsidiaries, including their compliance with any directive, order, policy, guidance or recommendation by any Governmental Authority or any disaster plan of the Company or any change in applicable Law as a result of a Contagion Event, then such representation or warranty shall not be deemed breached for any purpose under this Agreement. PARENT acknowledges that, if the Closing occurs, PARENT shall acquire the assets OF THE COMPANY AND ITS SUBSIDIARIES without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” and “with all faults” basis and without any warranty of non-infringement, except as expressly set forth in ARTICLE III.

Article V

Additional Covenants and Agreements

Section 5.01. Conduct of Business.

(a)  During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise permitted by, or reasonably necessary to effectuate the transactions contemplated by, this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, as required by applicable Law, Order, fiduciary obligations, existing Contracts or the rules or regulation of NASDAQ or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct their respective businesses and operations in the ordinary course of business in all material respects, (y) the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to preserve, in all material respects, its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relationships with key customers, cedents, brokers, reinsurance providers, regulators, rating agencies, officers, employees and other Persons with whom the Company or any of its Subsidiaries have significant business relationships, and (z) the Company shall not and shall cause each of its Subsidiaries not to:

(i)  issue or authorize the issuance of any equity securities in the Company or any Subsidiary of the Company, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than as required pursuant to the vesting, settlement or exercise of Company Awards or other equity awards (A) outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award, other equity award or Company Right in effect on the date of this Agreement or (B) granted after the date of this Agreement in accordance with this Agreement;

(ii)  establish a record date for, declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options, warrants or other equity or voting interests (whether in cash, shares or property or any combination thereof), except for dividends or other distributions paid by a direct or indirect wholly owned Subsidiary to the Company or its Subsidiaries;

(iii)  adjust, split, combine, subdivide or reclassify any of its share capital or other equity or voting interests, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other equity or voting interests;

(iv)  (A) amend or waive the material terms of any option, warrant or other right to acquire shares of its share capital or (B) repurchase, redeem or otherwise acquire any shares of its (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of its (or any of its Subsidiaries’) share capital or other equity or voting interests, other than (1) repurchases, redemptions or acquisitions by a wholly owned Subsidiary of share capital or such other securities or equity or voting interests, as the case may be, of another of its wholly owned Subsidiaries or (2) the withholding of shares to satisfy applicable tax withholding requirements upon the exercise or settlement of any equity-based compensation award;

(v)  incur, assume, guarantee or otherwise become responsible for any Indebtedness, except for (A) any borrowings under the Company’s existing credit facilities in an amount not in excess of $70,000,000 in the aggregate, consisting of $35,000,000 to be used for interest servicing and $35,000,000 to be used for run rate holding company operating expenses; provided that borrowings under this Section 5.01(a)(v)(A) shall be permitted only to the extent dividends from the Company’s Subsidiaries are unavailable or insufficient to pay such amounts, (B) draws under existing letters of credit in order to pay catastrophe (CAT) claims, (C) issuing or posting letters of credit as collateral for reinsurance arrangements and (D) Indebtedness incurred in connection with the refinancing upon expiration of the Company’s existing credit facilities;

(vi)  sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose value or purchase price exceeds $1,000,000 individually or $5,000,000 in the aggregate, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its Subsidiaries, (C) leases and subleases of real property owned by the Company or its Subsidiaries, (D) Company Investment Assets sold or leased in the ordinary course of business, (E) pursuant to Contracts in effect on the date of this Agreement (or entered into after the date of this Agreement in compliance with this Agreement) or (F) other transactions in the ordinary course of business or consistent with the Company Investment Guidelines;

(vii)  (A) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing, except for Company Investment Assets acquired in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than any Subsidiary of the Company) other than (1) loans made in the ordinary course of business not to exceed $5,000,000 in the aggregate, (2) advances for expenses incurred in the ordinary course of business, (3) as relates to Company Investment Assets made in the ordinary course of business and (4) in connection with transactions permitted pursuant to Section 5.01(a)(viii);

(viii)  except as permitted under Section 5.01(a)(vii), make any acquisition (including by merger or amalgamation) of the share capital or capital stock or a material portion of the assets of any other Person, in each case for consideration that is individually in excess of $1,000,000, or in the aggregate of $5,000,000;

(ix)  except as required pursuant to the terms of any Company Plan as in effect on the date of this Agreement or applicable Law, (A) grant to any employee, director, officer or other service provider any increase in salary or bonus compensation opportunity (other than increases in base salary and corresponding increases in annual bonus opportunities for employees who do not participate in the Company Severance Plan in the ordinary course of business and consistent with past practice), (B) grant to or provide any employee, director, officer or other service provider any severance pay, retention or transaction bonuses or termination pay or benefits, (C) establish, adopt, enter into or amend any Company Plan or collective bargaining agreement in a manner that materially increases the cost to the Company or any of its Subsidiaries above current budgeted levels, (D) enter into or amend any employment, consulting, severance or termination plan, agreement or arrangement with any employee, director, officer or other service provider of the Company or any of its Subsidiaries or (E) take any action to accelerate the time of payment, vesting or funding of compensation or benefits under any Company Plan; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from (1) entering into or making available to newly hired employees or to current employees who are not officers or directors in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed (in each case, excluding equity-based and cash-based incentive grants, transaction or retention benefits, or change in control enhancements to severance entitlements), (2) taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder, or other applicable Law or (3) making immaterial changes in the ordinary course of business to nondiscriminatory health and welfare plans available to all employees generally;

(x)  (A) materially alter, change or depart from any underwriting, claims administration, loss control, investment, reserving, actuarial, reinsurance, retrocession or financial accounting policies, practices or principles of the Company or its Subsidiaries, in each case, in effect as of the date of this Agreement, except (x) insofar as may be necessary due to a change in applicable Law, GAAP or Applicable SAP or (y) as may be required by any Governmental Authority or (B) enter into any Contract providing for the investment of any assets of the Company or invest any Company Investment Assets, in each case, that cannot be cancelled or unwound upon ninety (90) days or less prior notice without penalty, make whole or other amounts becoming due;

(xi)  (A) amend the Company Organizational Documents or (B) amend in any material respect the comparable organizational documents of any of the Subsidiaries of the Company in a manner that would reasonably be likely to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;

(xii)  adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among the Company and any wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company);

(xiii)  except to the extent relating to any shareholder litigation, which shall be solely governed by Section 5.12, settle any material Action (other than claims under the Company Insurance Policies in the ordinary course of business) made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, other than (A) Actions related to Company Insurance Policies or Company Reinsurance Contracts within applicable policy, contractual or reinsurance limits, as applicable, or (B) (1) for an amount not to exceed, for any such settlement individually, $1,000,000 (after taking into account the amount reserved for such matters by the Company or amounts covered by insurance) and (2) that would not impose equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its or their officers or directors;

(xiv)  (A) make any material Tax election that is inconsistent with prior Tax Returns; (B) settle or compromise any audit or other proceeding relating to a material amount of Tax; (C) make any material change to any of its Tax accounting methods; (D) amend, refile or otherwise revise any material previously filed Tax Return; (E) request a ruling relating to a material amount of Taxes, (F) enter into or terminate any agreement with any Tax authority with respect to a material amount of Taxes; or (G) prepare any Tax Return in a manner materially inconsistent with past practices;

(xv)  (A) enter into any new line of business in which the Company and its Subsidiaries do not operate as of the date of this Agreement or (B) withdraw from any existing line of business;

(xvi)  except in the ordinary course of business or as permitted by Section 5.1(a)(ix), enter into, amend or modify any Contract with an Affiliate or any of its Affiliates’ directors, officers or employees; or

(xvii)  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b)  During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise permitted by, or reasonably necessary to effectuate the transactions contemplated by, this Agreement, as set forth in Section 5.01 of the Parent Disclosure Letter, in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, as required by applicable Law, Order, fiduciary obligations, existing Contracts or the rules or regulation of the NYSE or with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct their respective businesses and operations in the ordinary course of business in all material respects, (y) Parent shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to preserve, in all material respects, its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relationships with key customers, cedents, brokers, reinsurance providers, regulators, rating agencies, officers, employees and other Persons with whom Parent or any of its Subsidiaries have significant business relationships, and (z) Parent shall not and shall cause each of its Subsidiaries not to:

(i)  issue or authorize the issuance of any equity securities in Parent or any Subsidiary of Parent, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (A) as required pursuant to the vesting, settlement or exercise of Parent Awards or other equity awards (x) outstanding on the date of this Agreement in accordance with the terms of the applicable Parent Award, other equity award or Parent Right in effect on the date of this Agreement or (y) granted after the date of this Agreement in accordance with this Agreement or (B) equity securities issued for cash to fund, in whole or in part, the Merger Consideration or other amounts payable in connection with the transactions contemplated by this Agreement;

(ii)  establish a record date for, declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options, warrants or other equity or voting interests (whether in cash, shares or property or any combination thereof), except for dividends or other distributions paid by a direct or indirect wholly owned Subsidiary to Parent or its Subsidiaries;

(iii)  adjust, split, combine, subdivide or reclassify any of its share capital or other equity or voting interests, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other equity or voting interests;

(iv)  (A) amend or waive the material terms of any option, warrant or other right to acquire shares of its share capital or (B) repurchase, redeem or otherwise acquire any shares of its (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of its (or any of its Subsidiaries’) share capital or other equity or voting interests, other than (1) repurchases, redemptions or acquisitions by a wholly owned Subsidiary of share capital or such other securities or equity or voting interests, as the case may be, of another of its wholly owned Subsidiaries or (2) the withholding of shares to satisfy applicable tax withholding requirements upon the exercise or settlement of any equity-based compensation award;

(v)  incur, assume, guarantee or otherwise become responsible for any Indebtedness, except for (A) any borrowings under Parent’s existing credit facilities and any trade letters of credit and borrowings otherwise made in the ordinary course of business in an amount not in excess of $50,000,000 in the aggregate and (B) Indebtedness incurred as part of the Debt Financing or otherwise to fund, in whole or in part, the Merger Consideration or other amounts payable in connection with the transactions contemplated by this Agreement;

(vi)  sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose value or purchase price exceeds $1,000,000 individually or $5,000,000 in the aggregate, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of Parent or any of its Subsidiaries, (B) transfers among Parent and its Subsidiaries, (C) leases and subleases of real property owned by Parent or its Subsidiaries, (D) Parent Investment Assets sold or leased in the ordinary course of business, (E) pursuant to Contracts in effect on the date of this Agreement (or entered into after the date of this Agreement in compliance with this Agreement) or (F) other transactions in the ordinary course of business or consistent with the Parent Investment Guidelines;

(vii)  (A) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing, except for Parent Investment Assets acquired in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than any Subsidiary of Parent) other than (1) loans made in the ordinary course of business not to exceed $5,000,000 in the aggregate, (2) advances for expenses incurred in the ordinary course of business, (3) as relates to Parent Investment Assets made in the ordinary course of business and (4) in connection with transactions permitted pursuant to Section 5.01(b)(viii);

(viii)  except as permitted under Section 5.01(b)(vii), make any acquisition (including by merger or amalgamation) of the share capital or capital stock or a material portion of the assets of any other Person, in each case for consideration that is individually in excess of $1,000,000, or in the aggregate of $5,000,000;

(ix)  except as required pursuant to the terms of any Parent Plan as in effect on the date of this Agreement or applicable Law, (A) grant to any employee, director, officer or other service provider any increase in salary or bonus compensation opportunity (other than increases in base salary and corresponding increases in annual bonus opportunities for employees other than those who are parties to employment agreements with Parent that provide for severance entitlements in excess of such entitlements provided by applicable Law in the ordinary course of business and consistent with past practice), (B) grant to or provide any employee, director, officer or other service provider any severance pay, retention or transaction bonuses or termination pay or benefits, (C) establish, adopt, enter into or amend any Parent Plan or collective bargaining agreement in a manner that materially increases the cost to the Parent or any of its Subsidiaries above current budgeted levels, (D) enter into or amend any employment, consulting, severance or termination plan, agreement or arrangement with any employee, director, officer or other service provider of Parent or any of its Subsidiaries or (E) take any action to accelerate the time of payment, vesting or funding of compensation or benefits under any Parent Plan; provided, however, that the foregoing shall not restrict Parent or any of its Subsidiaries from (1) entering into or making available to newly hired employees or to current employees who are not officers or directors in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed (in each case, excluding equity-based and cash-based incentive grants, transaction or retention benefits, or change in control enhancements to severance entitlements), (2) taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder, or other applicable Law or (3) making immaterial changes in the ordinary course of business to nondiscriminatory health and welfare plans available to all employees generally;

(x)  materially alter, change or depart from any underwriting, claims administration, loss control, investment, reserving, actuarial, reinsurance, retrocession or financial accounting policies, practices or principles of Parent or its Subsidiaries, in each case, in effect as of the date of this Agreement, except (x) insofar as may be necessary due to a change in applicable Law, GAAP or Applicable SAP or (y) as may be required by any Governmental Authority;

(xi)  (A) amend the Parent Organizational Documents or (B) amend in any material respect the comparable organizational documents of any of the Subsidiaries of Parent in a manner that would reasonably be likely to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;

(xii)  adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among Parent and any wholly owned Subsidiary of Parent or among wholly owned Subsidiaries of Parent);

(xiii)  except to the extent relating to any shareholder litigation, which shall be solely governed by Section 5.12, settle any material Action (other than claims under the Parent Insurance Policies in the ordinary course of business) made or pending against Parent or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, other than (A) Actions related to Parent Insurance Policies or Parent Reinsurance Contracts within applicable policy, contractual or reinsurance limits, as applicable or (B) (1) for an amount not to exceed, for any such settlement individually, $1,000,000 (after taking into account the amount reserved for such matters by Parent or amounts covered by insurance) and (2) that would not impose equitable relief on, or the admission of wrongdoing by, Parent or any of its Subsidiaries or any of its or their officers or directors;

(xiv)  (A) make any material Tax election that is inconsistent with prior Tax Returns; (B) settle or compromise any audit or other proceeding relating to a material amount of Tax; (C) make any material change to any of its Tax accounting methods; (D) amend, refile or otherwise revise any material previously filed Tax Return; (E) request a ruling relating to a material amount of Taxes, (F) enter into or terminate any agreement with any Tax authority with respect to a material amount of Taxes; or (G) prepare any Tax Return in a manner materially inconsistent with past practices;

(xv)  (A) enter into any new line of business in which Parent and its Subsidiaries do not operate as of the date of this Agreement or (B) withdraw from any existing line of business;

(xvi)  except in the ordinary course of business or as permitted by Section 5.1(b)(ix), enter into, amend or modify any Contract with an Affiliate or any of its Affiliates’ directors, officers or employees; or

(xvii)  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c)  Nothing contained in this Agreement is intended to give Parent or the Company, directly or indirectly, the right to control or direct such other party’s or their respective Subsidiaries’ respective operations prior to the Effective Time. Prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their respective Subsidiaries’ respective operations.

Section 5.02. No Solicitation by the Company; Change in Recommendation.

(a)  Except as permitted by this Section 5.02, from and after the date hereof, the Company shall, and shall cause each of its Subsidiaries, directors, executive officers and employees to, and shall direct its other Representatives to, (i) cease any discussions or negotiations with any Persons that may be ongoing with respect to a Company Alternative Proposal (and shall promptly require any such Person to return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of the Company and shall take commercially reasonable action to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement) and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, initiate, induce or knowingly facilitate the making of any proposal that constitutes, or would reasonably be likely to lead to, a Company Alternative Proposal or (B) engage in or otherwise participate in any discussions or negotiations with any other Person regarding, or furnish to any other Person any material non-public information for the purpose of facilitating, a Company Alternative Proposal. The Company shall promptly terminate access by any Person to any physical or electronic data rooms relating to any Company Alternative Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.02 and shall be liable for any action taken by any Subsidiary, director, executive officer or employee of the Company that, if taken by the Company, would constitute a breach of this Section 5.02.

(b)  Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time following the date hereof and prior to the Company obtaining the Company Shareholder Approval the Company receives a Company Alternative Proposal, which Company Alternative Proposal did not result from a breach of this Section 5.02, then (i) the Company and its Representatives may contact such Person or group of Persons making the Company Alternative Proposal to clarify the terms and conditions thereof or to request that any Company Alternative Proposal made orally be made in writing and (ii) if the Company Board determines, in good faith after consultation with its financial advisors and outside legal counsel, that such Company Alternative Proposal constitutes or would reasonably be likely to lead to a Company Superior Proposal, then the Company and its Representatives may (x) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making such Company Alternative Proposal; provided that the Company will not furnish any non-public information regarding the Company or its Subsidiaries to such Person or group of Persons without first entering into an Acceptable Company Confidentiality Agreement with the Person or group of Persons making the Company Alternative Proposal; provided, further, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Alternative Proposal. In no event may the Company or any of its Subsidiaries or any of their Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group of Persons (or any of its or their Representatives or potential financing sources) making a Company Alternative Proposal, unless such payment or reimbursement is pursuant to a Contract in effect as of the date of this Agreement.

(c)  The Company shall as promptly as practicable (and in any event within twenty-four (24) hours), notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Company Alternative Proposal and shall disclose to Parent the material terms and conditions of any such Company Alternative Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the name of the Person or group of Persons making such Company Alternative Proposal. The Company shall provide all information as is reasonably necessary to keep Parent informed on a current basis of any material developments with respect to, and the status and terms of, any such Company Alternative Proposal (including any material changes thereto). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02 will be subject to the terms of the Confidentiality Agreement.

(d)  Neither the Company Board nor any committee thereof shall (i) (A) qualify, withhold or withdraw (or modify in a manner adverse to Parent) the Company Board Recommendation or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) if a Company Alternative Proposal has been publicly disclosed, fail to publicly recommend against such Company Alternative Proposal or fail to reaffirm the Company Board Recommendation within ten (10) Business Days of the request of Parent to take such action or (C) approve, adopt or recommend any Company Alternative Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any Company Alternative Proposal, other than any Acceptable Company Confidentiality Agreement pursuant to Section 5.02(b) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Company Shareholder Approval is obtained, the Company Board may, if the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, if the Company has received a Company Superior Proposal, make a Company Adverse Recommendation Change; provided that (x) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of such Company Alternative Proposal and (y) at or after 5:00 p.m., Bermuda time, on the third Business Day following the day on which the Company delivered the Company Notice, during which such period the Company shall have negotiated, and caused any of its applicable Representatives to negotiate, in good faith with Parent with respect to any changes to the terms of this Agreement proposed by Parent, the Company Board, determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Company Alternative Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that any change in the financial terms or any other material amendment to the terms and conditions of such Company Superior Proposal will require a new Company Notice and a new two (2) Business Day period). In determining whether to make a Company Adverse Recommendation Change, the parties acknowledge and agree that Company Board will take into account any changes to the terms of this Agreement committed to in writing, and not withdrawn, by Parent by 5:00 p.m., Bermuda time, on the last day of the three (3) Business Day period or two (2) Business Day period, as applicable, following a Company Notice.

(e)  Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.02(d) and shall not be subject to this Section 5.02(e)), nothing in this Agreement shall prohibit or restrict the Company Board, prior to the time the Company Shareholder Approval is obtained, from making a Company Adverse Recommendation Change if there has been an Intervening Event and if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure of the Company Board to effect a Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that:

(i)  the Company shall give Parent a written notice of its intention to take such action (it being agreed that neither the delivery of such notice by the Company nor any public announcement that the Company Board is considering making a Company Adverse Recommendation Change under applicable Law shall constitute a Company Adverse Recommendation Change) and providing a reasonably detailed description of such Intervening Event;

(ii)  the Company shall give Parent at least three (3) Business Days following receipt by Parent of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, during such three (3)-Business Day period; and

(iii)  following expiration of such three (3) Business Day period, the Company Board again makes the determination set forth in Section 5.02(e).

(f)  Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to shareholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that any such communication to the shareholders of the Company shall not be deemed to be a Company Adverse Recommendation Change) or (ii) making any disclosure or communication to shareholders of the Company if the Company Board determines in good faith, based on the written advice of its outside legal counsel, that the failure to make such disclosure or communication would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g)  As used in this Agreement, “Acceptable Company Confidentiality Agreement” shall mean any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains terms that are not less favorable in all matters to the Company than those contained in the Confidentiality Agreement and does not prohibit the Company from complying with its obligations set forth in this Section 5.02.

(h)  As used in this Agreement, “Company Alternative Proposal” shall mean, other than the Transactions, any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects) that, if consummated, would result in any Person or group (other than the Existing Shareholder) owning (x) 100% of the Company Reserves, revenues or net income of the Company and its Subsidiaries, taken as a whole, or (y) 15% or more of the consolidated assets (based on the fair market value thereof, as determined in good faith by the Company Board) of the Company and its Subsidiaries, taken as a whole, (ii) acquisition of Company Shares representing 15% or more of the outstanding Company Shares (other than by the Existing Shareholder), (iii) merger, amalgamation, consolidation, share exchange, share purchase, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person or group (or the shareholders of any Person) (other than the Existing Shareholder) would acquire, directly or indirectly, 15% or more of the aggregate voting power of the Company or of the surviving entity in such transaction or the resulting direct or indirect parent of the Company or such surviving entity or (iv) any combination of the foregoing, whether in a single transaction or a series of related transactions; provided, however, that “Company Alternative Proposal” shall not include any inquiry, proposal (whether or not in writing) or offer (x) with respect to any restructuring, reorganization or recapitalization of CMB or other similar transaction involving CMB or its securityholders that does not result in a sale of capital stock, assets or businesses of the Company or (y) made mutually by Parent, CMB and the Company, or by the Company with the consent of Parent and CMB, as part of or in connection with, the negotiation or settlement of any claims brought Series B Preferred Shareholders with respect to the rights or obligations of the Series B Preferred Shareholders or the Company relating to the Company Preference Shares.

(i)  As used in this Agreement, “Company Superior Proposal” shall mean any bona fide written Company Alternative Proposal that did not result from a breach of Section 5.02 and that the Company Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant (in the view of the Company Board) legal, regulatory, financial and other aspects of such proposal (including the conditionality and the timing and the likelihood of consummation of such proposal), would be more favorable to the Company and its shareholders than the Merger; provided that, for purposes of the definition of “Company Superior Proposal”, the references to “15%” in the definition of Company Alternative Proposal shall be deemed to be references to “50%”.

(j)  As used in this Agreement, “Intervening Event” shall mean any event, occurrence, fact, condition or change occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which event, occurrence, fact, condition or change becomes known to the Company prior to the receipt of the Company Shareholder Approval and (ii) does not relate to (A) a Company Alternative Proposal or (B) any (x) changes in the market price or trading volume of the Company’s securities or (y) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred).

(k)  As used in this Section 5.02, Section 5.03 and Section 5.04, “group” has the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.

Section 5.03. No Solicitation by Parent; Change in Recommendation.

(a)  Except as permitted by this Section 5.03, from and after the date hereof, Parent shall, and shall cause each of its Subsidiaries, directors, executive officers and employees to, and shall direct its other Representatives to, (i) cease any discussions or negotiations with any Persons that may be ongoing with respect to a Parent Alternative Proposal (and shall promptly require any such Person to return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of Parent and shall take all commercially reasonable action to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement) and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, initiate, induce or knowingly facilitate the making of any proposal that constitutes, or would reasonably be likely to lead to, a Parent Alternative Proposal or (B) engage in or otherwise participate in any discussions or negotiations with any other Person regarding, or furnish to any other Person any material non-public information for the purpose of facilitating, a Parent Alternative Proposal. Parent shall promptly terminate access by any Person to any physical or electronic data rooms relating to any Parent Alternative Proposal. Parent shall promptly inform its Representatives of Parent’s obligations under this Section 5.03 and shall be liable for any action taken by any Subsidiary, director, executive officer or employee of Parent that, if taken by Parent, would constitute a breach of this Section 5.03.

(b)  Notwithstanding anything contained in Section 5.03(a) or any other provision of this Agreement to the contrary, if at any time following the date hereof and prior to Parent obtaining the Parent Shareholder Approval Parent receives a Parent Alternative Proposal, which Parent Alternative Proposal did not result from a breach of this Section 5.03, then (i) Parent and its Representatives may contact such Person or group of Persons making the Parent Alternative Proposal to clarify the terms and conditions thereof or to request that any Parent Alternative Proposal made orally be made in writing and (ii) if the Parent Board determines, in good faith after consultation with its financial advisors and outside legal counsel, that such Parent Alternative Proposal constitutes or would reasonably be likely to lead to a Parent Superior Proposal, then Parent and its Representatives may (x) furnish information with respect to Parent and its Subsidiaries to the Person or group of Persons making such Parent Alternative Proposal; provided that Parent will not furnish any non-public information regarding Parent or its Subsidiaries to such Person or group of Persons without first entering into an Acceptable Parent Confidentiality Agreement with the Person or group of Persons making the Parent Alternative Proposal; provided, further, that Parent shall promptly provide to the Company any material non-public information concerning Parent or any of its Subsidiaries that is provided to any Person to the extent access to such information was not previously provided to the Company or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Parent Alternative Proposal. In no event may Parent or any of its Subsidiaries or any of their Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group of Persons (or any of its or their Representatives or potential financing sources) making a Parent Alternative Proposal, unless such payment or reimbursement is pursuant to a Contract in effect as of the date of this Agreement.

(c)  Parent shall as promptly as practicable (and in any event within twenty-four (24) hours) notify the Company in the event that Parent or any of its Subsidiaries or its or their Representatives receives a Parent Alternative Proposal and shall disclose to the Company the material terms and conditions of any such Parent Alternative Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the name of the Person or group of Persons making such Parent Alternative Proposal. Parent shall provide all information as is reasonably necessary to keep the Company informed on a current basis of any material developments with respect to, and the status and terms of, any such Parent Alternative Proposal (including any material changes thereto). For the avoidance of doubt, all information provided to the Company pursuant to this Section 5.03 will be subject to the terms of the Confidentiality Agreement.

(d)  Neither the Parent Board nor any committee thereof shall (i) (A) qualify, withhold or withdraw (or modify in a manner adverse to the Company) the Parent Board Recommendation or fail to include the Parent Board Recommendation in the Joint Proxy Statement, (B) if a Parent Alternative Proposal has been publicly disclosed, fail to publicly recommend against such Parent Alternative Proposal or fail to reaffirm the Parent Board Recommendation within ten (10) Business Days of the request of the Company to take such action or (C) approve, adopt or recommend any Parent Alternative Proposal (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) authorize, cause or permit Parent or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any Parent Alternative Proposal, other than any Acceptable Parent Confidentiality Agreement pursuant to Section 5.03(b) (each, a “Parent Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Parent Shareholder Approval is obtained, the Parent Board may, if the Parent Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, if Parent has received a Parent Superior Proposal, make a Parent Adverse Recommendation Change; provided that (x) Parent delivers to the Company a written notice (a “Parent Notice”) advising the Company that Parent intends to take such action and specifying the reasons therefor, including the material terms and conditions of such Parent Alternative Proposal and (y) at or after 5:00 p.m., Bermuda time, on the third Business Day following the day on which Parent delivered the Parent Notice, during which such period Parent shall have negotiated, and caused any of its applicable Representatives to negotiate, in good faith with the Company with respect to any changes to the terms of this Agreement proposed by the Company, the Parent Board, determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Parent Alternative Proposal continues to constitute a Parent Superior Proposal (it being understood and agreed that any change in the financial terms or any other material amendment to the terms and conditions of such Parent Superior Proposal will require a new Parent Notice and a new two (2) Business Day period). In determining whether to make a Parent Adverse Recommendation Change, the Parent Board will take into account any changes to the terms of this Agreement committed to in writing, and not withdrawn, by the Company by 5:00 p.m., Bermuda time, on the last day of the three (3) Business Day period or two (2) Business Day period, as applicable, following a Parent Notice.

(e)  Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit Parent or the Parent Board or any committee thereof from (i) taking and disclosing to shareholders of Parent a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that any such communication to the shareholders of Parent shall not be deemed to be a Parent Adverse Recommendation Change) or (ii) making any disclosure or communication to shareholders of Parent if the Parent Board determines in good faith, based on the written advice of its outside legal counsel, that the failure to make such disclosure or communication would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)  As used in this Agreement, “Acceptable Parent Confidentiality Agreement” shall mean any confidentiality agreement entered into by Parent from and after the date of this Agreement that contains terms that are not less favorable in all matters to Parent than those contained in the Confidentiality Agreement and does not prohibit Parent from complying with its obligations set forth in this Section 5.03.

(g)  As used in this Agreement, “Parent Alternative Proposal” shall mean, other than the Transactions, any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than the Company and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects) that, if consummated, would result in any Person or group owning (x) 100% of the Parent Reserves, revenues or net income of Parent and its Subsidiaries, taken as a whole, or (y) 15% or more of the consolidated assets (based on the fair market value thereof, as determined in good faith by the Parent Board) of Parent and its Subsidiaries, taken as a whole, (ii) acquisition of Parent Shares representing 15% or more of the outstanding Parent Shares, (iii) merger, amalgamation, consolidation, share exchange, share purchase, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 15% or more of the aggregate voting power of Parent or of the surviving entity in such transaction or the resulting direct or indirect parent of Parent or such surviving entity or (iv) any combination of the foregoing, whether in a single transaction or a series of related transactions.

(h)  As used in this Agreement, “Parent Superior Proposal” shall mean any bona fide written Parent Alternative Proposal that did not result from a breach of Section 5.03 and that the Parent Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant (in the view of the Parent Board) legal, regulatory, financial and other aspects of such proposal (including the conditionality and the timing and the likelihood of consummation of such proposal), would be more favorable to Parent and its shareholders than the Merger; provided that, for purposes of the definition of “Parent Superior Proposal”, the references to “15%” in the definition of Parent Alternative Proposal shall be deemed to be references to “50%”.

Section 5.04. Preparation of the Joint Proxy Statement and Registration Statement; Shareholders Meetings.

(a)  As promptly as reasonably practicable after the date of this Agreement, and in any event within 30 Business Days following the date of this Agreement, (i) the Company and Parent shall jointly prepare the Joint Proxy Statement and file it with the SEC and (ii) Parent (with the assistance and cooperation of the Company) shall prepare the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, and file it with the SEC. Each of Parent and the Company shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the Securities Act and (B) have the Joint Proxy Statement cleared by the SEC, in each case as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 5.02, the Company Board shall make the Company Board Recommendation to the holders of Company Shares and shall include such Company Board Recommendation in the Joint Proxy Statement. Subject to Section 5.03, the Parent Board shall make the Parent Board Recommendation to the holders of Parent Shares and shall include such recommendation in the Joint Proxy Statement. Each of Parent and the Company shall provide to the other all information concerning it and its Subsidiaries as may be reasonably requested by the other party in connection with the preparation of the Joint Proxy Statement and the Registration Statement and shall otherwise assist and cooperate with the other party in the preparation of the Joint Proxy Statement and the Registration Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Joint Proxy Statement or the Registration Statement if and to the extent such information shall have become false or misleading in any material respect. Each of Parent and the Company shall notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information and shall supply the other party with copies of all written correspondence between such party and the SEC with respect to the Joint Proxy Statement or the Registration Statement, as the case may be. Each of Parent and the Company shall (1) to the extent reasonably practicable, provide the other with a reasonable opportunity to review and comment on the Joint Proxy Statement and the Registration Statement, as applicable, and any amendment or supplement thereto, and any written communications with the SEC (including any responses to any comments of the SEC) prior to disseminating the Joint Proxy Statement to their respective shareholders or filing the Registration Statement with the SEC, (2) consider in good faith any comments on the Joint Proxy Statement or the Registration Statement or such other document or written communication with the SEC, as applicable, reasonably proposed by the other party and (3) not disseminate the Joint Proxy Statement to their respective shareholders or file the Registration Statement with the SEC prior to receiving the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed); provided that with respect to documents filed by a party that are incorporated by reference in the Registration Statement or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; provided, further, that this approval right shall not apply with respect to information relating to a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change. If, at any time prior to the Company Shareholders Meeting or the Parent Shareholders Meeting, as the case may be, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company or Parent, as applicable, shall file with the SEC an appropriate amendment or supplement describing such information as promptly as practicable after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent an amendment or supplement to the Joint Proxy Statement is filed, to the extent required by applicable Law, Parent and the Company shall disseminate such amendment or supplement to their respective shareholders.

(b)  Subject to Section 5.04(a), the Company shall take all necessary actions in accordance with applicable Law, the Company Organizational Documents and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, reconvening or postponement thereof, the “Company Shareholders Meeting”) as promptly as reasonably practicable (and in no event later than thirty (30) days) following effectiveness of the Registration Statement for the purpose of obtaining the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, reconvene or postpone the Company Shareholders Meeting or change the record date with respect thereto if the Company reasonably believes that, after consultation with Parent, (i) such adjournment, reconvening, postponement or change of the record date is necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the holders of Company Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement), (A) there will be an insufficient number of Company Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain the Company Shareholder Approval (provided that the Company Shareholders Meeting is not postponed or adjourned by more than an aggregate of fifteen days in connection with any postponements or adjournments in reliance on this clause (ii)) or (iii) such adjournment, reconvening, postponement or change of the record date is required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been earlier terminated, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders Meeting and to hold a vote of its shareholders for purposes of obtaining the Company Shareholder Approval shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Company Alternative Proposal (whether or not a Company Superior Proposal), by an Intervening Event or by a Company Adverse Recommendation Change made by it; provided, however, that if the public announcement of a Company Adverse Recommendation Change or the delivery of a Company Notice or a notice contemplated by Section 5.02(e)(i) is less than ten (10) Business Days prior to the Company Shareholders Meeting, the Company shall be entitled to postpone the Company Shareholders Meeting to a date not more than ten (10) Business Days after such event. If the Company makes a Company Adverse Recommendation Change, (x) the Company shall nevertheless submit the matters contemplated by the Company Shareholder Approval to a vote of its shareholders and (y) the Joint Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Company Adverse Recommendation Change in accordance with applicable Law.

(c)  Subject to Section 5.04(a), Parent shall take all necessary actions in accordance with applicable Law, the Parent Organizational Documents and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, reconvening or postponement thereof, the “Parent Shareholders Meeting”) as promptly as reasonably practicable (and in no event later than thirty (30) days) following effectiveness of the Registration Statement for the purpose of obtaining the Parent Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may, in its sole discretion, adjourn, reconvene or postpone the Parent Shareholders Meeting or change the record date with respect thereto if Parent reasonably believes that, after consultation with the Company, (i) such adjournment, reconvening, postponement or change of the record date is necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the holders of Parent Shares within a reasonable amount of time in advance of the Parent Shareholders Meeting, (ii) as of the time for which the Parent Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement), (A) there will be an insufficient number of Parent Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain the Parent Shareholder Approval (provided that the Parent Shareholders Meeting is not postponed or adjourned by more than an aggregate of fifteen days in connection with any postponements or adjournments in reliance on this clause (ii)) or (iii) such adjournment, reconvening, postponement or change of the record date is required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been earlier terminated, the obligation of Parent to call, give notice of, convene and hold the Parent Shareholders Meeting and to hold a vote of its shareholders for purposes of obtaining the Parent Shareholder Approval shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Parent Alternative Proposal (whether or not a Parent Superior Proposal) or by a Parent Adverse Recommendation Change made by it; provided, however, that if the public announcement of a Parent Adverse Recommendation Change or the delivery of a Parent Notice is less than ten (10) Business Days prior to the Parent Shareholders Meeting, Parent shall be entitled to postpone the Parent Shareholders Meeting to a date not more than ten (10) Business Days after such event. If Parent makes a Parent Adverse Recommendation Change, (x) Parent shall nevertheless submit the matters contemplated by the Parent Shareholder Approval to a vote of its shareholders and (y) the Joint Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Parent Adverse Recommendation Change in accordance with applicable Law.

(d)  Each of the Company and Parent shall use reasonable best efforts to hold the Company Shareholders Meeting and the Parent Shareholders Meeting, respectively, at the same time and on the same date as the other party.

Section 5.05. Reasonable Best Efforts.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions to Closing applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, including (i) using reasonable best efforts to obtain all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers and qualifications from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and using reasonable best efforts to take all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)  Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, amalgamation, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be likely to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise impair or delay the ability of Parent to perform its material obligations under this Agreement; provided that nothing in this Section 5.05(b) shall prohibit Parent and its Subsidiaries from acquiring or investing in managing general underwriters or managing general agents or taking the actions described in Section 5.05(b) of the Parent Disclosure Letter.

(c)  In furtherance and without limiting the foregoing, (i) Parent shall file a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the New York Department of Financial Services and the Tennessee Department of Commerce & Insurance, within thirty (30) calendar days after the date hereof, (ii) Parent shall make all SFSA Filings, U.K. Filings and the BMA Filing within thirty (30) calendar days after the date hereof, (iii) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, as soon as reasonably practicable after the date hereof (but in any event within thirty (30) calendar days after the date hereof), and (iv) Parent and the Company, as applicable, shall make any and all necessary filings or notices with the applicable Governmental Authorities, including with respect to those Governmental Approvals set forth in Schedule 6.01(b) as soon as reasonably practicable after the date hereof (but in any event within thirty (30) calendar days after the date hereof). All filing fees payable in connection with the foregoing shall be borne by Parent. Subject to Section 5.08, Parent and the Company agree to promptly provide, or cause to be provided, all agreements, documents, instruments or information that may be required or requested by any Governmental Authority relating to Parent or its Affiliates, on the one hand, or the Company or its Affiliates, or its or their respect structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.

(d)  Each of the Company, Parent and Merger Sub agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company, Parent and Merger Sub shall keep the other reasonably apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers. Parent and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any third party in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws.

(e)  Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization or waiver is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned.

(f)  None of Parent, Merger Sub and the Company shall, and shall cause their respective controlled Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.

(g)  Notwithstanding anything in this Agreement to the contrary, in no event shall a party to this Agreement or any of its controlled Affiliates be required to agree to take or enter into any action which would be required to be taken if the Closing does not occur.

(h)  Parent’s or the Company’s breach of any of its obligations in this Section 5.05 that results in a failure of the Closing to occur shall constitute an intentional and material breach of this Agreement.

Section 5.06. Transfer Taxes. All share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Parent or the Surviving Company, and, prior to the Effective Time, the Company shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

Section 5.07. Public Announcements. The Company and Parent shall consult with each other and with CM Bermuda Limited (together with its Affiliates, as applicable, “CMB”) before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party (which, for the avoidance of doubt, shall refer to the Company or Parent, as the case may be, and not CMB), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of any other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules of NASDAQ or the NYSE or any listing agreement with NASDAQ the NYSE or (b) to enforce its rights and remedies under this Agreement. The Company shall not make any internal announcements or other communications to its employees or other constituents with respect to this Agreement or the Transactions without providing Parent a reasonable opportunity to review and provide comments on such announcement or communication, which the Company shall consider in good faith. Notwithstanding the foregoing, Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

Section 5.08. Access to Information; Confidentiality. Subject to applicable Law, from the date of this Agreement to the Effective Time, each of Parent and the Company shall, and shall cause each of its Subsidiaries to: (a) provide to the other party and their respective Representatives reasonable access during normal business hours in such a manner as not to unduly interfere with the operation of any business conducted by such party or any or its Subsidiaries, upon prior written notice to such party, to the officers, employees, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of such party and its Subsidiaries as Parent or the Company, as applicable, or their respective Representatives may reasonably request; provided, however, that neither Parent nor the Company shall be required to (or to cause any their respective Subsidiaries to) afford such access or furnish such information to the extent that the Company or Parent, as applicable, believes in good faith that doing so would: (i) result in the loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine (provided that the applicable party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of such privilege or doctrine); (ii) violate any confidentiality obligations of such party or any of its Subsidiaries to any third person or otherwise breach, contravene or violate any then effective Contract to which such party or any of its Subsidiaries is party; (iii) result in a competitor of such party or any of its Subsidiaries receiving information that is competitively sensitive; (iv) require such party or its Subsidiaries to provide any personnel file, medical file or related records of any Company Employee or employee of Parent, or (v) breach, contravene or violate any applicable Law (including any Antitrust Law) or Order. During any visit by the Company or Parent to the business or property sites of the other party or any of its respective Subsidiaries, the Company or Parent, as applicable, shall, and shall cause their respective Representatives accessing such properties to, comply with all applicable Laws and all of the other party’s and its respective Subsidiaries’, as applicable, safety and security procedures, including those related to a Contagion Event. Notwithstanding anything to the contrary contained in this Section 5.08, from the date of this Agreement to the Effective Time, none of Parent, the Company or any of their respective Affiliates shall conduct, without the prior written consent of the other party, any environmental investigation at any real property owned or leased by such other party or any of its Affiliates, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property. Each of Parent and the Company shall, and shall cause each of their respective Subsidiaries (including, with respect to Parent, Merger Sub) and its and their respective Representatives to, hold all information provided or furnished by the other party pursuant to this Section 5.08 confidential in accordance with the terms of the Confidentiality Agreement; provided that, notwithstanding anything to the contrary contained in this Section 5.08 or the Confidentiality Agreement, the Company shall be permitted to disclose any information furnished to it or any of its Representatives pursuant to clause (b) of this Section 5.08 to the Existing Shareholder.

Section 5.09. Indemnification and Insurance.

(a)  From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, together with such Person’s heirs, executors and administrators, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement (as may be amended, modified or supplemented after the date of this Agreement to expand the scope of indemnification and exculpation regarding the rights and obligations of the Strategic Review Committee, the Original SRC Members and the Independent Shareholder Representatives under Section 8.02) providing for indemnification between the Company and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, to the fullest extent permitted under applicable Law, the memorandum of association and bye-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, Parent shall cause the Surviving Company to, advance the reasonable and documented expenses (including reasonable and documented fees and expenses of legal counsel) of any Indemnitee under this Section 5.09 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.09) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be finally determined in a non-appealable judgment or order by a court of competent jurisdiction that such Person is not entitled to be indemnified pursuant to this Section 5.09(a).

(b)  None of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action relating to any acts or omissions covered under this Section 5.09 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim without admission of fault, guilt or wrongdoing, or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

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(c)  For the six (6) year period commencing immediately after the Effective Time, the Surviving Company shall maintain in effect the current directors’ and officers’ liability insurance of the Company and its Subsidiaries covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the directors’ and officers’ liability insurance policies of the Company and its Subsidiaries on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policies in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy). The Company may prior to the Effective Time purchase a prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, including the Transactions; provided that the premium for such “tail” policy shall not exceed 300% of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ liability insurance policy. If such prepaid “tail” policy has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.09(c) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d)  The provisions of this Section 5.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee and his or her heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise. The obligations of Parent and the Surviving Company under this Section 5.09 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.09 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.09 applies shall be third-party beneficiaries of this Section 5.09).

(e)  In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.09.

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(f)  Nothing contained in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to or in substitution for any such claims under such policies.

Section 5.10. Rule 16b-3. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the transactions contemplated by this Agreement are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11. Employee Matters.

(a)  From the Effective Time though December 31, 2021 or, if longer, the time required by applicable law (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to provide, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who continues as an employee of the Company or any of its Subsidiaries at the Effective Time (each, a “Company Employee”), with (i) base salary, wage rate and short-term incentive opportunity that in each case is no less favorable than that provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time.

(b)  Without limiting the generality of Section 5.11(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Company to, assume, honor and continue during the Continuation Period (or such longer period as required by applicable Law or the terms of the Company Plan) all of the Company Plans, including, for the avoidance of doubt, the Company Severance Plan, in each case, as in effect at the Effective Time and in accordance with their terms.

(c)  With respect to any current year accrued but unused paid time off to which any Company Employee is entitled pursuant to the paid time off policy or individual agreement or other arrangement applicable to such Company Employee immediately prior to the Effective Time (the “Paid Time Off Policy”), Parent shall, or shall cause the Surviving Company to, (i) allow such Company Employee to use such accrued but unused paid time off and (ii) if any Company Employee’s employment terminates during the Continuation Period, pay the Company Employee, in cash, an amount equal to the value of the current year accrued but unused paid time off to the same extent that the Company Employee would have received a cash payment therefor under the Paid Time Off Policy as in effect as of immediately prior to the Effective Time.

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(d)  With respect to all employee benefit plans of the Surviving Company and its Subsidiaries in which the Company Employees commence to participate following the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any paid time off and severance plans), (i) for purposes of determining eligibility to participate and vesting and (ii) for purposes of calculating paid time off and severance pay, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Company or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to the same extent such service was credited before the Effective Time under the Company Plan that provided the same or substantially similar benefit; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(e)  Without limiting the generality of Section 5.11(a), Parent shall, or shall cause the Surviving Company to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Company or any of its Subsidiaries in which Company Employees (and their eligible dependents) commence to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to such commencement of participation and (ii) honor any co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which such commencement of participation occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(f)  For the avoidance of doubt, for purposes of any Company Plan containing a definition of “change in control” or “change of control” (or term of similar import), the occurrence of the Closing shall be deemed to constitute a “change in control” or “change of control” (or such term of similar import) under such Company Plan.

(g)  The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, including any Company Plan, (ii) prevent the amendment or termination of any Company Plan or interference with the right or obligation of Parent or its Subsidiaries to make such changes as are necessary to conform with applicable Law or (iii) alter or limit Parent’s or any of its Subsidiaries’ (including the Surviving Company and its Subsidiaries, following the Closing) ability to terminate the employment of any Employee.

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(h)  Except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 5.12. Notification of Certain Matters; Shareholder Litigation; Series B Claims. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relate to this Agreement, the Statutory Merger Agreement or the Transactions. Subject to applicable Law, the Company shall give Parent the opportunity to participate, at Parent’s sole cost and expense, in the defense and settlement of any shareholder litigation against the Company or its directors relating to this Agreement, the Statutory Merger Agreement or the Transactions, and shall not settle any such Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required with respect to any settlement (a) that would not impose equitable relief on, and would not provide for the admission of wrongdoing by, the Company or any of its directors, as the case may be, and (b) the monetary portion of which has been reserved for by the Company or is covered by insurance policies of the Company or its directors within applicable limits and deductibles. Prior to the Effective Time, the Company shall and shall cause its Representatives to (i) give prompt notice to Parent of any substantive information that comes to its attention, or any material communication received, regarding the Series B Claims, in each case from the Series B Preferred Shareholders, (ii) not make any admission of liability with respect to the Series B Claims and (iii) not settle the Series B Claims without Parent’s prior consent.

Section 5.13. Merger Sub Shareholder Approval. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving the Merger, this Agreement and the Statutory Merger Agreement (the “Merger Sub Shareholder Approval”).

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Section 5.14. Financing.

(a)  Parent shall use its reasonable best efforts to arrange and to consummate the Financing as soon as reasonably practicable after the date of this Agreement, but on or prior to the Closing Date, on the terms and conditions described in the Commitment Letters and the Fee Letter, which reasonable best efforts shall include (i) entering into definitive agreements with respect to the Financing on or prior to the Closing Date on terms and conditions no less favorable to Parent than those contained in the Commitment Letters after giving effect to the “market flex” provisions under the Fee Letter (the “Financing Agreements”), (ii) satisfying on a timely basis or obtaining the waiver of all conditions in the Commitment Letters and the Financing Agreements, (iii) consummating the Financing at or prior to the time upon which Closing is required to occur pursuant to the terms of this Agreement (it being understood that, it is not a condition to Closing under this Agreement for Parent to obtain the Financing) and (iv) enforcing its rights under the Commitment Letters and the Financing Agreements, except, in the case of clauses (i) through (iv) above, to the extent (and solely to the extent) Parent or one or more of its Subsidiaries has (x) issued in one or more offerings any debt or equity securities in lieu of the Debt Financing on or prior to the Closing Date (any such offering, a “Securities Offering” and collectively, the “Securities Offerings”) and/or (y) obtained financing in the form of loans (including under a revolving line of credit), notes or other similar instruments in lieu of the Debt Financing on or prior to the Closing Date (collectively with any Securities Offerings, the “Other Financing Arrangements”) that provides sufficient proceeds, together with available and unrestricted cash on hand of Parent and its Subsidiaries and the proceeds of the Equity Financing, to pay the Required Cash Amount. Other than as set forth in Section 5.14(b) and Section 5.14(c), Parent shall use its reasonable best efforts to maintain in effect each Commitment Letter, except to the extent (and solely to the extent) Parent or one or more of its Subsidiaries has closed one or more Other Financing Arrangements that provides sufficient proceeds, together with available and unrestricted cash on hand of Parent and its Subsidiaries and the proceeds of the Equity Financing, to pay the Required Cash Amount. Parent must, upon the reasonable request by the Company, (A) keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and any Other Financing Arrangements and (B) provide the Company with copies of all definitive agreements and other material documents related to the Debt Financing and any Other Financing Arrangement in connection with its satisfaction of obligations pursuant to clause (d) below. Parent shall give the Company written notice as promptly as practicable (and in any event, within two (2) Business Days) (x) of any material breach or default by any party to any of the Financing Commitments or definitive agreements related to the Financing or any documentation governing any Other Financing Arrangement of which Parent becomes aware, and/or (y) of the receipt of any (1) written notice or (2) other written communication, in each case from any Lender or Equity Investor with respect to (I) any actual breach or default, or any termination or repudiation, in each case in any material respect, by any party to any of the Commitment Letters or definitive agreements related to the Financing of any provisions of any Financing or definitive agreements related to the Financing or (II) dispute or disagreement between or among the parties to any of the Commitment Letters or definitive agreements related to the Financing or any documentation governing any Other Financing Arrangement with respect to the obligation to fund the Financing or such Other Financing Arrangement or the amount of the Financing to be funded at the Closing that would reasonably be expected to (A) make the funding of the Financing or such Other Financing Arrangement less likely to occur or (B) materially delay or prevent the Closing, or (y) reduce the aggregate amount available under the Commitment Letters (including as a result of the imposition of any “flex” terms in the Fee Letter) below an amount that, when combined with available and unrestricted cash on hand of Parent and its Subsidiaries and the proceeds of any Other Financing Arrangements, is sufficient to pay the Required Cash Amount (but excluding in each case, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto). Parent must provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within two (2) Business Days) after the date that the Company delivers a written request therefor to Parent.

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(b)  If, prior to the earliest of (x) the Closing, (y) the consummation of Other Financing Arrangements that provide sufficient proceeds, together with available and unrestricted cash on hand of Parent and its Subsidiaries and the proceeds of the Equity Financing, to pay the Required Cash Amount and (z) the amount of available and unrestricted cash on Parent’s balance sheet being sufficient, together with the proceeds of the Equity Financing, to pay the Required Cash Amount (such earliest date, the “Satisfaction Date”), any portion of the Debt Financing becomes unavailable, or Parent becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, on the terms and conditions (including any “flex” provisions in the Fee Letter) contemplated in the Debt Commitment Letter, Parent will promptly notify the Company in writing (but in any event within two (2) Business Days after the occurrence or discovery thereof) and Parent will use reasonable best efforts to obtain, as promptly as reasonably practicable, financing from the same or alternative sources on terms not less favorable to Parent than those contained in the Debt Commitment Letter and the related Fee Letter, containing conditions to draw, conditions to Closing and other terms that would reasonably be likely to affect the availability thereof that (A) are not more onerous in any material respect than those conditions and terms contained in the Debt Commitment Letter, (B) would not reasonably be likely to materially delay the Closing or make the Closing materially less likely to occur, and (C) in an amount at least equal to the Debt Financing or such unavailable portion thereof (the “Alternative Financing”) and to obtain (and, when obtained, to provide the Company with a copy of) a new financing commitment for the Alternative Financing (the “Alternative Financing Commitment Letter”), which new letter shall replace the existing Debt Commitment Letter in whole or in part. In the event that any Alternative Financing Commitment Letters are obtained, (A) any reference in this Agreement to the “Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by an Alternative Financing Commitment Letter at the time in question and any Alternative Financing Commitment Letters to the extent then in effect and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.

(c)  Other than as set forth in Section 5.14(b), prior to the occurrence of the Satisfaction Date, Parent shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), replace, amend, modify, supplement or waive any provision of the Debt Commitment Letter to the extent such replacement, amendment, supplement, modification or waiver (individually or in the aggregate with any other replacements, amendments, supplements, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount thereof) to an amount that would not, together with available and unrestricted cash on hand of Parent and its Subsidiaries and the proceeds of the Equity Financing, be sufficient to pay the Required Cash Amount, or (y) impose any new or additional condition, or otherwise replace, amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing, or (II) adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party under the Debt Commitment Letter (collectively, the “Restricted Debt Commitment Letter Amendments”); provided that, subject to the limitations set forth in this Section 5.14(c), the Parent may replace, amend, supplement, modify or waive the Debt Commitment Letter (to the extent not prohibited by this Section 5.14(c)) (including to add additional agents, co-agents, lenders, lead arrangers, managers or similar entities that have not executed the Debt Commitment Letter as of the date hereof, together with any conforming or ministerial changes related thereto, but only if the addition of such parties, individually or in the aggregate, would not result in the occurrence of a Restricted Debt Commitment Letter Amendment). Upon any such replacement, amendment, supplement or other modification of, or waiver under, the Debt Commitment Letters in accordance with this Section 5.14(c), the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as so replaced, amended, modified or waived and the term “Debt Financing” as used in this Agreement shall be deemed to include any Debt Financing contemplated by any such Debt Commitment Letter as so replaced, amended, supplemented, modified or waived. Buyer shall promptly deliver to the Company true and correct copies of any such replacement, amendment, restatement, modification, supplement, waiver or substitution of the Debt Commitment Letters.

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(d)  From the date hereof and until the Satisfaction Date, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to, use reasonable best efforts to provide all reasonable cooperation as is customary for financings of this type requested by Parent in connection with the Debt Financing or the Other Financing Arrangements, including using reasonable best efforts to:

(i)  furnish, as promptly as reasonably practicable, such historical financial and other pertinent information (including such information that is reasonably necessary for Parent’s preparation of pro forma financial statements) regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Financing Sources in connection with the Debt Financing or the Other Financing Arrangements;

(ii)  cause senior management of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as underwriters, initial purchasers, lead arrangers, bookrunners or agents for, and prospective Financing Sources for, for the Debt Financing or the Other Financing Arrangements), presentations, road shows, sessions with rating agencies, and due diligence sessions in connection with the Debt Financing or the Other Financing Arrangements;

(iii)  (A) provide customary assistance with the preparation of materials for rating agency presentations, bank information memoranda, bridge teasers, syndication memoranda, lender presentations, offering memoranda, prospectuses and other customary marketing materials (collectively, the “Offering Materials”) required in connection with the Debt Financing or the Other Financing Arrangements, including furnishing (y) records, data or other information necessary to support any statistical information or claims relating to the Company or the Company Subsidiaries appearing in the aforementioned materials and (z) customary certificates of the chief financial officer (or other comparable officer) of the Company with respect to financial information (including pro forma financial information); (B) provide reasonable cooperation with the due diligence efforts of the Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in this Agreement) and (C) provide customary authorization letters with respect to the Company or its Subsidiaries authorizing the distribution of information to prospective lenders or investors (including, solely as to the Company and its Subsidiaries, customary 10b-5 and material non-public information representations);

(iv)  promptly, and in any event no later than three (3) Business Days prior to Closing, provide all documentation and other information that any underwriter, initial purchaser, arranger or bookrunner of, or agent, trustee, depositary or Financing Source for, any Debt Financing or Other Financing Arrangements has requested in connection with such Debt Financing or Other Financing Arrangements under applicable “know-your-customer” and anti-money laundering rules and regulations relating to the Company or any of the Company Subsidiaries, in each case as requested at least eight (8) Business Days prior to the Closing Date;

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(v)  assist in the preparation, execution and delivery of definitive financing documents, including guarantee documents, customary closing certificates and documents, and customary back-up therefor, as may be required by the Debt Financing or the Other Financing Arrangements and other customary documents as may reasonably be requested by Parent or the Financing Sources, but, except as set forth in clause (d)(iii) above, in no event shall (A) any of the items described in the foregoing be effective until as of or after the Closing or (B) the Company or any of its Subsidiaries be required to execute or delivery any solvency certificate or similar certification;

(vi)  assist Parent in benefitting from the existing lending and investor relationships of the Company and the Company Subsidiaries;

(vii)  cooperate with Parent and Parent’s efforts to obtain corporate and facilities ratings and legal opinions from Parent’s legal counsel, as reasonably requested by Parent;

(viii)  take all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any Financing Source to permit the consummation of the Debt Financing; provided that no such actions shall be required to be effective prior to Closing, and no such actions shall be required to be taken by any Person who is not continuing in such capacity after the Closing; and

(ix)  cause the Company’s independent auditors to furnish to Parent and the Financing Sources promptly with drafts of customary comfort letters (including “negative assurance” comfort and change period comfort) that the independent auditors of the Company are prepared to deliver upon “pricing” and “closing” of any Securities Offerings and the Company’s independent auditors to deliver such comfort letters upon the “pricing” and “closing” of any such Securities Offerings, and cause the Company’s independent auditors to provide customary auditor consents (including consents with respect to inclusion of the Company’s financial statements and any audit opinions in respect thereof in any Current Report on Form 8-K, registration statement, prospectus or offering memorandum or similar documents for any portion of the Debt Financing or any Securities Offerings).

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In no event shall the Company, its Subsidiaries or any of their respective Representatives have any obligations under this Section 5.14(d), other than to cause the Company, its Subsidiaries or any of their respective Representatives to comply with its obligations under this Section 5.14(d). The foregoing notwithstanding, neither the Company, its Subsidiaries nor any of their Representatives be required to take or permit the taking of any action pursuant to this Section 5.14(d) that would (i) require the Company, its Subsidiaries or any Persons who are officers or directors (or similar positions) of the Company or any of its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing or any Other Financing Arrangements or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is not contingent upon the occurrence of the Closing or that would be effective prior to the Closing Date (except (I) the authorization letters set forth in clause (d)(iii)(C) above, (II) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in clause (d)(ix) above and (III) any certificate of the chief financial officer of the Company reasonably requested by Parent’s counsel in connection with the delivery of any legal opinions such counsel may be required to deliver (including the certificate set forth in clauses (d)(iii) above)), (ii) cause any representation or warranty in this Agreement to be breached by the Company, (iii) require the Company to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing or any Other Financing Arrangements prior to the Closing (except to the extent such expenses, liabilities or other obligations are subject to the expense reimbursement or indemnity provisions set forth in the final two sentences of this clause (d) below) or have any obligation of the Company under any agreement, certificate, document or instrument be effective until the Closing (other than information provided pursuant to any applicable “know-your-customer” and anti-money laundering rules and regulations), (iv) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) unreasonably interfere with the conduct of the business of the Company, (vi) require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing (except to the extent such fees or expenses are subject to the expense reimbursement or indemnity provisions set forth in the final two sentences of this clause (d) below), (vii) require delivery of any legal opinions from legal counsel to the Company or its Subsidiaries or (viii) neither the Company nor any of its Subsidiaries shall be responsible for the preparation of any pro forma financial statements or any adjustments to any pro forma financial information required to be provided in accordance with the Debt Financing or any Other Financing Arrangements. Nothing contained in this Section 5.14(d) or otherwise shall require the Company, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or any Other Financing Arrangements. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company its Subsidiaries or any of their respective Representatives in connection with any actions taken in connection with the Debt Financing or any Other Financing Arrangements or otherwise pursuant to this Section 5.14(d). Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing or any Other Financing Arrangements, any action taken pursuant to this Section 5.14(d) and any information used in connection with the foregoing (other than information provided in writing by the Company, its Subsidiaries or any of their respective Representatives specifically in connection with its obligations pursuant to this Section 5.14(d)), except to the extent that any of the foregoing is determined in a final, non-appealable judgment of a court of competent jurisdiction to arise from (x) the bad faith, gross negligence or willful misconduct of the Company, its Affiliates or any of their respective Representatives or (y) information provided by the Company, its Subsidiaries or any of their respective Representatives in writing expressly for use in connection with the Debt Financing or any Other Financing Arrangements containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, this Section 5.14(d) shall be deemed satisfied for purposes of Section 6.02(b) unless the failure to consummate the Debt Financing is directly and primarily the result of the Company’s breach of its obligations under this Section 5.14 in respect of the Debt Financing.

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(e)  The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing or the Other Financing Arrangements; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

(f)  At the request of Parent in connection with any Securities Offering, the Company shall use reasonable best efforts to file a Form 8-K with the SEC disclosing information identified by Parent relating to the Company and its Subsidiaries for purposes of permitting such information to be included in the Offering Materials to be provided to potential investors who do not wish to receive material nonpublic information with respect to any of Parent, the Company, any of their respective Subsidiaries or any of their respective securities; provided that in no event shall the Company be required to file a Form 8-K with the SEC to the extent that the Company reasonably objects to such disclosure (including as a result of a determination by the Company that making such disclosure would be detrimental to the business or operations of the Company or any of its Subsidiaries).

Section 5.15. Company Guarantees. From the date hereof until the Closing Date (or, if earlier, the date of termination of this Agreement in accordance with Article VIII), Parent and the Company shall use their reasonable best efforts and cooperate in good faith to either (a) obtain any requisite consent to the Transactions from each third-party counterparty to a Company Guarantee, including, as applicable, a waiver of any objections or rights such third party may have under the applicable Company Guarantee or (b) terminate and replace such Company Guarantee with a similar guarantee which is mutually agreeable to the Company, Parent and such third party.

Section 5.16. Credit Agreement. If requested by Parent, between the date hereof and the Closing Date (or, if earlier, the date of termination of this Agreement in accordance with Article VII), the Company shall use its reasonable best efforts to, and Parent shall use its reasonable best efforts to assist the Company to, obtain (a) any requisite consent to the transactions contemplated hereby from each third-party counterparty to the Credit Agreement, including, as applicable, a waiver of any objections or rights such third party may have under the Credit Agreement and (b) (i) an amendment to extend the maturity of the Credit Agreement and (ii) such other amendments as Parent may reasonably request in connection with the transactions contemplated hereby; provided that, at the option of the Company, any such amendments requested under this clause (b)(ii) shall only be effective on and after the Closing Date; provided further that, in the event the consent and waiver described in the foregoing clause (a) cannot be obtained on or prior to the Closing Date after the Company has used its reasonable best efforts to do so, the Company shall deliver notice of its election to terminate the Credit Agreement pursuant to, and in accordance with, the Credit Agreement, with such termination being effective as of, and conditioned upon, the Closing. Notwithstanding the foregoing, in no event shall this Section 5.16, except with respect to the fees, costs and expenses of external counsel, require the Company or any of its Subsidiaries to (i) agree to or to pay any fees, incur or reimburse any costs or expenses, or make any payment, prior to the occurrence of the Closing or otherwise incur any liability relating to any such action of the type described in the foregoing clauses (a) or (b), in each case to the extent Parent does not agree to reimburse such amounts or (ii) execute or deliver any certificate, document, instrument or Contract that is effective prior to the Closing (or that would be effective if the Closing does not occur), other than customary payoff letters.

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Section 5.17. Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (a) take all reasonable action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any Takeover Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other transactions contemplated by this Agreement.

Section 5.18. Stock Exchange Listing, De-listing and De-registration.

(a)  Parent shall use reasonable best efforts to (i) cause the Parent Shares to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance, at Parent’s sole expense and (ii) (A) procure, or cause to be procured, as of the Effective Time, at its sole expense, the listing of each of the CVRs and the Merger Consideration Warrants (and the Parent Shares issuable upon exercise of such Merger Consideration Warrants) to be issued in connection with the Merger on the NYSE or (B) with respect to the CVRs and the Merger Consideration Warrants, if unable to be listed on the NYSE, cause each of the CVRs and the Merger Consideration Warrants (and the Parent Shares issuable upon exercise of such Merger Consideration Warrants) to be listed on the OTCQX market as of the Effective Time, in each case subject to official notice of issuance and to the extent the CVRs and the Merger Consideration Warrants meet all of the applicable exchange’s listing requirements, including the minimum holder requirement.

(b)  The Company shall take all actions necessary to permit the Company Shares and any other security issued by the Company or one of its Subsidiaries and listed on NASDAQ to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as possible following the Effective Time.

Section 5.19. Investment Management Agreement. Following the date of this Agreement, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent to achieve liquidity for illiquid assets owned by the Company and its Subsidiaries such that the resulting liquid assets may be invested under the Investment Management Agreement.

Section 5.20. Change of Name. As promptly as reasonably practicable after the Closing Date, Parent shall make any required filings or notices with any Governmental Authorities, and take all such other actions as may be reasonably necessary, in order to effect a change in its name to “SiriusPoint Ltd.”.

Section 5.21. Parent Board. Parent shall take all necessary action to add the individuals listed on Schedule 5.21 as members of the Parent Board in the classes listed therein as of the Effective Time. From and after the Effective Time, each individual listed on Schedule 5.21 shall hold office hold office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal.

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Section 5.22. Additional Agreements. At the Closing, each of Parent and the Company shall, and shall cause their respective Affiliates (other than, in the case of the Company, CMB, China Minsheng Investment Group Corp., Ltd., CMIG International Holding Pte. Ltd. and any other direct or indirect parent companies of CMB or Subsidiaries of China Minsheng Investment Group Corp., Ltd.) to, duly execute and deliver each of the Investor Rights Agreement, the Registration Rights Agreement, the CVR Agreement, the Parent Warrant Agreement and the Parent Certificate of Designation in order for each to be in full force and effect as of the Effective Time. In the event that the Upside Rights or the CVRs are required to be qualified under the Trust Indenture Act of 1939, as amended, each of Parent and the Company shall take any actions required for such qualification.

Article VI

Conditions Precedent

Section 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Shareholder Approval. The Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

(b)  Other Approvals. The Governmental Approvals set forth in Schedule 6.01(b) shall have been made or obtained and shall be in full force and effect. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(c)  No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced by any court or other Governmental Authority of competent jurisdiction that is in effect and that prevents or prohibits consummation of the Merger.

(d)  NYSE Listing. The Parent Shares issuable in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)  Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

(f)  Additional Agreements. Each of the Investment Management Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the CVR Agreement, the Parent Warrant Agreement and the Parent Certificate of Designation shall have been duly executed by each of the parties thereto and shall be in full force and effect.

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Section 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 3.02(a), 3.02(b) and 3.06(b) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Sections 3.01(a), 3.03(a), 3.03(b), 3.03(d), 3.14 and 3.21 shall be true and correct in all material respects (without regard to any materiality qualifiers specified therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, other than Section 3.15(b) and any use of the defined term “Company Material Contract”) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)  Performance of Obligations and Agreements of the Company. The Company shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)  Company Material Adverse Effect. Since the date hereof, there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect.

Section 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Sections 4.02(a), 4.02(b) and 4.06(b) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Sections 4.01(a), 4.03(a), 4.03(b), 4.03(d), 4.14 and 4.23 shall be true and correct in all material respects (without regard to any materiality qualifiers specified therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein other than Section 4.15(b) and any use of the defined term “Parent Material Contract”) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

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(b)  Performance of Obligations and Agreements of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(c)  Parent Material Adverse Effect. Since the date hereof, there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect.

Article VII

Termination

Section 7.01. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approval (except as otherwise expressly noted):

(a)  by the mutual written consent of the Company and Parent duly authorized by each of the Company Board and the Parent Board;

(b)  by either of the Company or Parent:

(i)  if the Merger shall not have been consummated on or prior to May 6, 2021 (as such date may be extended pursuant to this Section 7.01(b)(i), the “Walk-Away Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement, its failure to act in good faith or its failure to use its reasonable best efforts to consummate the Transactions, including to the extent required by and subject to Section 5.05, has been a principal cause of the failure of the Merger to be consummated on or prior to such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); provided, further, that, if on a date that would have been the Walk-Away Date the conditions set forth in Section 6.01(b) or Section 6.01(c) (as a result of an Order relating to Antitrust Laws) are the only conditions in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, the Company or Parent may unilaterally extend the Walk-Away Date to August 6, 2021 if the Company or Parent, as applicable, notifies the other party on or prior to May 6, 2021 of its intention to extend the Walk-Away Date, in which case the Walk-Away Date shall be deemed for all purposes to be such later date;

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(ii)  if any Governmental Authority of competent jurisdiction shall have issued or entered an Order permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party (A) that has failed to use its reasonable best efforts to remove, contest, resolve or lift, as applicable, such Order or (B) if such party has failed to fulfill its obligations pursuant to Section 5.05;

(iii)  if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iv)  if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)  by Parent if the Company shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is not reasonably capable of being cured prior to the Walk-Away Date, or if reasonably capable of being cured, shall not have been cured by the earlier of the Walk-Away Date and thirty (30) calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Parent or Merger Sub is then in breach of any of its representations, warranties, obligations or agreements hereunder, which breach would give rise to a failure of a condition set forth in Section 6.03(a) or 6.03(b);

(d)  by the Company:

(i)  if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is not reasonably capable of being cured prior to the Walk-Away Date, or if reasonably capable of being cured, shall not have been cured by the earlier of the Walk-Away Date and thirty (30) calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any of its representations, warranties, obligations or agreements hereunder, which breach would give rise to a failure of a condition set forth in Section 6.02(a) or 6.02(b); or

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(ii)  prior to receipt of the Parent Shareholder Approval, if the Parent Board shall have effected a Parent Adverse Recommendation Change.

Section 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.02 and 7.03, Article VIII, the Confidentiality Agreement and the last sentence of Section 5.08, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for fraud on the part of such party or any willful and material breach by such party of any representation, warranty, obligation or agreement set forth in this Agreement or fraud.

Section 7.03. Termination Fee.

(a)  In the event that this Agreement is terminated:

(i)  by the Company pursuant to Section 7.01(d)(ii), then Parent shall pay to the Company or its designee, within two (2) Business Days following the date of such termination by the Company, the Parent Termination Fee;

(ii)  by either Parent or the Company pursuant to Section 7.01(b)(iii) prior to obtaining the Company Shareholder Approval, then the Company shall pay to Parent or its designee, within two (2) Business Days after the date of such termination by Parent or the Company, as the case may be, the Company Termination Fee; or

(iii)  by either Parent or the Company pursuant to Section 7.01(b)(iv) prior to obtaining the Parent Shareholder Approval, then Parent shall pay to the Company or its designee, within two (2) Business Days after the date of such termination by Parent or the Company, as the case may be, the Parent Termination Fee.

(b)  The parties hereby acknowledge and agree that, (i) except in the case of an intentional and material breach of this Agreement or the Company Voting Agreement, in the event that the Company Termination Fee is paid by the Company pursuant to Section 7.03(a), the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any and all losses or damages suffered or incurred by Parent, Merger Sub, or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination of this Agreement), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Action against the Company or any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination and (ii) except in the case of an intentional and material breach of this Agreement or the Parent Voting Agreement, in the event that the Parent Termination Fee is paid by Parent pursuant to Section 7.03(a), the Parent Termination Fee shall be the sole and exclusive remedy of the Company for any and all losses or damages suffered or incurred by the Company or any of its Affiliates or any other Person in connection with this Agreement (and the termination of this Agreement), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company or any of its Affiliates or any other Person shall be entitled to bring or maintain any Action against Parent, Merger Sub or any of their respective partners, shareholders, managers, members or Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

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(c)  Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the Transactions and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. In no event shall the Company or Parent be required to pay to the other party more than one Company Termination Fee or Parent Termination Fee, as the case may be, pursuant to Section 7.03(a).

Article VIII

Miscellaneous

Section 8.01. No Survival of Representations and Warranties. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II and in Sections 5.09 and 5.11 shall survive the Effective Time. No other representations, warranties, obligations or agreements in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time.

Section 8.02. Waivers and Amendment. This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the parties hereto, or, in the case of a waiver, by the party waiving compliance with such provision or term; provided that any such change, modification, amendment, waiver or extension of any of the terms or provisions of this Agreement that would have the effect of (a) adversely and disproportionately affecting the rights under this Agreement of any holder of Company Shares making a Cash Election or a Share & CVR Election in comparison to other holders of Company Shares (disregarding for this purpose any effect contemplated by clause (b)) or (b) reducing the amount of consideration, or modifying the form of consideration, to be received by holders of Company Shares in respect of any Cash Electing Company Share or Share & CVR Electing Company Share shall require the Required Approval; provided, further, that any change, modification, amendment or waiver of any term or provision of this sentence shall also require the Required Approval. Any change or modification to this Agreement shall be null and void, unless made in accordance with the first sentence of this Section 8.02 and by written amendment to this Agreement and signed by each of the parties hereto. Notwithstanding the foregoing, if, following receipt of the Company Shareholder Approval, any change, modification to, or waiver of any provision of this Agreement would result in the termination of the Company Voting Agreement if the prior written consent of CMB or CMIG International Holdings Pte. Ltd under Section 13(a) of the Voting Agreement was not obtained with respect to such change, modification or waiver, such change, modification or waiver, as applicable, shall be null and void unless such proposed change, modification or waiver, as applicable, is consented to in writing by CMB or CMIG International Holding Pte. Ltd. in accordance with Section 13(a) of the Company Voting Agreement. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party and otherwise effected in accordance with the first sentence of this Section 8.02. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

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Section 8.03. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect.

Section 8.04. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document, such delivery by email or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.05. Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Exhibits and Schedules attached hereto, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, the Company Voting Agreement, the Parent Voting Agreement and the Transaction Matters Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for: (i) if the Effective Time occurs, (A) the right of the holders of Company Shares to receive the Merger Consideration payable in accordance with Article II, and (B) the right of the holders of Company Awards to receive the consideration payable in accordance with Article II, (ii) Section 5.07 (solely with respect to CMB), (iii) the provisions set forth in Section 5.09 and Section 5.14(d) of this Agreement and (iv) Section 8.02 (solely with respect to the Independent Shareholder Representatives), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.06. Governing Law; Jurisdiction.

(a)  This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger.

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(b)  All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the Transactions (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.07. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.06(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right to specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

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Section 8.08. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09. Notices. All notices, requests, consents, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail (except if not a Business Day then the next Business Day) to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, requests, consents, claims, demands and other communications, in each case to the respective party, will be sent to the applicable address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.09):

If to Parent or Merger Sub, to it at:

Third Point Reinsurance Ltd.

Point House

3 Waterloo Lane

Pembroke HM 08 Bermuda

Attention: Janice R. Weidenborner

Email: Janice.Weidenborner@thirdpointre.com

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with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022

Attention: Nicholas F. Potter

Email: nfpotter@debevoise.com

If to the Company, to:

Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor

Hamilton HM11 Bermuda
Attention: Gene Boxer
E-mail: Gene.Boxer@siriusgroup.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Sean M. Keyvan

Jonathan A. Blackburn

E-mail: skeyvan@sidley.com

jblackburn@sidley.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001
Attention: Todd E. Freed

Jon A. Hlafter

E-mail: todd.freed@skadden.com

jon.hlafter@skadden.com

Section 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

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Section 8.11. Definitions.

(a)  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“2013 Omnibus Incentive Plan” means the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan.

“2016 LTIP” means the Sirius Group Long Term Incentive Plan.

“Action” means any legal or administrative claim, proceeding, suit, investigation, arbitration or action.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable SAP” means, with respect to any Company Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of the domiciliary jurisdiction of such Company Insurance Subsidiary as in effect at the relevant time, including, where applicable, the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2008 and the Syndicate Accounting Byelaw (No. 8 of 2005).

“Average Parent Share Price” means the volume weighted average price of the Parent Shares on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent) measured on a cumulative basis over the fifteen (15) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the Effective Time.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by Law to be closed.

“Company Award” means a Company RSU Award, Company Performance Share Award, Company Restricted Share Award, Company Option or Company LTIP Award, as applicable, including, for the avoidance of doubt, any award that is denominated in shares and settled in cash.

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“Company Bye-Laws” means the Company’s Amended and Restated Bye-Laws, as amended to the date of this Agreement.

“Company Certificate of Designation” means the certificate of designation of the Company Preference Shares, adopted by the Company Board pursuant to duly authorized resolutions of the Company Board adopted on June 22, 2018, August 3, 2018 and August 23, 2018, as may be amended, restated or supplemented in accordance with the terms thereof from time to time.

“Company Charter” means the Company’s Memorandum of Association, as amended to the date of this Agreement.

“Company Guarantees” means any form of guarantee, undertaking, letter of credit, letter of comfort or other obligations or commitments by the Company or any of its Subsidiaries securing the obligations or liabilities of the Company or any of its Subsidiaries.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IT Systems” means any and all hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology and communications equipment, owned or leased by or licensed to Company or any of its Subsidiaries.

“Company Lease” means any lease, sublease, license or other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) or has the right to use or occupy, now or in the future, any real property.

“Company LTIP Award” means each award of performance shares granted under the 2016 LTIP.

“Company Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that has, or would reasonably be likely to have, a material adverse effect on the business, assets, properties, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include (except to the extent contemplated by the proviso at the end of this definition) the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general political or economic conditions (including changes in interest rates or exchange rates) or securities, credit, financial or capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries or businesses, or segments thereof, in which the Company and its Subsidiaries operate or in which products or services of the Company and its Subsidiaries are used or distributed, (iii) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretation of any of the foregoing) or the enforcement thereof, (iv) the negotiation, execution, announcement, pendency or performance of this Agreement, the Transactions or the terms hereof or the consummation of the Transactions and the identity of, or any other facts or circumstances specifically and particularly relating to, Parent or its Affiliates, including (A) effects relating to compliance with covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein and (B) any adverse effect caused by (I) the impact on the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, partners, Governmental Authorities or employees or (II) shortfalls or declines in revenue, margins or profitability, (v) any acts of war, armed hostilities, sabotage, cyber-attacks or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism, (vi) earthquakes, wildfires, tornados, hurricanes, floods or other natural disasters, (vii) any Contagion Event, or any worsening of a Contagion Event or related matters existing as of the date of this Agreement, or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Authority in response thereto, (viii) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the event, change, circumstance, effect, development or state of facts giving rise or contributing to such failure that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be likely to be a Company Material Adverse Effect), (ix) the credit, financial strength, claims paying or other ratings (other than the facts underlying any such ratings) of the Company or any of its controlled Affiliates (it being understood that the event, change, circumstance, effect, development or state of facts giving rise or contributing to such ratings that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be likely to be a Company Material Adverse Effect), (x) any matter set forth in the Company Disclosure Letter or (xi) any action taken or omitted to be taken by the Company at the request of Parent; except, in the case of the foregoing clauses (i), (ii), (iii), (v), (vi) and (vii), to the extent that such event, change, circumstance, effect, development or state of facts (x) affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other businesses engaged in the industries in which the Company and its Subsidiaries operate and (y) with respect to the foregoing clause (vii) only, relates solely to insurance policies written after April 1, 2020.

“Company Option” means each option granted under the Company’s 2018 Omnibus Incentive Plan.

“Company Organizational Documents” means the Company Charter and the Company Bye-Laws.

“Company Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering current or former employees, directors, officers or other service providers of the Company or any of its Subsidiaries.

“Company Performance Share Award” means each performance-based award granted under the Company’s 2018 Omnibus Incentive Plan.

“Company Plan” means each plan, program, policy, agreement or other arrangement (whether written or unwritten) covering current or former employees, directors, officers or other service providers of the Company or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) a Company Pension Plan, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, transaction, retention or other similar agreement between such Person and the Company or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, life insurance, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or with respect to which the Company or any of its Subsidiaries has any liability, directly or indirectly, contingent or otherwise, other than, in each case, any such plan, program, policy, agreement or other arrangement sponsored by a Governmental Authority.

“Company Restricted Share Award” means each award of restricted Company Shares granted under the Company’s 2018 Omnibus Incentive Plan.

“Company Rights” means, all options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the company to issue, any Company Shares or other equity or voting interests in the Company.

“Company RSU Award” means each restricted share unit award in respect of Company Shares granted under the Company’s 2018 Omnibus Incentive Plan that is subject solely to service-based vesting requirements and not performance-based vesting requirements.

“Company Severance Plan” means the Sirius Group Severance and Change in Control Plan, as in effect on the date of this Agreement.

“Company Share Plans” means the 2016 LTIP and the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan, as applicable, in each case as may be amended or restated from time to time.

“Company Subsidiary Stock Rights” means any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Company Termination Fee” means an amount in cash equal to $50,000,000.

“Confidentiality Agreement” means that certain confidentiality agreement, by and between the Company and Parent, dated as of April 1, 2020.

“Consent” means any consent, waiver, approval, license, Permit, order, non-objection or authorization.

“Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19).

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other binding agreement.

“Credit Agreement” means that certain Credit Agreement, dated as of February 8, 2018, by and among the Company, Sirius International Group, Ltd., the Other Subsidiaries (as defined therein) party thereto, the Lenders (as defined therein), Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. (as Joint Lead Arrangers and Joint Bookrunners), and JPMorgan Chase Bank, N.A. (as Syndication Agent), as may be amended, supplemented or modified from time to time.

“CVR Restricted Share” means each restricted share in respect of Parent Shares to be issued at the Effective Time in accordance with the Waiver Agreements entered into as of immediately prior to the Effective Time.

“Debt Financing Parties” means the Lenders and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Dissenting Shares” means Company Shares held by a holder of Company Shares who (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares to require appraisal of their Company Shares pursuant to the Bermuda Companies Act and (c) did not fail to perfect such right to appraisal or deliver an Appraisal Withdrawal.

“Equity Award Exchange Ratio” means (a) $13.00 divided by (b) the Average Parent Share Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FCA” means the U.K. Financial Conduct Authority.

“Financing Sources” means the Persons that have committed to provide, or have otherwise entered into agreements in connection with, the Debt Financing, any Other Financing Arrangements or any Alternative Financing in connection with the transactions contemplated hereby, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Approval” means any consent, approval, license, permit, order, qualification or waiver from, or filing, notification or registration with, or other action by or authorization of any Governmental Authority.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local or multinational, including, for the avoidance of doubt, Lloyd’s.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, any indebtedness for borrowed money, any issuance or sale of any debt securities or warrants or other rights to acquire any debt securities of such Person or any of its Subsidiaries, any guarantee of any such indebtedness or any debt securities of another Person or entry into any “keep well” or other agreement to maintain any financial statement condition of another Person.

“Independent Shareholder Representatives” means the individuals set forth on Schedule 8.11(a).

“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies, whether federal, national, provincial, state, local or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws.

“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent application; any trademark, trademark registration, trademark application, servicemark, trade name, business name and brand name, including any and all goodwill associated therewith; any copyright, copyright registration, copyright application, software and database rights; any internet domain name; and any trade secret, know-how and other information of a confidential nature.

“Investor Rights Agreement” means that certain Investor Rights Agreement, to be entered into by and between Parent and the Existing Shareholder substantially in the form attached hereto as Exhibit G.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.11 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.11 of the Parent Disclosure Letter.

“Liens” means any pledges, liens, charges, mortgages, encumbrances, leases, licenses, hypothecations or security interests of any kind or nature.

“Lloyd’s” means the Society and Corporation of Lloyd’s incorporated under the Lloyd’s Acts 1871 to 1982 (including the council constituted by the Lloyd’s Act 1982 and any delegate or person through whom the council is authorized to act).

“Malware” means any virus, Trojan horse, time bomb, key lock, spyware, worm, malicious code or other software program designed to, without the knowledge and authorization of the Company or any its Subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any software, computer data, network memory or hardware.

“Measurement Price” means the closing price of the Parent Shares on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent) on the Trading Day that is immediately prior to the Closing Date.

“Mixed Election Common Shares Exchange Ratio” means the following: (i) if the Average Parent Share Price is greater than $8.56, 0.496; (ii) if the Average Parent Share Price is greater than or equal to $7.74 but less than or equal to $8.56, the amount equal to the quotient obtained (rounded to three (3) decimal places) by dividing (x) $4.245 by (y) the Average Parent Share Price; or (iii) if the Average Parent Share Price is less than $7.74, 0.548.

“Mixed Election Preference Shares Exchange Ratio” means the following: (i) if the Average Parent Share Price is greater than $8.56, 0.106; (ii) if the Average Parent Share Price is greater than or equal to $7.74 but less than or equal to $8.56, the amount equal to the quotient obtained (rounded to three (3) decimal places) by dividing (x) $0.905 by (y) the Average Parent Share Price; or (iii) if the Average Parent Share Price is less than $7.74, 0.117.

“NASDAQ” means the NASDAQ stock market.

“NYSE” means the New York Stock Exchange.

“Order” means any injunction, order, judgment, ruling, decree or writ, in each case, by or before any Governmental Authority.

“Original SRC Members” means the members of the Strategic Review Committee set forth on Schedule 8.11(b).

“Parent Award” means a Parent Performance Restricted Share Award, Parent Restricted Share Award and Parent Option, as applicable, including, for the avoidance of doubt, any award that is denominated in shares and settled in cash.

“Parent Bye-Laws” means Parent’s Amended and Restated Bye-Laws adopted July 31, 2018.

“Parent Charter” means the Parent’s Memorandum of Association, as amended to the date of this Agreement.

“Parent IT Systems” means any and all hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology and communications equipment, owned or leased by or licensed to Parent or any of its Subsidiaries.

“Parent Lease” means any lease, sublease, license or other agreement under which Parent or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) or has the right to use or occupy, now or in the future, any real property.

“Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that has, or would reasonably be likely to have, a material adverse effect on the business, assets, properties, financial condition or results of operation of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include (except to the extent contemplated by the proviso at the end of this definition) the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general political or economic conditions (including changes in interest rates or exchange rates) or securities, credit, financial or capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries or businesses, or segments thereof, in which Parent and its Subsidiaries operate or in which products or services of Parent and its Subsidiaries are used or distributed, (iii) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretation of any of the foregoing) or the enforcement thereof, (iv) the negotiation, execution, announcement, pendency or performance of this Agreement, the Transactions or the terms hereof or the consummation of the Transactions and the identity of, or any other facts or circumstances specifically and particularly relating to, the Company or its Affiliates, including (A) effects relating to compliance with covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein and (B) any adverse effect caused by (I) the impact on the relationships of Parent and its Subsidiaries with customers, suppliers, distributors, partners, Governmental Authorities or employees or (II) shortfalls or declines in revenue, margins or profitability, (v) any acts of war, armed hostilities, sabotage, cyber-attacks or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism, (vi) earthquakes, wildfires, tornados, hurricanes, floods or other natural disasters, (vii) any Contagion Event, or any worsening of a Contagion Event or related matters existing as of the date of this Agreement, or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Authority in response thereto, (viii) any failure by Parent and its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the event, change, circumstance, effect, development or state of facts giving rise or contributing to such failure that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be likely to be a Parent Material Adverse Effect), (ix) the credit, financial strength, claims paying or other ratings (other than the facts underlying any such ratings) of Parent or any of its controlled Affiliates (it being understood that the event, change, circumstance, effect, development or state of facts giving rise or contributing to such ratings that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be likely to be a Parent Material Adverse Effect), (x) any matter set forth in the Parent Disclosure Letter or (xi) any action taken or omitted to be taken by Parent at the request of the Company; except, in the case of the foregoing clauses (i), (ii), (iii), (v), (vi) and (vii), to the extent that such event, change, circumstance, effect, development or state of facts (x) affects Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other businesses engaged in the industries in which Parent and its Subsidiaries operate and (y) with respect to the foregoing clause (vii) only, relates solely to insurance policies written after April 1, 2020.

“Parent Option” means each share option granted under Parent’s Share Incentive Plan and 2013 Omnibus Incentive Plan, as applicable.

“Parent Organizational Documents” means the Parent Charter and the Parent Bye-Laws.

“Parent Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering current or former employees, directors, officers or other service providers of Parent or any of its Subsidiaries.

“Parent Performance Restricted Share Award” means each award of performance-based restricted shares granted under the 2013 Omnibus Incentive Plan.

“Parent Plan” means each plan, program, policy, agreement or other arrangement (whether written or unwritten) covering current or former employees, directors, officers or other service providers of Parent or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) a Parent Pension Plan, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, transaction, retention or other similar agreement between such Person and Parent or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, life insurance, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute to or with respect to which Parent or any of its Subsidiaries has any liability, directly or indirectly, contingent or otherwise, other than, in each case, any such plan, program, policy, agreement or other arrangement sponsored by a Governmental Authority.

“Parent Restricted Share Award” means each award of restricted shares granted under the 2013 Omnibus Incentive Plan that is subject solely to service-based vesting requirements and not performance-based vesting requirements.

“Parent Rights” means, all options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate the company to issue, any Parent Shares or other equity or voting interests in Parent.

“Parent Share Plans” means the Share Incentive Plan and 2013 Omnibus Incentive Plan, as applicable, in each case as may be amended or restated from time to time.

“Parent Subsidiary Stock Rights” means any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Parent or any Subsidiary of Parent obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of Parent.

“Parent Termination Fee” means (i) if this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), $50,000,000 or (ii) if this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iv), $40,000,000.

“Parent Warrants” means the warrants exercisable for Parent Shares issued pursuant to that certain Warrant Subscription Agreement, dated as of December 22, 2011, by and among Parent and each of the signatories thereto.

“Permits” means, with respect to any Person, all material licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities necessary for the lawful conduct of such Person’s business.

“Permitted Liens” with respect to any Person means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, of such Person or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (iv) Liens granted in connection with the insurance or reinsurance business of such Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (A) in connection with (1) pledges of such instruments or investments to collateralize letters of credit delivered by such Person or its Subsidiaries, (2) the creation of trust funds for the benefit of ceding companies, (3) underwriting activities of such Person or its Subsidiaries, (4) deposit liabilities, and (5) statutory deposits and (B) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse or other record owner, (v) pledges or deposits by such Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records, (vii) Liens that have been placed by a third party on the fee title of real property constituting or real property over which the such Person has easement rights, (viii) Liens created by or through the actions of Parent or any of its Affiliates, with respect to Liens applicable to the Company, or the Company or any of its Affiliates, with respect to Liens applicable to Parent, (ix) Liens discharged at or prior to the Effective Time, (x) Liens incurred in the ordinary course of business securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively, (xi) any set of facts an accurate up-to-date survey would show; provided that such facts do not materially interfere with the present use of any real property, (xii) Liens incurred in the ordinary course of business since the most recent Company Financial Statements, with respect to the Company, or Parent Financial Statements, with respect to Parent, (xiii) Liens created in connection with investment transactions, including broker liens, securities lending transactions and repurchase transactions, (xiv) transfer restrictions imposed by Law, and (xv) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means all information, in any form, that, alone or in combination with other information, regards or is capable of being associated with an individual person or device, including an individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card or other financial information.

“PRA” means the U.K. Prudential Regulation Authority.

“Privacy Laws” means all laws regarding the Processing of Personal Information, including but not limited to laws, regulations, guidelines and codes of practice relating to data protection, information security, cybercrime, use of electronic data and privacy matters in any applicable jurisdictions.

“Private Warrants” means the warrants exercisable for Company Shares and issued to certain holders of the Company Preference Shares, in each case, pursuant to the applicable subscription agreement between the Company and the applicable holder of such Company Preference Shares.

“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Public Warrants” means the warrants issued pursuant to that certain Warrant Agreement, dated as of July 29, 2015, by and between Easterly Acquisition Corp. and Continental Stock Transfer & Trust Company, and converted into warrants exercisable for Company Shares pursuant to that certain Assignment, Assumption and Amendment Agreement, dated November 5, 2018, by and among Easterly Acquisition Corp., Continental Stock Transfer & Trust Company and the Company.

“Representatives” means, with respect to any Person, its officers, directors, employees, agents, financial advisors, investment bankers, attorneys, accountants and other advisors.

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be entered into by and between Parent and the Existing Shareholder substantially in the form attached hereto as Exhibit H.

“Required Approval” means the affirmative approval of a majority of the Original SRC Members that remain members of the Strategic Review Committee as of the time of a given proposed change, modification, amendment, waiver or extension; provided that if, as of such time, (a) less than three but more than zero Original SRC Members remain members of the Strategic Review Committee, the “Required Approval” shall mean the affirmative approval of all such remaining Original SRC Members or (b) zero Original SRC Members remain members of the Strategic Review Committee, or if the Strategic Review Committee shall have been dissolved or disbanded, the “Required Approval” shall mean either (i) the affirmative vote of at least seventy-five percent (75%) of the voting power of the Company Shares and the Company Preference Shares (in all cases excluding any Company Shares or Company Preference Shares held by any of CMB, China Minsheng Investment Group Corp., Ltd., CMIG International Holding Pte. Ltd. or any other direct or indirect parent companies of CMB or Subsidiaries of China Minsheng Investment Group Corp., Ltd. or any of their respective transferees), voting together as a single class, that are present (in person or by proxy) at a meeting of the shareholders of the Company held for such purpose at which at least two Persons holding or representing by proxy more than fifty percent (50%) of the voting power represented by the Company Shares that are entitled to vote thereat or (ii) the majority of the Independent Shareholder Representatives.

“Solvent” means, when used with respect to a Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing “debts” as they mature; (b) the assets of such Person at a “fair valuation” exceed its “debts” (including contingent liabilities); (c) to the extent that such Person is the Surviving Company, the excess of the “fair value” of the assets of such Person over its “liabilities” (including contingent and other liabilities) exceed such Person’s capital, (d) such Person will not have an unreasonably small amount of assets or capital for the operation of the businesses in which it is engaged or intends to engage, and (e) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (x) the quoted terms shall be defined as generally determined in accordance with applicable Laws governing determination of the insolvency of debtors and (y) “not have an unreasonably small amount of assets or capital for the operation of the businesses in which it is engaged or intends to engage” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations (including contingent and other liabilities) as they become due in the ordinary course.

“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company, Parent and Merger Sub as contemplated by the terms hereof.

“Strategic Review Committee” means the committee of independent directors of the Company Board, in existence as of the date of this Agreement, formed to conduct a review of strategic alternatives to the Company, including the Merger.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Tax” means all federal, national, provincial, state, local or foreign taxes, charges, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, capital, sales, use, recording, profits, share capital, license, payroll, social security, unemployment, premium, severance, stamp, documentary, occupation, windfall profits, disability, highway use, alternative or add-on minimum, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed and collected by a Governmental Authority, together with any interest, penalties, fines, surcharges, assessments or additions to tax imposed with respect to such amounts.

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Authority relating to Taxes or any amendment thereof.

“Trading Day” means any day on which the Parent Shares are traded on NASDAQ.

“Transactions” means, collectively, the transactions contemplated by this Agreement, the Statutory Merger Agreement, the Company Voting Agreement, the Parent Voting Agreement and the Transaction Matters Agreement, including the Merger.

“Waiver Agreements” means those Waiver Agreements, by and among Parent, the Company and employees of the Company substantially in the form attached hereto as Exhibit I.

(b)  The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in Section 8.11(a)	Section

Acceptable Company Confidentiality Agreement	Section 5.02(g)
Acceptable Parent Confidentiality Agreement	Section 5.03(f)
Agreement	Preamble
Alternative Financing	Section 5.14(b)

Terms Not Defined in Section 8.11(a)	Section

Alternative Financing Commitment Letter	Section 5.14(b)
Appraisal Withdrawal	Section 2.06(b)
Appraised Fair Value	Section 2.06(a)
Assumed Option	Section 2.05(a)
Assumed RSU Award	Section 2.05(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Bermuda Companies Act	Section 1.01
BMA Filing	Section 4.04
Book-Entry Share	Section 2.01(c)(iii)
Cash Electing Company Share	Section 2.01(c)(i)(A)
Cash Election	Section 2.01(c)(i)(A)
Certificate	Section 2.01(c)(iii)
Certificate of Merger	Section 1.02
Claim	Section 5.09(b)
Closing	Section 1.06
Closing Date	Section 1.06
CMB	Section 5.07
Code	Section 2.02(i)
Commitment Letters	Section 4.21(b)
Company	Preamble
Company Acquisition Agreement	Section 5.02(d)
Company Adverse Recommendation Change	Section 5.02(d)
Company Alternative Proposal	Section 5.02(h)
Company Board	Recitals
Company Board Recommendation	Section 3.03(b)
Company Capitalization Date	Section 3.02(a)
Company Disclosure Letter	Article III
Company Employee	Section 5.11(a)
Company Financial Statements	Section 3.05(c)
Company Insurance Approvals	Section 3.04
Company Insurance Policies	Section 3.16(c)
Company Insurance Subsidiary	Section 3.01(b)
Company Investment Assets	Section 3.12(a)
Company Investment Guidelines	Section 3.13 (b)(iv)
Company Material Contract	Section 3.15(b)
Company Notice	Section 5.02(d)
Company Preference Shares	Section 2.01
Company Reinsurance Contracts	Section 3.18(a)
Company Relevant Persons	Section 3.22(a)
Company Reserves	Section 3.19
Company SEC Documents	Section 3.05(a)
Company Shareholder Approval	Section 3.03(d)
Company Shareholders Meeting	Section 5.04(b)
Company Shares	Section 2.01
Company Statutory Statements	Section 3.17(a)

Terms Not Defined in Section 8.11(a)	Section

Company Superior Proposal	Section 5.02(i)
Company Voting Agreement	Recitals
Company Warrants	Section 2.04(b)
Continuation Period	Section 5.11(a)
CVR	Section 2.01(c)(i)(B)
CVR Agreement	Section 2.01(c)(i)(B)
Debt Commitment Letter	Section 4.21(a)
Debt Financing	Section 4.21(a)
Effective Time	Section 1.02
Election Deadline	Section 2.03(c)
Employee Matters	Section 3.11(b)
Equity Commitment Letter	Section 4.21(b)
Equity Financing	Section 4.21(b)
Equity Investor	Section 4.21(b)
Exchange Act	Section 3.04
Exchange Fund	Section 2.02(a)
Existing Shareholder	Recitals
Fee Letter	Section 4.21(a)
SFSA Filings	Section 4.04
Financing	Section 4.21(b)
Financing Agreements	Section 5.14(a)
Form of Election	Section 2.03(b)
Indemnitee	Section 5.09(a)
Indemnitees	Section 5.09(a)
Investment Management Agreement	Recitals
Joint Proxy Statement	Section 2.03(b)
Laws	Section 3.08(a)
Lenders	Section 4.21(a)
Lloyd’s Regulations	Section 3.16(f)
Merger	Recitals
Merger Application	Section 1.02
Merger Consideration	Section 2.01(c)(ii)
Merger Consideration Preference Shares	Section 2.01(c)(i)(C)
Merger Consideration Warrant	Section 2.01(c)(i)(C)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Shareholder Approval	Section 5.13
Merger Sub Shares	Section 2.01
Mixed Election	Section 2.01(c)(i)(C)
Non-Electing Company Share	Section 2.03(b)
Non-U.S. Company Plan	Section 3.10(e)
Non-U.S. Parent Plan	Section 4.10(e)
OFAC	Section 3.22(b)
Other Financing Arrangements	Section 5.14(a)
Paid Time Off Policy	Section 5.11(c)

Terms Not Defined in Section 8.11(a)	Section

Parent	Preamble
Parent Acquisition Agreement	Section 5.03(d)
Parent Adverse Recommendation Change	Section 5.03(d)
Parent Alternative Proposal	Section 5.03(g)
Parent Board	Recitals
Parent Board Recommendation	Section 4.03(b)
Parent Capitalization Date	Section 4.02(a)
Parent Certificate of Designation	Section 2.01(c)(i)(C)
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.05(c)
Parent Insurance Approvals	Section 4.04
Parent Insurance Policies	Section 4.16(c)
Parent Insurance Subsidiary	Section 4.16(a)
Parent Investment Assets	Section 4.12(a)
Parent Investment Guidelines	Section 4.15(b)(iv)
Parent Material Contract	Section 4.15(b)
Parent Notice	Section 5.03(d)
Parent Preference Shares	Section 4.02(a)
Parent Reinsurance Contracts	Section 4.18(a)
Parent Relevant Persons	Section 4.27(a)
Parent Reserves	Section 4.19
Parent SEC Documents	Section 4.05(a)
Parent Shareholder Approval	Section 4.03(d)
Parent Shareholders	Recitals
Parent Shareholders Meeting	Section 5.04(c)
Parent Shares	Section 4.02(a)
Parent Statutory Statements	Section 4.17(a)
Parent Superior Proposal	Section 5.03(h)
Parent Voting Agreement	Recitals
Parent Warrant Agreement	Section 2.01(c)(i)(C)
Paying Agent	Section 2.02(a)
Registrar	Section 1.02
Registration Statement	Section 2.03(b)
Required Cash Amount	Section 4.21(c)
Rights Agent	Section 2.01(c)(i)(B)
Sarbanes-Oxley Act	Section 3.05(a)
Satisfaction Date	Section 5.14(b)
SEC	Section 3.04
Securities Act	Section 3.05(a)
Securities Offerings	Section 5.14(a)
Series B Claims	Section 3.07(b)
Series B Preferred Shareholders	Section 3.07(b)
Share & CVR Electing Company Share	Section 2.01(c)(i)(B)
Share & CVR Election	Section 2.01(c)(i)(B)
Share & CVR Election Exchange Ratio	Section 2.01(c)(i)(B)

Terms Not Defined in Section 8.11(a)	Section

Share Issuance	Section 4.03(b)
Surviving Company	Section 1.01
Surviving Company Shares	Section 2.01(a)
Takeover Law	Section 3.14
Transaction Matters Agreement	Recitals
Transfer Taxes	Section 5.06
Upside Right Instrument	Section 2.01(c)(i)(C)
Upside Rights	Section 2.01(c)(i)(C)
U.K. Filings	Section 4.04
Walk-Away Date	Section 7.01(b)(i)

Section 8.12. Fees and Expenses. Except as otherwise provided in this Agreement, regardless of whether any or all of the transactions contemplated by this Agreement are consummated, each party shall bear its and its controlled Affiliates’ respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement, or any document delivered pursuant to this Agreement, and the consummation of the transactions contemplated hereby or thereby, including, all such fees, costs and expenses of its and its controlled Affiliates’ respective Representatives.

Section 8.13. Interpretation.

(a)  Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) references to “$” shall mean United States dollars; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified; (v) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (vi) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (vii) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (viii) any document shall be determined to have been “delivered,” “furnished,” “provided” or “made available” to a Person if such document has been uploaded to the electronic data rooms established by the Company at Datasite entitled Project Yoga or electronically delivered to such Person or its Representatives at least two Business Days prior to the date of this Agreement or is otherwise set forth in Section 8.13(a) of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable; (ix) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (x) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (xi) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; and (xii) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section.

(b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.14. Debt Financing. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its Affiliates hereby: (a) agrees that any action, suit or proceeding of any kind or description, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to this Agreement, the Debt Commitment Letter or the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court; (b) agrees that any such action, suit or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable Debt Commitment Letters or other applicable definitive document agreement relating to the Debt Financing; (c) agrees not to bring or support or permit any of its Subsidiaries to bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any action, suit or proceeding brought against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Debt Financing Parties will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (g) agrees that (and each other party hereto agrees that) the Debt Financing Parties are express third party beneficiaries of, and may enforce any of the provisions of this Section 8.14, and (h) agrees that the provisions of this Section 8.14 and the definitions of “Lenders” and “Debt Financing Parties” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way materially adverse to the Debt Financing Parties without the prior written consent of the Lenders. Notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of the Parent or Merger Sub under this Agreement or any Lender’s obligations to Parent or Merger Sub under the Debt Commitment Letters or Parent or Merger Sub, (and following the Closing Date, the Company or any of its Subsidiaries) under the definitive agreements governing the Debt Financing. This Section 8.14 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

by	/s/ Kernan V. Oberting
	Name:	Kernan V. Oberting
	Title:	President & CEO

THIRD POINT REINSURANCE LTD.

by	/s/ Sid Sankaran
	Name:	Sid Sankaran
	Title:	Director

YOGA MERGER SUB LIMITED

by	/s/ Janice Weidenborner
	Name:	Janice Weidenborner
	Title:	Group General Counsel

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

THIS STATUTORY MERGER AGREEMENT is dated [●], 2020 (this “Agreement”).

BETWEEN:

(1)	Sirius International Insurance Group, Ltd., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at [Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda] (hereinafter called the “Company”);

(2)	Third Point Reinsurance Ltd., an exempted company limited by shares incorporated under the laws of Bermuda having its principal office at [●] (hereinafter called “Parent”); and

(3)	Yoga Merger Sub Limited, an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at [●] (hereinafter called “Merger Sub”).

WHEREAS:

(A)	Merger Sub is a wholly-owned subsidiary of Parent;

(B)	This Agreement is the Statutory Merger Agreement referred to in the Agreement and Plan of Merger among Parent, Merger Sub and the Company, dated August 6, 2020 (the “Agreement and Plan of Merger”); and

(C)	Parent, Merger Sub and the Company have agreed that Merger Sub will, subject to the terms and conditions set forth herein and in the Agreement and Plan of Merger, merge with and into the Company, with the Company continuing as the Surviving Company, in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”).

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS

Unless otherwise defined herein, capitalized terms have the same meaning as used and defined in the Agreement and Plan of Merger.

2.	EFFECTIVENESS OF MERGER

(a)	The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company surviving such Merger and continuing as the Surviving Company.

(b)	The Merger shall be conditional on the satisfaction on or prior to the Closing Date of each of the conditions to the Merger identified in Article VI of the Agreement and Plan of Merger.

(c)	The Merger shall become effective at the Effective Time.

Ex. A - 1

3.	NAME OF SURVIVING COMPANY

The Surviving Company shall be Sirius International Insurance Group, Ltd.

4.	MEMORANDUM OF ASSOCIATION

The memorandum of association of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the memorandum of association of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

5.	BYE-LAWS

The bye-laws of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to be in the form of the bye-laws of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

6.	DIRECTORS AND OFFICERS

The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

7.	CONVERSION OF SECURITIES

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any share capital of Merger Sub or the Company:

(a)	each common share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) duly authorized, validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Surviving Company;

(b)	all Company Shares that are owned by the Company as treasury shares and any Company Shares issued and outstanding immediately prior to the Effective Time and owned by the Company, Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor;

Ex. A - 2

(c)	subject to paragraphs (b) and (d), each Company Share that is issued and outstanding immediately prior to the Effective Time, other than any Company Share that is subject to any Company Award, shall automatically be canceled and converted into and shall thereafter represent the right to receive the Merger Consideration; all such Company Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and other payments as set out in the Agreement and Plan of Merger; and

(d)	notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall automatically be cancelled and, unless otherwise required by applicable Law, converted into the right to receive the Merger Consideration as set out in the Agreement and Plan of Merger and, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act is greater than the Merger Consideration, any holder of Dissenting Shares shall be entitled to receive such difference from the Surviving Company by payment made within 30 days after such fair value is finally determined pursuant to such appraisal procedure.

8.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

9.	NOTICES

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

IF TO PARENT OR MERGER SUB, TO:

[●]
Facsimile:	[●]
Attention:	[●]

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Nicholas F. Potter
Email:	nfpotter@debevoise.com

Ex. A - 3

IF TO THE COMPANY, TO:

Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor
Hamilton HM11 Bermuda
Attention:	Gene Boxer
E-mail:	Gene.Boxer@siriusgroup.com

with copies to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:	Sean M. Keyvan
Jonathan A. Blackburn
E-mail:	skeyvan@sidley.com
jblackburn@sidley.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

10.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the exclusive jurisdiction of the courts of Bermuda.

Signature Page Follows

Ex. A - 4

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first written above.

SIGNED for and on behalf of
THIRD POINT REINSURANCE LTD.

By:

Name:

Title:

Witnessed:

By:

SIGNED for and on behalf of
YOGA MERGER SUB LIMITED

By:

Name:

Title:

Witnessed:

By:

SIGNED for and on behalf of
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:

Name:

Title:

Witnessed:

By:

[Signature Page to Statutory Merger Agreement]